As filed with the Securities and Exchange Commission on July 31, 2020

Registration No. 333-239892

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Applied UV, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3648	84-4373308
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 N. Macquesten Parkway

Mount Vernon, NY 10550

(914) 665-6100

(Address, including zip code, and telephone number, including area code,

“of registrant’s principal executive offices)

Keyoumars Saeed

Chief Executive Officer

Applied UV, Inc.

150 N. Macquesten Parkway

Mount Vernon, NY 10550

(914) 665-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.
Jeffrey P. Wofford, Esq.	Lawrence Cohen, Esq.
Carmel, Milazzo & Feil LLP	Gordon Rees Scully Mansukhani, LLP
55 West 39th Street, 18th Floor	Two North Central Avenue, Suite 2200
New York, New York 10018	Phoenix, AZ 85004
Telephone: (212) 658-0458	Telephone: (602) 794-2485

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee (4)
Common Stock, $0.0001 par value per share (1)(4)	1,150,000	$5.00	$5,750,000	$746.35
Warrants to purchase Common Stock to be issued to the Underwriter (2)(5)
Common Stock issuable upon exercise of Warrants to purchase Common Stock to be issued to the Underwriters (2)(4)	80,000	$6.25	$500,000	$64.90
Total	1,230,000	--	$6,250,000	$811.25

(1)      Includes 150,000 shares that may be purchased by the underwriters pursuant to their over-allotment option that may be exercised over a 45 period.

(2)      We have agreed to issue to the representative of the several underwriters, who we refer to as the representative, warrants to purchase the number of shares of common stock in the aggregate equal to eight percent (8%) of the shares of common stock to be issued and sold in this offering (excluding shares of common stock sold to cover over-allotments, if any). The warrants are exercisable for a price per share equal to 125% of the public offering price.

(3)      There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(4)      Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(5)      No fee required pursuant to Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 31, 2020

PRELIMINARY PROSPECTUS

Applied UV, Inc.

1,000,000 Shares of Common Stock

This is an initial public offering of shares of common stock of Applied UV, Inc. We are offering 1,000,000 shares of our common stock. Upon completion of this offering, a single shareholder will own approximately 81% of our outstanding common stock (approximately 79% if the underwriters exercise their over-allotment option in full). For additional information regarding this shareholder, see “Principal Stockholders.” Upon completion of this offering, we will be a “controlled company” within the meaning of the listing rules of The Nasdaq Stock Market LLC.

Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price will be $5.00 per share. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “AUVI” which listing is a condition to this offering.

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Network 1 Financial Securities, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, 1,000,000 shares of common stock and the representative shall have an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 150,000 shares of common stock.

We intend to use the proceeds from this offering for laboratory testing, expansion of sales staff, and general corporate purposes, including working capital and sales and marketing activities. See “Use of Proceeds.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

	Per Share	Total
Initial public offering price	$5.00	$5,000,000
Underwriting discounts and commissions (1)(2)	$0.45	$450,000
Proceeds, before expenses, to us	$4.55	$4,550,000

(1)	Represents underwriting discount and commissions equal to 9% per share (or $0.45 per share), which is the underwriting discount we have agreed to pay on all investors in this offering introduced by the underwriters.

(2)	Does not include a non-accountable expense allowance equal to 2% of the gross proceeds of this offering, payable to Network 1 Financial Securities, Inc., as representative of the underwriters, or the reimbursement of certain expenses of the underwriters. See “Underwriting” beginning on page 72 of this prospectus for additional information regarding underwriting compensation.

In addition to the underwriting discounts listed above and the non-accountable expense allowance described in the footnote, we have agreed to issue upon the closing of this offering to Network 1 Financial Securities, Inc., as representative of the underwriters, warrants that will expire on the fifth anniversary of the effective date of this registration statement entitling the representative to purchase 8% of the number of shares of common stock sold in this offering (excluding shares of common stock sold to cover over-allotments, if any). The registration statement of which this prospectus is a part also covers the underwriters’ warrants and the common shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting” beginning on page 72.

We have granted the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 150,000 shares of common stock on the same terms as the other shares being purchased by the underwriters from us.

The underwriters expect to deliver the shares against payment in New York, New York on             , 2020.

Prospectus dated                , 2020

N E T W O R K 1 F I N A N C I A L

S E C U R I T I E S, I N C.

Through and including        , 2020 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the underwriters, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” the “registrant,” “we,” “our,” or “us” in this prospectus mean Applied UV, Inc. and its subsidiaries;

●	an initial public offering price of our common stock of $5.00 per share;

●	“year” or “fiscal year” mean the year ending December 31st;

●	all common share and per common share information in this prospectus gives effect to a 1 for 5 reverse stock split of our common stock, which became effective as of June 17, 2020, and all preferred share and per preferred share information in this prospectus gives effect to a 1 for 5 reverse stock split of our preferred stock, which became effective as of June 23, 2020, and

●	all dollar or $ references, when used in this prospectus, refer to United States dollars.

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Market Data

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of the worldwide coronavirus pandemic. Accordingly, those third-party projections may be overstated and should not be given undue weight. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

As used in this prospectus, all references to “capital stock,” “common stock,” “Shares,” “preferred stock,” “stockholders,” “shareholders” applies only to Applied UV, Inc. and “we,” “our,” “us,” the “Company,” the “registrant,” or “Applied UV” refer to Applied UV, Inc., a Delaware corporation and its subsidiaries, which currently consist of SteriLumen, Inc., a New York corporation (“SteriLumen”) and Munn Works, LLC, a New York limited liability company (“Munn Works”).

About our Company

The Company was formed on February 26, 2019, for the purpose of acquiring all of the equity of SteriLumen and Munn Works. The Company acquired all of the capital stock of SteriLumen in March of 2019 pursuant to two exchange agreements in which the shareholders of SteriLumen exchanged all of their shares in SteriLumen for shares of common stock in the Company. The Company acquired all of the membership interests of Munn Works in July of 2019 pursuant to an exchange agreement in exchange for shares of common stock in the Company. The Company conducts all of its operations through SteriLumen and Munn Works.

SteriLumen. SteriLumen was incorporated on December 8, 2016 in New York for the purpose of developing, designing and manufacturing disinfection systems, that eliminate pathogens that may cause healthcare-acquired infections (“HAIs”), for distribution and sale to facilities that have high customer or patient turnover such as hospitals, assisted living facilities, doctors’ offices and walk-in clinics as well as hotels, cruise lines, airplanes, schools, government buildings, commercial offices and other facilities that offer access to the public. SteriLumen has developed, designed and manufactured a unique, patented and automated disinfecting system that will be embedded into certain bathroom fixtures (in each case, a “SteriLumen Disinfecting System”), which we believe will be effective in reducing HAIs caused by viruses, bacteria, fungi, and other pathogens, including SARS-CoV-2, the virus that causes COVID-19 (referred to herein as the “Coronavirus”) and human coronaviruses in general. The SteriLumen Disinfecting System currently has five product lines: (i) disinfecting back-lit mirror that replaces the typical mirror (and wall lighting) found above the sink in a public facility bathroom; (ii) disinfecting drain device; (iii) disinfecting shelf that would be installed above the sink in cases where there is not enough room for a bathroom mirror or beneath an existing bathroom mirror; (iv) disinfecting mirrored medicine cabinet for residential use and (v) retrofit kit. The Company has received confirmation from the U.S. Food & Drug Administration that the SteriLumen Disinfecting System is not a “device” under Section 201(h) of the Federal Food, Drug, and Cosmetic Act (the “FDA Act”) and therefore the Company is not required to comply with the requirements of the FDA Act.

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The SteriLumen Disinfecting System has previously been submitted to ResInnova Laboratories (“ResInnova”), a laboratory that tests products that reduce pathogens on solid and porous surfaces, for an analysis of its effectiveness in killing certain pathogens such as Clostridium difficile spores (“C diff”), Escherichia coli (“E coli”) and Staphylococcus aureus (“MRSA”). ResInnova provided SteriLumen with their findings in a report dated September 8, 2017, which were updated on May 8, 2020 (the “Initial ResInnova Report”) which found the SteriLumen Disinfecting System to be effective in dramatically reducing pathogens in the bathroom vanity/sink area. In a Report dated June 30, 2020, ResInnova found the SteriLumen Disinfecting System to be effective in killing OC43 human coronavirus (“OC43”), which according to ResInnova is a common surrogate for SARS-CoV-2, as described in further detail under “Business—Second ResInnova Report.” The ResInnova study did not test the SteriLumen Disinfecting System against SARS-CoV-2. Furthermore, SteriLumen has an agreement (the “Mount Sinai Agreement”) with Icahn School of Medicine at Mount Sinai (“Mount Sinai”) dated April 20, 2020, in which the Company will sponsor an evaluation by Mount Sinai of the effectiveness of the SteriLumen Disinfecting System in 17 patient bathrooms in Mount Sinai St. Luke’s Hospital in New York, NY. Mount Sinai has agreed to provide SteriLumen the results of their research in a report by the second quarter of 2021 as well as publishing their results in an academic, peer-reviewed journal. The Initial ResInnova Report and the Mount Sinai Agreement are more fully described in the sections entitled “Business—SteriLumen—The Initial ResInnova Report,” and “—The Mount Sinai Agreement.”

Since its inception, SteriLumen has devoted substantially all of its efforts to research and development, business planning, recruiting management and sales personnel, raising capital, developing relationships with existing and new suppliers and creating its own network of professional consultants. SteriLumen has manufacturing and assembly suppliers in Warwick, Rhode Island, southern China and South Korea, and warehousing and distribution suppliers in California. By outsourcing the manufacturing, assembly, warehousing and distribution of SteriLumen Disinfecting Systems and other related products, we can efficiently focus our resources on the design, marketing and sales of SteriLumen’s products while keeping overhead costs lower. SteriLumen recently sold in Saudi Arabia and is currently in discussions with two major international hotel chains who have expressed interest in reducing pathogen levels in their hotels and restaurants.

HAIs. The U.S. Center for Disease Control (“CDC”) defines HAIs as infections patients contract, while receiving treatment in a healthcare facility. HAI is a significant problem in the United States and is the cause of an estimated 99,000 deaths annually. The CDC states that preventing HAI is a national priority. Between 2000 and 2050, the percentage of people aged 85 and over will increase by 350%1. This estimated increase will result in more HAIs for this age group. While this problem is of great concern to the elderly, it also affects the population at large.2 Research shows that the most common germs causing HAIs are C diff (12%), MRSA(11%), E coli (9%), and Candida auris (7%).3 Environmental disinfection is an important method in reducing the risk of HAIs. Evidence shows that traditional cleaning methods still leave persistent contamination of environmental surfaces.4 Without question, secondary disinfection technologies are needed for reducing the risk of surface contamination.

According to the CDC:

•	approximately 1.7 million people in the United States contract a HAI every year, or 1 out of every 25 hospital patients;

•	an estimated 99,000 people die from HAI’s annually;

•	HAI cost to the healthcare system is $45 billion annually;

•	patients with a HAI spend an average of 6.5 extra days in the hospital; and

•	patients with a HAI are five times more likely to be readmitted and twice as likely to die.

HAI’s are preventable, and the federal government has instituted policies and penalties to ensure this issue is being addressed. In 2009, the Centers for Medicare and Medicaid Services (“CMS”) stopped paying hospital-related reimbursement for patients who acquired a HAI during their hospital stay. In 2011, CMS established fines for facilities with high rates of infection. The effects of reduced reimbursements have seriously impacted healthcare facilities. Some facilities have reported a reduction of up to 40% of their total revenue due to lost reimbursement.

______________________

1 American Journal of Infection Control (“AJIC”)

2 AJIC

3 AJIC

4 AJIC

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Munn Works. Munn Works was formed on November 9, 2012, as a New York limited liability company. It manufactures and supplies custom designed decorative framed mirrors, framed art, and bathroom vanities primarily to the hospitality market. Max Munn, the President of Applied UV, is also the Chief Executive Officer of Munn Works and has been involved in related businesses for over 35 years. Munn Works manufactures its products domestically and overseas. Its domestic manufacturing operations are located in its headquarters in Mount Vernon, New York. Munn Works supplies the major hotel brands in North America with its products. These brands include Hilton Hotels & Resorts, the various Hyatt branded hotels, the various Marriott branded hotels, Four Seasons Hotels and Resorts and the subsidiary hotel brands for each of these major brands. Munn Works has a national sales force and an established distribution network for hotels and restaurants in every major market in the United States and has begun to develop a distribution network for the assisted living market. These distribution networks will also be a significant asset for SteriLumen, as those networks will be utilized for the marketing and sales of the SteriLumen Disinfecting System. Additionally, Munn Works advertises its products in hotel design magazines and participates in major national trade shows. During the last three years, Munn Works has significantly expanded its sales force, including hiring a vice president of sales, increased investments in advertising, including expanding its presence at industry trade shows and full-page advertising in trade magazines such as Boutique Design and Hospitality Design and establishing a presence on social media outlets such as Facebook, Instagram, and Twitter.

Recent Developments

Acquisition of SteriLumen and Munn Works. The Company acquired all of the issued and outstanding common shares of SteriLumen pursuant to an Exchange Agreement dated March 26, 2019 among the Company, SteriLumen and the shareholders of SteriLumen in which the SteriLumen shareholders exchanged their SteriLumen common shares for 201,252 shares of Company common stock, of which Laurie Munn, the spouse of Max Munn, our President and a director of the Company, received 200,000 shares. The Company acquired all of the issued and outstanding preferred shares of SteriLumen pursuant to an Exchange Agreement dated March 27, 2019 among the Company, SteriLumen and Laurie Munn in which Ms. Munn exchanged all of her SteriLumen Series A preferred stock for 1,800,000 shares of Company common stock and 2,000 shares of Company Series A preferred stock. Upon consummation of this exchange the Company owned 100% of the capital shares of SteriLumen. The Company acquired all of the membership interests in Munn Works pursuant to an Exchange Agreement dated July 1, 2019 among the Company, Munn Works and Laurie Munn in which Laurie Munn exchange her membership interests in Munn Works for 3,000,000 shares of Company common stock. All of the equity in the Company owned by Laurie Munn has been transferred to The Munn Family 2020 Irrevocable Trust, of which the spouse of Max Munn is the trustee.

Effects of Coronavirus Outbreak. In December 2019, a novel strain of Coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On January 30, 2020, the World Health Organization declared the outbreak of Coronavirus a “Public Health Emergency of International Concern.” On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

The spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets and supply chains. The pandemic has had, and could have a significantly greater, material adverse effect on the U.S. economy where we conduct a majority of our business. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

Most states and cities have reacted by instituting quarantines, restrictions on travel, “stay at home” and “social distancing” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it. On March 20, 2020, the Governor of New York announced a stay at home order to go into effect on March 22, 2020, that has been extended to at least June 6, 2020, unless regions in the state can meet certain criteria related to the Coronavirus. Pursuant to this order, non-essential businesses were forced to close. However, as of the date of this prospectus, our Mount Vernon office is open with the majority of our employees working from home.

We have taken steps to take care of our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. We have also taken precautions with regard to employee, facility, and office hygiene as well as implementing significant travel restrictions. We are also assessing our business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our suppliers, our customers, and the public at large to the extent we are able to do so. We have and will continue to carefully review all rules, regulations, and orders and responding accordingly.

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We are dependent upon suppliers to provide us with all of the raw materials for products that we manufacture and sell and we currently manufacture the majority of our products in China. The pandemic has impacted and may continue to impact suppliers of materials and the manufacturing locations for our products. As a result, we have faced and may continue to face delays or difficulty manufacturing certain products, which could negatively affect our business and financial results. Even if we are able to find alternate sources for materials and manufacturing, they may cost more, which could adversely impact our profitability and financial condition. Also, because of the disruption to travel and the decline in the demand for and the closure of hotels, Munn Works has experienced and may continue to experience a decline in demand for its products which could have a material adverse effect on its operations and financial condition.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having the virus, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

Although it is difficult to predict the effect and ultimate impact of the Coronavirus outbreak on our business, it is likely that the impact of Coronavirus will adversely affect our results of operations, financial condition and cash flows in fiscal year 2020. See “Risk Factors—Risks Related to our Business and Operations—The Coronavirus pandemic may cause a material adverse effect on our business.”

Options. On February 18, 2020, the Board approved the grant to each member of the Board, on a quarterly basis, of options to purchase 500 shares of the Company’s common stock at a per share exercise equal to the greater of $2.50 and the market value per share of the Company’s common stock on the date of the grant. Market value will be determined by an independent valuation company engaged by the Company; provided, however, if on the date of the grant the Company common stock is listed on a national exchange or quoted on an established quotation system, then the market value shall equal the closing price of the Company common stock listed on such exchange or quoted on such quotation system on the trading day immediately prior to the date of the grant. On April 1, 2020, we issued options to purchase 2,000 shares of Company common stock to members the Board, of which 1,250 have been cancelled. The options are subject to equal quarterly vesting over a one-year period. On July 1, 2020, we issued an additional 1,000 options to certain Board members. To date 375 of these options have vested. On July 9, 2020, the Board cancelled any further issuance of these quarterly options.

Applied UV, Inc. 2020 Omnibus Incentive Plan. On May 4, 2020, we adopted the Applied UV, Inc. 2020 Omnibus Incentive Plan (the “Plan”). Under the Plan, the Company may grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards. Awards of up to 600,000 shares of common stock to Company employees, officers, directors, consultants, and advisors are available under the Plan. The type of grant, vesting provisions, exercise price and expiration dates are to be established by the Board at the date of grant.

Mount Sinai Agreement. On April 20, 2020, SteriLumen entered into the Mount Sinai Agreement pursuant to which Mount Sinai has agreed to conduct a study of the effectiveness of the SteriLumen Disinfecting System in 17 patient bathrooms at Mount Sinai St. Luke’s Hospital in New York, NY. SteriLumen will be responsible for funding the direct and indirect costs of Mount Sinai’s research in the amount of $160,000 plus all of the cost of microbiological testing. To the extent any intellectual property resulting from the research is conceived by Mount Sinai it will be the intellectual property of Mount Sinai and to the extent it is conceived by SteriLumen it will be the intellectual property of SteriLumen. SteriLumen has a 60-day exclusive option to negotiate a license for Mount Sinai’s resulting patent rights if such patent was obtained at SteriLumen’s request and SteriLumen has paid for all the costs in obtaining the patent. If the results of the study contained in Mount Sinai’s final report are used by SteriLumen in a successful regulatory filing or a successful fundraising effort, the Sponsor will be obligated to pay Mount Sinai a fee of $30,000.

Second ResInnova Report. In April 2020, the Company submitted the SteriLumen Disinfecting System to ResInnova for testing on its effectiveness in killing the Coronavirus. ResInnova tested the SteriLumen mirror and drain product lines against OC43. In a Report dated June 30, 2020, ResInnova found the SteriLumen mirror and drain to be greater than 97% and 99.99%, respectively, effective in killing the OC43 human coronavirus in the bathroom sink area. According to ResInnova, it is expected that the Coronavirus, will be killed in a similar manner to OC43 since they both are in the Beta genre of coronaviruses. See “Business—Second ResInnova Report” and “Risk Factors—Certain ResInnova Testing Limitations.”

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Paycheck Protection Program Loan. On May 4, 2020, Munn Works received $296,287 in net proceeds from a loan (the “PPP Loan”) from JP Morgan Chase Bank under the Paycheck Protection Program (“PPP”), which was established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration. The proceeds from the PPP Loan will be used in accordance with the terms of the CARES Act program, as described further below.

The term of the PPP Loan is two years with an interest rate of 1.00% per annum, which shall be deferred for the first six months of the term of the loan. Pursuant to the terms of the CARES Act, the proceeds of the PPP Loan may be used for payroll costs, mortgage interest, rent, or utility costs. Under the terms of the CARES Act, Munn Works can apply for and be granted forgiveness for all or a portion of the PPP Loan. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds in accordance with the terms of the CARES Act, as described above, during the 8-week period after loan origination and the maintenance or achievement of certain employee levels. No assurance is provided that Munn Works will obtain forgiveness under the PPP Loan in whole or in part.

Reverse Stock Splits. On June 17, 2020 and June 23, 2020, the Company effected a 1 for 5 reverse stock split of its issued and outstanding Common Stock and effected a 1 for 5 reverse stock split of its issued and outstanding preferred stock, respectively (each a "Reverse Stock Split") by filing on each date an amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. No fractional shares were issued as a result of a Reverse Stock Split. Any fractional shares that would have resulted from a Reverse Stock Split were rounded up to the nearest whole share. The authorized common stock and preferred stock of the Company was not impacted by the Reverse Stock Splits. The Company has retrospectively adjusted the 2018, 2019 financial statements for profit per share and share amounts as a result of the reverse stock splits.

Appointment of Executive Officers. On June 30, 2020 the Company entered into employment agreements and appointed the Company’s Chief Executive Officer and Chief Operations Officer.

Non-Employee Director Compensation. On July 9, 2020 the Board approved a compensation package for non-employee directors of the Board. The compensation for non-employee directors include; (i) for each newly appointed director, a one-time issuance of 10,000 shares of restricted common stock which vests evenly on an annual basis over a four year period beginning on January 1 of the next calendar year from the date of issuance; (ii) the annual issuance of 7,500 shares of restricted common stock to each such director which vests in full on January 1 of the next calendar year from the date of issuance; (iii) quarterly cash payments of $6,250 to each such director, commencing November 1, 2020; (iv) the annual issuance of 10,000 shares of restricted common stock to the Chairman of the Board, which vests in full on January 1 of the next calendar year from the date of issuance and (v) the annual issuance of 5,000 shares of restricted common stock to each chairman of the Audit, Compensation and Nominating and Corporate Governance committees, which vests in full on January 1 of the next calendar year from the date of issuance.

Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” which begins on page 10 of this prospectus.

Information Regarding our Capitalization

As of July 31, 2020, we have 5,333,402 shares of common stock issued and outstanding, of which Max Munn, our President and a director of the Company has beneficial ownership of 5,000,000 shares through a trust for which his spouse is the trustee. We also have 2,000 shares of Series A preferred stock issued and outstanding which provide the holder thereof with 1,000 votes per share (2 million votes in aggregate) and vote as a single class with common stock on all matters submitted to the shareholders for a vote. Mr. Munn is the beneficial owner of all of the Series A Preferred Stock through a trust in which his spouse is the trustee. Additional information regarding our issued and outstanding securities may be found under “Market for Common Equity and Related Stockholder Matters” and “Description of Securities.”

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

Corporate Information

Our principal executive offices are located at 150 N. Macquesten Parkway, Mount Vernon, NY 10550. Our website address is www.applieduvinc.com. The information included on our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

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These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

SUMMARY OF THE OFFERING

Common stock offered by us	1,000,000 shares.

Common stock outstanding prior to the offering (1)	5,333,402 shares common stock.

Common stock to be outstanding after the offering (2)	6,393,129 (6,543,129 shares if the underwriters exercise their option to purchase additional shares in full).

Over-allotment option of common stock offered by us	The underwriters have a 45-day option to purchase up to 150,000 additional shares of common stock.

Use of Proceeds	We currently intend to use the net proceeds to us from this offering to hire additional employees, including executive officers and sales professionals and for general corporate purposes, including working capital and sales and marketing activities. See the section of this prospectus titled “Use of Proceeds” beginning on page 30.

Proposed Listing	We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “AUVI” which listing is a condition to this offering.

Underwriters’ warrants	Upon the closing of this offering, we have agreed to issue to Network 1 Financial Securities, Inc., as representative of the underwriters, warrants, that will expire on the fifth anniversary of the effective date of this offering, entitling the representative to purchase 8% of the number of shares of common stock sold in this offering (excluding shares of common stock sold to cover over-allotments, if any). The registration statement of which this prospectus is a part also covers the underwriters’ warrants and the common shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

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Lock-up agreements	Our executive officers and directors have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	As of July 31, 2020. Does not include 59,727 shares of common stock to be issued upon the effectiveness of the registration statement related to the offering or 85,000 shares of our common stock issuable upon exercise of common stock purchase warrants. For voting purposes only, does not include 2,000 shares of preferred stock that have been designated as Series A Preferred Stock, all of which are issued and outstanding and are entitled to 1,000 votes per share (2,000,000 votes in aggregate) and vote with the common stock as a single class.
(2)	Does not include 165,000 shares of our common stock issuable upon exercise of common stock purchase warrants. For voting purposes only, does not include 2,000 shares of preferred stock that have been designated as Series A Preferred Stock, all of which are issued and outstanding and are entitled to 1,000 votes per share (2,000,000 votes in aggregate) and vote with the common stock as a single class.

On June 17, 2020 we effected a 1 for 5 reverse stock split of the issued and outstanding shares of our common stock. On June 23, 2020 we effected a 1 for 5 reverse stock split of the issued and outstanding shares of our preferred stock. Except as otherwise indicated, all of the common stock and preferred stock information in this prospectus gives effect to the reverse stock splits.

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RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

Risks Related to Our Business and Operations

The Company operates through SteriLumen and Munn Works and its only material assets are its equity interests in those subsidiaries. As a result, our only current source of revenue is distributions from our subsidiaries and SteriLumen has incurred losses since its inception and we anticipate it will continue to incur significant losses for the foreseeable future and revenue from Munn Works may not be sufficient to offset those loses.

The Company is a holding company for SteriLumen and Munn Works and has no material assets other than its equity interests in those subsidiaries. Therefore, the only current revenue source is future distributions from its subsidiaries. SteriLumen is an early-stage designer and marketer of disinfection systems with limited operating history spanning from December 2016. We expect negative cash flows from SteriLumen’s operations for the foreseeable future which may not be off-set by cash flows from Munn Works. Our utilization of cash has been and will continue to be highly dependent on SteriLumen’s product development programs and cash flow from Munn Works’ operations. Our cash expenses will be highly dependent on the product development programs SteriLumen chooses to pursue, the progress of these product development programs, the results of SteriLumen’s validation/marketing studies, the terms and conditions of SteriLumen’s contracts with service providers and manufacturing contractors, and the terms of recruitment of facilities in our validation/marketing studies. In addition, the continuation of SteriLumen’s validation/marketing studies, and quite possibly its entire business, will depend on results of upcoming clinical data analyses and our financial resources at the time. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on our financial condition and SteriLumen’s ability to develop its product candidates.

SteriLumen has devoted substantially all of its financial resources to develop its product candidates. SteriLumen has financed its operations primarily through the contributions of its founders. The amount of SteriLumen’s future net losses will depend, in part, on the development of adequate distribution channels for the SteriLumen Disinfecting System, the demand for the SteriLumen Disinfecting System, the rate of its future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. Disinfection product development is a highly speculative undertaking and involves a substantial degree of risk. SteriLumen successfully completed the prototype phase of testing and development for the SteriLumen Disinfecting System, but has not yet commenced pivotal testing in health care facility settings. Even if SteriLumen obtains positive results from such testing, its future revenue will depend upon its ability to achieve sufficient market acceptance, pricing, the performance of its independent sales representatives and its manufacturing and distribution suppliers.

We expect SteriLumen to continue to incur significant losses until it is able to commercialize the SteriLumen Disinfecting System, which it may not be successful in achieving. We anticipate that SteriLumen’s expenses will increase substantially if and as SteriLumen:

•	continues the research and development of the SteriLumen Disinfecting System and other disinfecting products;

•	expands the scope of its testing for the SteriLumen Disinfecting System and other disinfecting products;

•	establishes a sales, marketing, and distribution infrastructure to commercialize its product candidates;

•	seeks to maintain, protect, and expand its intellectual property portfolio;

•	seeks to attract and retain skilled personnel; and

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•	creates additional infrastructure to support its product candidate development and planned future commercialization efforts.

Furthermore, any additional fundraising efforts may divert our management from our subsidiaries’ day-to-day activities, which may adversely affect our ability to develop and commercialize their product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

The pandemic caused by the spread of the Coronavirus could have an adverse impact on our financial condition and results of operations and other aspects of our business.

In December 2019, a novel strain of Coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On January 30, 2020, the World Health Organization declared the outbreak of Coronavirus a “Public Health Emergency of International Concern.” On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

The spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets and supply chains. The pandemic has had, and could have a significantly greater, material adverse effect on the U.S. economy where we conduct a majority of our business. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity

Most states and cities have reacted by instituting quarantines, restrictions on travel, “stay at home” and “social distancing” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it. On March 20, 2020, the Governor of New York announced a stay at home order to go into effect on March 22, 2020 that has been extended to at least June 6, 2020, unless regions in the state can meet certain criteria related to the Coronavirus. Pursuant to this order, non-essential businesses were forced to close. However, as of the date of this prospectus, our Mount Vernon office and factor is open.

We have taken steps to take care of our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. We have also taken precautions with regard to employee, facility, and office hygiene as well as implementing significant travel restrictions. We are also assessing our business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our suppliers, our customers, and the public at large to the extent we are able to do so. We have and will continue to carefully review all rules, regulations, and orders and responding accordingly.

We are dependent upon suppliers to provide us with all of the raw materials for products that we manufacture and sell and we currently manufacture the majority of our products in China. The pandemic has impacted and may continue to impact suppliers of materials and the manufacturing locations for our products. As a result, we have faced and may continue to face delays or difficulty manufacturing certain products, which could negatively affect our business and financial results. Even if we are able to find alternate sources for materials and manufacturing, they may cost more, which could adversely impact our profitability and financial condition.

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If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having the virus, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

Although it is difficult to predict the effect and ultimate impact of the Coronavirus outbreak on our business, it is likely that the impact of Coronavirus will adversely affect our results of operations, financial condition and cash flows in fiscal year 2020.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of goods and services. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continuing economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition, and results of operations, including by:

•	reducing demand for our products and services, increasing order cancellations and resulting in longer sales cycles and slower adoption of new technologies;

•	increasing the difficulty of collecting accounts receivable and the risk of excess and obsolete inventories;

•	increasing price competition in our served markets; and

•	resulting in supply interruptions, which could disrupt our ability to produce our products.

We could need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

To remain competitive, we must continue to make significant investments in the development of our products, the expansion of our sales and marketing activities, and the expansion of our operating and management infrastructure as we increase sales domestically and internationally. If cash generated from our operations is insufficient to fund such growth, we could be required to raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures.

The following factors, among others, could affect our ability to obtain additional financing on favorable terms, or at all:

•	our results of operations;

•	general economic conditions and conditions in the sanitation and disinfection industries and performance of sanitation devices as opposed to sanitation and disinfection substances;

•	the perception of our business in the capital markets;

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•	making capital improvements to improve our infrastructure;

•	hiring qualified management and key employees;

•	responding to competitive pressures;

•	complying with regulatory requirements, if any;

•	our ratio of debt to equity;

•	our financial condition;

•	our business prospects; and

•	interest rates.

If we are unable to obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition, and results of operations.

Raising additional capital may cause dilution to our existing stockholders and restrict our operations or require us to relinquish certain intellectual property rights.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements, and grants. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our or our subsidiaries’ products or grant licenses on terms that are not favorable to us. A failure to obtain adequate funds may cause us to curtail certain operational activities, including research and development, validation/marketing studies, sales and marketing, and manufacturing operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.

Our success depends, in part, on our relationships with, and the efforts of, third-party manufacturers, distributors, and other third parties that perform various tasks for us. If these third parties do not successfully carry out their contractual duties or meet expected, we may not be able to commercialize our product candidates and our business could be substantially harmed.

While we internally manufacture all of Munn Works’ products that are manufactured domestically, currently approximately 75% of Munn Works’ products and all of SteriLumen’s products are manufactured overseas in China by third party manufacturers. We do not currently have the infrastructure or capability internally to manufacture all of the components of our products and systems, and we lack the resources and the capability to manufacture and distribute the SteriLumen Disinfecting System on a commercial scale. We plan to rely on third parties for such operations. There are a limited number of manufacturers who have the ability to produce our products, and there may be a need to identify alternate manufacturers to prevent a possible disruption of our manufacturing and distribution process. Switching manufacturers or distributors, if necessary, may involve substantial costs and is likely to result in a delay in our desired commercial timelines, which could harm our business and results of operations.

Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition, and results of operations.

Our business depends on our ability to obtain timely deliveries of materials, components, and subassemblies of acceptable quality and in acceptable quantities from third-party suppliers. We generally purchase components and subassemblies from a limited group of suppliers through purchase orders, rather than written supply contracts. Consequently, many of our suppliers have no obligation to continue to supply us on a long-term basis. In addition, our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others could affect their ability to deliver components for us in a timely manner. Moreover, our suppliers could encounter financial hardships, be acquired, or experience other business events unrelated to our demand for components, which could inhibit or prevent their ability to fulfill our orders and satisfy our requirements.

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If any of our suppliers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or ceases to manufacture components of acceptable quality, we could incur manufacturing delays and sales disruptions while we locate and engage alternative qualified suppliers, and we might be unable to engage acceptable alternative suppliers on favorable terms. In addition, we could need to reengineer our components, which could significantly delay production. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive procedures. We are continually in the process of identifying and qualifying alternate source suppliers for our key components. There can be No assurance, however, that we will successfully identify and qualify an alternate source supplier for any of our key components or that we could enter into an agreement with any such alternate source supplier on terms acceptable to us, or at all.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to develop and manufacture our products, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

Our near-term success is dependent in large part upon SteriLumen’s ability to commence sales of the SteriLumen Disinfecting System and continued sales and positive cash flow from Munn Works’ products.

Our success will depend, in part, upon SteriLumen’s ability to create a commercial market for the SteriLumen Disinfecting System. Attracting new customers and distribution networks requires substantial time and expense. Any failure to commercialize SteriLumen’s products would adversely affect its operating results and adversely affect our business, results of operations and financial condition. Many factors could affect the market acceptance and commercial success of SteriLumen’s products, including:

•	SteriLumen’s ability to convince its potential customers of the advantages and economic value of products over competing products and methodologies;

•	the breadth of its product menu;

•	changes to policies, procedures or currently accepted best practices in the health care industry;

•	the extent and success of its marketing and sales efforts; and

•	its ability to manufacture in quantity its products and meet demand in a timely fashion.

Recent U.S. tax legislation may materially affect our financial condition, results of operations and cash flows.

The recently enacted Tax Cuts and Jobs Act (the “Tax Act”) has significantly changed the U.S. federal income taxation of U.S. businesses, including by reducing the U.S. corporate income tax rate, limiting interest deductions, permitting immediate expensing of certain capital expenditures, modifying or repealing many business deductions and credits.

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) modifies certain provisions of the Tax Act, including increasing the amount of interest expense that may be deducted.

The Tax Act as modified by the CARES Act is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury and IRS, any of which could lessen or increase certain adverse impacts of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities. Our analysis and interpretation of this legislation is preliminary and ongoing and there may be material adverse effects resulting from the legislation that we have not yet identified. While some of the changes made by the tax legislation may adversely affect us, other changes may be beneficial. We continue to work with our tax advisors and auditors to determine the full impact that the recent tax legislation as a whole will have on us. We urge our investors to consult with their legal and tax advisors with respect to such legislation and its potential effect on an investment in our common stock.

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Our operating results are affected by many factors and may fluctuate significantly on a quarterly basis.

Our operating results may vary substantially from quarter to quarter and may be greater or less than those achieved in the immediately preceding period or in the comparable period of the prior year. Factors that may cause quarterly results to vary include, but are not limited to, the following:

•	the number of new product introductions by our subsidiaries;

•	losses related to inventory write-offs;

•	marketing exclusivity, if any, which may be obtained on certain new products;

•	the level of competition in the marketplace for certain products;

•	our subsidiaries’ ability to create demand in the marketplace for their products;

•	availability of raw materials and finished products from suppliers;

•	our subsidiaries’ ability to contract manufacturers to make their products;

•	SteriLumen’s dependence on a small number of products for a significant portion of net revenue or income;

•	price erosion and customer consolidation; and

•	uncertainty of future import tariffs.

The profitability of our subsidiaries’ product sales is also dependent upon the prices they are able to charge for their products, the costs to purchase products from third parties, and their ability to manufacture their products in a cost-effective manner. If their revenues decline or do not grow as anticipated, they may not be able to reduce their operating expenses to offset such declines. Failure to achieve anticipated levels of revenues could, therefore, significantly harm our operating results for a particular fiscal period.

We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.

In manufacturing our products, we depend upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to design and produce. If we fail to adequately design, or if our suppliers fail to produce components to specification, or if the suppliers, or we, use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised. Our products could contain defects that cannot be repaired easily and inexpensively that can result some or all of the following:

•	loss of customer orders and delay in order fulfillment;

•	damage to our brand reputation;

•	increased cost of our warranty program due to product repair or replacement;

•	inability to attract new customers;

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•	diversion of resources from our manufacturing and engineering and development departments into our service department; and

•	legal action.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such information. We have also outsourced significant elements of our information technology infrastructure; as a result, we manage independent vendor relationships with third parties who are responsible for maintaining significant elements of our information technology systems and infrastructure and who may or could have access to our confidential information. The size and complexity of our information technology systems, and those of our third-party vendors, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors. These systems are also vulnerable to attacks by malicious third parties and may be susceptible to intentional or accidental physical damage to the infrastructure maintained by us or by third parties. Maintaining the secrecy of confidential, proprietary, and/or trade secret information is important to our competitive business position. While we have taken steps to protect such information and have invested in systems and infrastructures to do so, there can be no guarantee that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other cause, could enable others to produce competing products, use our proprietary technology or information, and/or adversely affect our business position. Further, any such interruption, security breach, loss or disclosure of confidential information could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations and/or cash flow.

Product liability claims against us could be costly and could harm our reputation.

The sale of our products involves the risk of product liability claims against us. Claims could exceed our product liability insurance coverage limits. Our insurance policies are subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business by reducing cash collections from customers and limiting our ability to meet our operating cash flow requirements.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition, and results of operations.

We are from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury, and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

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If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel, and technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current personnel and to attract and retain qualified like personnel in the future. Competition for senior management, engineers, marketing and sales personnel, and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed or delayed, which could have a material adverse effect on our daily operations, operating cash flows, results of operations, and ultimately share price. In general, our officers could terminate their employment at any time without notice for any reason.

Climate change initiatives could materially and adversely affect our business, financial condition, and results of operations.

Both domestic and international legislation to address climate change by reducing greenhouse gas emissions and establishing a price on carbon could create increases in energy costs and price volatility. Considerable international attention is now focused on development of an international policy framework to address climate change. Proposed and existing legislative efforts to control or limit greenhouse gas emissions could increase the cost of raw materials derived from sources that generate greenhouse gas emissions. If our suppliers are unable to obtain energy at a reasonable cost in the future, the cost of our raw materials could be negatively impacted which could result in increased manufacturing costs.

Risks Related to SteriLumen’s Business

Certain ResInnova testing limitations.

Our claims on the effectiveness of the SteriLumen Disinfecting System against certain pathogens are supported by the analysis of the SteriLumen Disinfecting System performed in ResInnova’s laboratory. The environment in ResInnova’s laboratory is controlled and does not account for all real-world variables, which may impact the effectiveness of ultraviolet light in killing microorganisms. Such variables include humidity, air temperature, and the presence of organic soils that differ from those used in the laboratory tests. If any one of these un-accounted for variables proves to be significant in the evaluation of the effectiveness of the SteriLumen Disinfecting System, the laboratory results obtained by ResInnova could be significantly more favorable than the results experienced by our customers. Furthermore, in accordance with CDC guidelines only laboratories with a biosafety level 3 or 4 may test against SARS-CoV-2, the virus that causes COVID-19. ResInnova is a biosafety level 2 laboratory and cannot test against SARS-CoV-2 and therefore in its place tested against OC43, which, according to ResInnova is a common surrogate for SARS-CoV-2 as both are of the Beta genre of coronaviruses. If the results from testing the SteriLumen Disinfecting System against OC43 are different from the results that would have occurred from testing against SARS-CoV-2, ResInnova’s testing results could be materially more favorable than the results experienced by our customers with respect to SARS-CoV-2. If the SteriLumen Disinfecting System is not effective against SARS-CoV-2, this could have a material adverse effect on the Company’s, which would would have a material adverse effect on our business prospects and financial condition.

If SteriLumen is unable to develop a successful marketing approach, our business will suffer.

If SteriLumen fails to develop a successful marketing approach or to manage its growth effectively, our business and financial results will be materially harmed. Healthcare facilities operate in a highly regulated and dynamic market with changing regulations, codes, standards and guidelines and as a result are very loyal to vendors they trust. Achieving market acceptance will require extensive customer education and product validation. Some of the ways in which SteriLumen intends on achieving market acceptance is through working with professional trade organizations, having articles published in industry trade publications, conducting validation/marketing studies at well-known hospitals and lab testing. However, there is no assurance that SteriLumen will be successful in organizing these efforts or if the results from them will be positive. SteriLumen may also seek to expand its business through complementary or strategic acquisitions of other businesses, products or assets, or through joint ventures, strategic partnerships or other arrangements with established and trusted disinfection companies. Any such acquisitions, joint ventures or other business combinations may involve significant integration challenges, operational complexities and time consumption and require substantial resources and effort. It may also disrupt SteriLumen’s ongoing businesses, which may adversely affect its relationships with customers, employees and others with whom it has business or other dealings. Further, if SteriLumen is unable to realize synergies or other benefits expected to result from any acquisitions, joint ventures or other business combinations, or to generate additional revenue to offset any unanticipated inability to realize these expected synergies or benefits, its growth and ability to compete may be impaired, which would require it and us to focus additional resources on the integration of operations rather than other profitable areas of its business, and may otherwise cause a material adverse effect on our business, results of operations and financial condition. However, failure to acquire or partner with established and trusted disinfection companies would prevent SteriLumen’s products from being part of a bundle of disinfection products that could be sold all at once, which could have a material adverse effect on the financial results of our business.

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SteriLumen’s success depends, in part, on its relationships with healthcare providers and hotel developers and the success of the Mount Sinai study.

To date, SteriLumen has invested substantially all of its efforts and financial resources to design, develop and market the SteriLumen Disinfecting System, including conducting laboratory studies and providing general and administrative support for these operations. SteriLumen’s future success is dependent on its ability to successfully commercialize the SteriLumen Disinfecting System.

Mount Sinai has agreed to conduct a study on the effectiveness of the SteriLumen Disinfecting System in 17 patient bathrooms in Mount Sinai St. Luke’s Hospital in New York, NY, however a final report with their findings will not be completed until the second quarter of 2021. The Mount Sinai study will be the first time the SteriLumen Disinfecting System is tested in an actual healthcare facility setting. There is no guarantee that the results of this study will be positive or even completed. Resolution of any issues raised in the study could require capital that we have not budgeted for and require us to seek additional funding at less than favorable terms, which could have a material adverse effect on our business, results of operations and financial condition.

Additionally, we may be limited in publications and applications of the Mount Sinai study due to the intellectual property and confidentiality provisions of said agreement.

SteriLumen’s business is highly dependent on its suppliers’ and any disruption in their operations could have a material adverse effect on our business, results of operations and financial condition.

SteriLumen’s operations will be dependent upon the continued ability of its suppliers to deliver systems, components, raw materials, and finished disinfection products. Its UVC LEDs are manufactured in South Korea and then shipped to China or the United States for assembly with all other components, which if manufactured in China, the finished products are shipped to Long Beach, California for warehousing and distribution, otherwise the units are shipped from Mount Vernon. Any number of factors, including labor disruptions, catastrophic weather events, contractual or other disputes with suppliers, and supplier financial difficulties or solvency problems could disrupt its suppliers' operations and lead to uncertainty in its supply chain or cause supply disruptions, which could, in turn, disrupt its operations. If SteriLumen experiences supply disruptions, it may not be able to develop alternate sourcing quickly. Any disruption of its production schedule caused by an unexpected shortage of systems, components, raw materials or parts even for a relatively short period of time could cause it to alter production schedules or suspend production entirely. If any such disruptions occur it could have a material adverse effect on our business, results of operations and financial condition.

SteriLumen’s business is highly dependent on market perceptions of it and the safety and quality of its products.

Market perceptions of SteriLumen’s business are very important to us, especially market perceptions of the safety and quality of SteriLumen’s products. If any of its products or similar products that other companies distribute are subject to market withdrawal or recall or are proven to be, or are claimed to be, harmful to end users, then this could have a material adverse effect on our business, results of operations and financial condition. Also, because SteriLumen’s business is dependent on market perceptions, negative publicity associated or perceived to be associated with its business, products or product pricing could have a material adverse impact on our business, results of operations and financial condition.

SteriLumen is working in a highly competitive market

Our disinfection system has not yet been manufactured at a commercial scale for use as a partial substitute of chemical disinfectants and this process has significant risks. Additionally, while our patented technology does not require approval by any regulatory authority in the United States, including the Food and Drug Administration (“FDA”) or to our knowledge any foreign regulatory authority, if such approval is required in the future, it may cause significant delays in the commercialization process of the SteriLumen Disinfecting System. Danish company UVD Robots and Texas based Xenex Disinfection Services, believe that they are effective at killing pathogens, including Coronavirus and have sent shipments of the disinfecting devices to Italy and East Asia in an effort to stop further spread in hotels and hospitals. In addition, Boeing has designed a prototype for a self-cleaning airplane bathroom that uses UV light to disinfect after each use. Outside of those industrial uses, there are a number of consumer-oriented portable UV sanitizing boxes, wands, and water bottles that claim to kill 99.9% of bacteria and viruses on phones, toothbrushes, pacifiers, and a number of other surfaces.

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Customers may be hesitant in adopting UV light-based technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Our UV light disinfection systems represent relatively new technologies in the market. Only a small percentage of professional medical institutions or hospitality providers are immediately willing to conduct sanitation using our systems. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of medical professional, dentists, hospitality industry, their patients and customers, the potential performance advantages of our UV light systems over traditional methods of disinfection over competitive UV light systems, and our inability to do so could have a material adverse effect on our business, financial condition, and results of operations.

Conventional germicidal UV light was historically considered as a human health hazard if improperly used and can lead to skin cancer and cataracts. We may experience long sales cycles because healthcare facilities and hotels and other facilities may be slow to adopt new technologies on a widespread basis and admit that such technologies can sanitize public space without damaging public health. As a result, we generally are required to invest a significant amount of time and resources to educate general public about the benefits of our products in comparison to competing products and technologies before completing a sale, if any. Factors that could inhibit adoption of UV technologies by healthcare facilities or hospitality companies include the initial cost and concerns about the safety, efficacy, and reliability of our UV systems. In addition, economic pressure, caused, for example, by an economic slowdown as a result of Coronavirus, changes in health care reimbursement or by competitive factors in a specific market, could make businesses reluctant to purchase substantial capital equipment or invest in new technologies. Customer acceptance will depend on the recommendations of governmental authorities, as well as other factors, including the relative effectiveness, safety, reliability, and comfort of our systems as compared to other instruments and methods for performing disinfecting procedures.

If future data proves to be inconsistent with our research results or if competitors’ products present more favorable results our revenues could decline and our business, financial condition, and results of operations could be materially and adversely affected.

Even though our disinfecting devices are protected with patents, if new studies or comparative studies generate results that are not as favorable as our research results, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or safer than ours, our revenues could decline. Furthermore, hospitals and businesses could choose not to purchase our UV light sanitation systems until they receive additional published long-term clinical evidence and recommendations from prominent hospitals and businesses that indicate our UV light sanitation systems are effective for disinfecting applications.

We may face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others, we could lose revenue opportunities and customers and our ability to grow our business would be impaired.

A number of competitors have substantially greater capital resources, larger customer bases, larger technical, sales and marketing forces and stronger reputations with target customers than ours. We compete with a number of domestic and foreign companies that market traditional chemical sanitation products, as well as companies that market UV technologies. The marketplace is highly fragmented and very competitive. We expect that the rapid technological changes occurring in the health care industry could lead to the entry of new competitors, particularly if UV disinfecting increases market acceptance. If we do not compete successfully, our revenue and market share could decline, which would impact our ability to meet our operating cash flow requirements and our business, financial condition, and results of operations could be adversely affected.

Our long-term success depends upon our ability to (i) distinguish our products through improving our product performance and pricing, protecting our intellectual property, improving our customer support, accurately timing the introduction of new products, and developing sustainable distribution channels worldwide; and (ii) develop and successfully commercialize new products, new or improved technologies, and additional applications for our UV light sanitation systems. We may not be able to distinguish our products and commercialize any new products, new or improved technologies, or additional applications for our UV light disinfecting systems.

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We could incur problems in manufacturing our products.

In order to grow our business, we must expand our manufacturing capabilities to produce the systems and accessories necessary to meet any demand we may experience. We could encounter difficulties in increasing the production of our products, including problems involving production capacity and yields, quality control and assurance, component supply, and shortages of qualified personnel. In addition, before we can begin commercial manufacture of our products, we must ensure our manufacturing facilities, processes, and quality systems, and the manufacture of our UV light sanitation systems, quality control, and documentation policies and procedures.

From time to time, we could expend significant resources in obtaining, maintaining, and addressing our compliance with various federal and requirements that may be subject to changes. Our success will depend in part upon our ability to manufacture our products without FDA approval or compliance with and other regulatory requirements.

We have not experienced significant quality issues with components of our products supplied by third parties, however, we could in the future. Our future success depends on our ability to manufacture our products on a timely basis with acceptable manufacturing costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our product sales, cash collections from customers, and our ability to meet operating cash flow requirements, which could have a material adverse effect on our business, financial condition, and results of operations.

Adverse publicity regarding our technology or products could negatively impact us.

Adverse publicity regarding any of our products or similar products marketed or sold by others could negatively affect us. If any studies raise or substantiate concerns regarding the efficacy or safety of our products or other concerns, our reputation could be harmed and demand for our products could diminish, which could have a material adverse effect on growth in new customers and sales of our products, leading to a decline in revenues, cash collections, and ultimately our ability to meet operating cash flow requirements.

Rapidly changing standards and competing technologies could harm demand for our products, result in significant additional costs, and have a material adverse effect on our business, financial condition, and results of operations.

The markets in which our products compete are subject to rapid technological change, evolving industry standards, changes in the regulatory environment, and frequent introductions of new devices and evolving sanitizing solutions and practices, specifically catalyzed by the impact of the Coronavirus pandemic. Competing products could emerge that render our products uncompetitive or obsolete. We cannot guarantee that we will successfully identify new product opportunities, identify new and innovative applications of our technology, or be financially or otherwise capable of completing the research and development required to bring new products to market in a timely manner. An inability to expand our product offerings or the application of our technology could limit our growth. In addition, we could incur higher manufacturing costs if manufacturing processes or standards change, and we could need to replace, modify, design, or build and install equipment, all of which would require additional capital expenditures.

We could be unable to effectively manage and implement our growth strategies, which could have a material adverse effect on our business, financial condition, and results of operations.

Our growth strategy includes expanding our product line and applications by developing enhancements and transformational innovations, including new solutions for various fields and industries. Expansion of our existing product line and entry into new applications divert the use of our resources and systems, require additional resources that might not be available (or available on acceptable terms), may require regulatory approvals, result in new or increasing competition, could require longer implementation times or greater start-up expenditures than anticipated, and could otherwise fail to achieve the desired results in a timely fashion, if at all. These efforts could also require that we successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively, and manufacture and deliver sufficient volumes of new products of appropriate quality on time. We could be unable to increase our sales and earnings by expanding our product offerings in a cost-effective manner, and we could fail to accurately predict future customer needs and preferences or to produce viable technologies. In addition, we could invest heavily in research and development of products that do not lead to significant revenue. Even if we successfully innovate and develop new products and product enhancements, we could incur substantial costs in doing so. In addition, promising new products could fail to reach the market or realize only limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, or uncertainty over third-party reimbursement.

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International sales may comprise a significant portion of SteriLumen’s revenues and will be subject to risks associated with operating in domestic and international markets.

International sales may comprise a significant portion of SteriLumen’s revenue, and we intend to continue to pursue and expand our international business activities. Political and economic conditions outside the United States could make it difficult for us to increase our international revenue or to operate abroad. International operations are subject to many inherent risks, which could have a material adverse effect on our revenues and operating cash flow, including among others:

•	adverse changes in tariffs and trade restrictions;

•	political, social, and economic instability and increased security concerns;

•	fluctuations in foreign currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards;

•	transportation delays and difficulties of managing international distribution channels;

•	reduced protection for our intellectual property in some countries;

•	difficulties in obtaining domestic and foreign export, import, and other governmental approvals, permits, and licenses, and compliance with foreign laws;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences and the complexities of foreign value-added tax systems.

We believe that international sales may represent a significant portion of SteriLumen’s revenue, and we intend to expand its international operations. In international markets where our sales are denominated in U.S. dollars, an increase in the relative value of the dollar against the currency in such markets could indirectly increase the price of our products in those markets and result in a decrease in sales. We do not currently engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. However, we could do so in the future.

SteriLumen’s collaborations with outside scientists and consultants may be subject to restriction and change.

SteriLumen works with scientists at academic and other institutions, and consultants who assist it in its research, development, and design efforts. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice on SteriLumen’s programs. These scientists and consultants are not our or SteriLumen’s employees, may have other commitments that would limit their future availability to SteriLumen and typically will not enter into non-compete agreements with SteriLumen. If a conflict of interest arises between their work for SteriLumen and their work for another entity, SteriLumen may lose their services. In addition, SteriLumen will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of SteriLumen’s clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in its clinical trials could be restricted or eliminated.

SteriLumen has entered into or intends to enter into non-competition agreements with certain of SteriLumen’s employees. These agreements prohibit its employees, if they cease working for it, from competing directly against it or working for its competitors for a limited period. However, under current law, SteriLumen may be unable to enforce these agreements against certain of its employees and it may be difficult for it to restrict their competitors from gaining the expertise its former employees gained while working for it. If SteriLumen cannot enforce its employees’ non-compete agreements, it may be unable to prevent its competitors from benefiting from the expertise of its former employees.

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Risks Related to Munn Works’ Business

The custom design decorative framed mirror supply market is highly competitive, and we may not be able to compete successfully.

Munn Works operates within the highly competitive custom design decorative framed mirror supply market, which is characterized by competition from a number of other manufacturers. Competition is further intensified during economic downturns. Munn Works competes with numerous large national and regional companies for, among other things, customers, raw materials and skilled management and labor resources. Purchase volumes have fluctuated substantially from time to time in the past, and we expect such fluctuations to occur from time to time in the future. Some of its competitors have greater financial, marketing and other resources than it does and, therefore, may be able to adapt to changes in customer preferences more quickly, devote more resources to the marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies than Munn Works can.

In addition, some of our competitors may resort to price competition to sustain or gain market share and manufacturing capacity utilization, and Munn Works may have to adjust the prices on some of its products to stay competitive, which could reduce its revenues. Munn Works may not ultimately succeed in competing with other manufacturers and distributors in its market, which may have a material adverse effect on our business, financial condition or results of operations.

Munn Works’ possible failure to develop new products or respond to changing consumer preferences and purchasing practices could have a material adverse effect on our business, financial condition or results of operations.

The custom design decorative framed mirror supply market is subject to changing consumer trends, demands and preferences. The uncertainties associated with developing and introducing new products, such as gauging changing consumer preferences and successfully developing, manufacturing, marketing and selling new products, could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products. If Munn Works’ products do not keep up with consumer trends, demands and preference, it could lose market share, which could have a material adverse effect on our business, financial condition or results of operations.

Changes to the buying strategies of Munn Works’ customers could also affect its ability to compete. Further, the volatile and challenging economic environment of recent years has caused shifts in trends, demands, preferences and purchasing practices and changes in the business models and strategies of its customers. Shifts in consumer preferences, which may or may not be long-term, have altered the quantity, type and prices of products demanded by the end-consumer and Munn Works’ customers. If it does not timely and effectively identify and respond to these changing consumer preferences and purchasing practices, its relationships with our customers could be harmed, the demand for its products could be reduced and its market share could be negatively affected.

Munn Works’ independent sales force may not be effective.

Munn Works hires independent sales representatives who have primary responsibility for contacting existing and potential customers and are paid on a commission basis. While this sales model has proven successful in the past, to continue to be effective, sales representatives will need to continue to be extremely knowledgeable about Munn Works’ products. However, these independent sales representatives may be selling products from different non-competitive sellers, which could prevent them from focusing on Munn Works’ products and providing the required information to the customers, which could have a material adverse effect on our business, results of operations and financial condition.

Munn Works’ business is highly dependent on its suppliers’ and any disruption in their operations could have a material adverse effect on our business, results of operations and financial condition.

Munn Works’ operations will be dependent upon the continued ability of its suppliers to deliver components, raw materials, and finished products. Although many of its products are manufactured at our corporate headquarters in New York, many of its products are manufactured overseas. Any number of factors, including labor disruptions, catastrophic weather events, contractual or other disputes with suppliers, and supplier financial difficulties or solvency problems could disrupt its suppliers' operations and lead to uncertainty in its supply chain or cause supply disruptions, which could, in turn, disrupt its operations. If Munn Works experiences supply disruptions, it may not be able to develop alternate sourcing quickly. Any disruption of its production schedule caused by an unexpected shortage of systems, components, raw materials or parts even for a relatively short period of time could cause it to alter production schedules or suspend production entirely. If any such disruptions occur it could have a material adverse effect on our business, results of operations and financial condition.

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Munn Works’ business is highly dependent on market perceptions of it and the quality of its products.

Market perceptions of Munn Works’ business are very important to us, especially market perceptions of the quality of Munn Works’ products. Because Munn Works’ business is dependent on market perceptions, negative publicity associated or perceived to be associated with its business, products or product pricing could have a material adverse impact on our business, results of operations and financial condition.

Risks Related to Our Intellectual Property

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess a number of issued patents and patent applications with respect to our products and technology. However, we cannot ensure that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office (“USPTO”), and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on sales, cash collections, and our ability to meet operating cash flow requirements.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on UV light applications. From time to time, we expect to continue to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and we may not be able to obtain a license on acceptable terms, or at all.

Patent terms are limited and we may not be able to effectively protect our products and business.

Patents have a limited lifespan. In the U.S., the natural expiration of a patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. In addition, upon issuance in the U.S., the patent term may be extended based on certain delays caused by the applicant(s) or the USPTO. Even if we obtain effective patent rights for all our current patent applications, we may not have sufficient patent terms or regulatory exclusivity to protect our products, and our business and results of operations would be adversely affected.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in or right to compensation with respect to our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. To the extent that our employees have not effectively waived the right to compensation with respect to inventions that they helped create, they may be able to assert claims for compensation with respect to our future revenue may be successful. As a result, we may receive less revenue from future products if such claims are successful which in turn could impact our future profitability.

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Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other equipment manufacturing companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity. Therefore, obtaining and enforcing patents is costly, time-consuming, and inherently uncertain. In addition, the U.S. has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to this Offering

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for you.

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Investors in this offering may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Investors purchasing our shares or other securities in the future could have rights superior to existing common stockholders, and the price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Risks Relating to Ownership of Our Securities.

There is no active public trading market for our common stock and we cannot assure you that an active trading market will develop in the near future.

Our common stock is not quoted in the over-the-counter markets and is not listed on any stock exchange and there is currently no active trading in our securities. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “AUVI” which listing is a condition to this offering. We cannot assure you that an active trading market for our common stock will develop in the future due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. We cannot give you any assurance that an active public trading market for our common stock will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our common stock is not active.

The public price of our common stock may be volatile, and could, following a sale decline significantly and rapidly.

The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in the offering, or at all. Following this Offering, the public price of our common stock in the secondary market will be determined by private buy and sell transaction orders collected from broker-dealers.

We may not be able to satisfy listing requirements of Nasdaq to maintain a listing of our common stock.

If our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate the maintenance requirements for continued listing of our common stock, our common stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

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This offering has not been reviewed by independent professionals.

We have not retained any independent professionals to review or comment on this prospectus or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such counsel nor any other counsel has made, on behalf of the investors, any independent examination of any factual matters represented by management herein. Therefore, for purposes of making a decision to purchase our common stock, you should not rely on our counsel with respect to any matters herein described. Prospective investors are strongly urged to rely on the advice of their own legal counsel and advisors in making a determination to purchase our shares of common stock.

There has been no public market for our common stock prior to this offering, and an active market in which investors can resell their shares may not develop.

Prior to this offering, there has been no public market for our common stock. All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The value of our common stock can be adversely affected by a variety of factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments and trends, and general business and economic conditions. We cannot predict the extent to which an active market for our common stock will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our common stock.

Max Munn, our President and a director of the Company indirectly owns or controls approximately 93% of our common stock and will be able to exert a controlling influence over our business affairs and matters submitted to stockholders for approval.

Max Munn, our President and a director of the Company beneficially owns approximately 93% of our common stock through a trust in which his spouse is the trustee. After this offering, it is anticipated that Mr. Munn will beneficially own or control 5,000,000 shares of our common stock (excluding 80,000 shares underlying a warrant issued to Mr. Munn), which will represent approximately 78% of the outstanding shares of our common stock after the closing of the offering (excluding any over-allotment shares). Additionally, Mr. Munn beneficially owns 2,000 shares of the Company’s Series A Preferred Stock through a trust in which his spouse is the trustee, which is entitled to 1,000 votes per share and votes with the common stock as a single class. As a result, Mr. Munn will have control over all matters submitted to our stockholders for approval, including the election and removal of directors, amendments to our certificate of incorporation and bylaws, the approval of any business combination and any other significant corporate transaction. These actions may be taken even if they are opposed by other stockholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company or discouraging others from making tender offers for our shares, which could prevent our stockholders from receiving a premium for their shares.

Additionally, Mr. Munn has been assessed responsible person tax penalties of approximately (i) $516,000 imposed by the United States Internal Revenue Service and (ii) $185,000, in aggregate amount, imposed by the New York State Department of Taxation and Finance, in each case which arose out of Mr. Munn’s position as an executive officer and principal of APF Group, Inc. in 2008 and 2009. Although Mr. Munn and his tax counsel believe that Mr. Munn will either be able to successfully challenge the federal and state tax assessments or settle for an amount that will be well within Mr. Munn’s economic reach, no assurances can be given that Mr. Munn will succeed in his attempt to challenge or settle these claims. If Mr. Munn is not successful with respect to these claims, the economic consequences could become a significant distraction to Mr. Munn in the performance of his duties as President and a director of the Company, which could have a material adverse effect on the operations and financial condition of the Company.

Mr. Munn may have interests different from yours.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

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At present, we believe that we have effective internal controls in place. However, our management, including our Chief Executive Officer, cannot guarantee that our internal controls and disclosure controls that we have in place will prevent all possible errors, mistakes or all fraud.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.

We require significant financial resources to maintain our public reporting status. We cannot assure you we will be able to maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors including:

•	faulty human judgment and simple errors, omissions or mistakes;

•	fraudulent action of an individual or collusion of two or more people;

•	inappropriate management override of procedures; and

•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Despite these controls, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives. Furthermore, smaller reporting companies like us face additional limitations. Smaller reporting companies employ fewer individuals and can find it difficult to employ resources for complicated transactions and effective risk management. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information and be subject to investigation by the Securities and Exchange Commission and civil or criminal sanctions.

We must implement additional and expensive procedures and controls in order to grow our business and organization and to satisfy new reporting requirements, which will increase our costs and require additional management resources.

Upon becoming a fully public reporting company, we will be required to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations of the SEC, including the requirements that we maintain disclosure controls and procedures and adequate internal control over financial reporting. In the future, if our securities are listed on a national exchange, we may also be required to comply with marketplace rules and heightened corporate governance standards. Compliance with the Sarbanes-Oxley Act and other SEC and national exchange requirements will increase our costs and require additional management resources. We recently have begun upgrading our procedures and controls and will need to continue to implement additional procedures and controls as we grow our business and organization and to satisfy new reporting requirements. If we are unable to complete the required assessment as to the adequacy of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act or if we fail to maintain internal control over financial reporting, our ability to produce timely, accurate and reliable periodic financial statements could be impaired.

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If we do not maintain adequate internal control over financial reporting, investors could lose confidence in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, our ability to obtain additional financing could be impaired or a lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

 We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including, but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by Delaware state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

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The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Amended and Restated Certificate of Incorporation and our Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our amended and restated certificate of incorporation and our Bylaws and individual indemnification agreements we have entered with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above.

We believe these provisions benefit us by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors, officers, employees and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or our directors, officers, employees or agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE. IN ADDITION, ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE “PROMOTION OR MARKETING” OF THE MATTER(S) ADDRESSED HEREIN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM YOUR OWN INDEPENDENT TAX ADVISOR.

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IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

1.	Our ability to effectively operate our business segments;

2.	Our ability to manage our research, development, expansion, growth and operating expenses;

3.	Our ability to evaluate and measure our business, prospects and performance metrics;

4.	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving ridesharing industry;

5.	Our ability to respond and adapt to changes in technology and customer behavior;

6.	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

7.	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $4,550,000 (or approximately $5,232,500 if the underwriters’ option to purchase additional shares is exercised in full) from the sale of the common stock offered by us in this offering, based on public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and create a public market for our common stock. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering to hire additional employees, including executive officers and sales professionals and for general corporate purposes, including working capital and sales and marketing activities.

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We will retain broad discretion in the allocation of the net proceeds from this offering and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock.

The table below sets forth the manner in which we expect to use the net proceeds we receive from this offering. All amounts included in the table below are estimates.

Description	Amount
Research and Development	$250,000
Hiring Staff	800,000
Sales and Marketing	$500,000
Working Capital and General Corporate Purposes	$3,000,000
Total	$4,550,000

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in a money market or other interest-bearing account.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any stock exchange or over-the-counter market or quotation system. There is currently no active trading market in our common stock. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “AUVI” which listing is a condition to this offering. For more information see the section “Risk Factors.”

As of July 31, 2020, we have 5,333,402 shares of our common stock (includes 230,083 shares of restricted common stock issued to officers and directors of the Company that is not vested) issued and outstanding and held by 14 stockholders of record.

We also have outstanding:

●	A warrant issued to Max Munn, our President and a director of the Company to purchase up to 80,000 shares of our common stock at an exercise price equal to the greater of $5.00 per share and the market value of our common stock on the date of issuance, subject to adjustment in certain circumstances as provided therein;

●	Warrants to purchase 5,000 shares of our common stock in the aggregate, each at an exercise price of $5.00 per share, subject to adjustment in certain circumstances provided therein;

●	Options granted to current and former members of the Board of Directors to purchase up to 1,750 shares of our common stock at an exercise price equal to the greater of $2.50 per share and the per share market value of the Company’s common stock on the date of the grant, subject to quarterly equal vesting over a one year period and adjustment in certain circumstances as provided therein (375 of which are vested);

●

Options granted to the members of our Medical Advisory Board to purchase up to 10,000 shares of our common stock at an exercise price of $5.00 per share, subject to quarterly equal vesting over a one year period and adjustment in certain circumstances as provided therein;

●	2,000 shares of preferred stock have been designated as Series A Preferred Stock all of which are beneficially owned by Max Munn through a trust in which his spouse is the trustee. The Series A Preferred Stock entitles the holder thereof to 1,000 votes per share and vote with the Company’s common stock as a single class and provides the trust with 2,000,000 votes on all matters submitted to the stockholders for a vote.

Dividends

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business, including potentially the acquisition of, or investment in, businesses, technologies or products that complement our existing business. The payment of dividends is within the discretion of the board of directors and will depend on our earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

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Securities Authorized for Issuance under Equity Compensation Plan

On May 4, 2020, the Board of Directors of the Company adopted the Plan. The Plan governs equity awards to our employees, directors, officers, consultants, and other eligible participants. Under the 2020 Plan there are 600,000 shares of common stock reserved for issuance.

The types of awards permitted under the Plan include nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards. Each option shall be exercisable at such times and subject to such terms and conditions as the Board may specify.

The Board of Directors has the power to amend, suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year.

The Company has not granted any awards under the plan.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization, as of June 30, 2020. Such information is set forth on the following basis:

-	on a pro forma basis giving effect to the sale of 1,000,000 shares of common stock by us in this offering at a public offering price of $5.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus. The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2020:

	Actual	Pro Forma (1)(2)
Cash	$1,455,623	$5,755,623

Short term liabilities, including deferred revenue due within one year	$2,270,507	$2,270,507

Total liabilities including lease obligations - net of current portion	$514,921	$514,921

Stockholders’ equity:
Common stock, $0.0001 par value, 150,000,000 shares authorized, 5,103,319 shares outstanding actual, 6,393,129 shares outstanding as adjusted	510	639
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 2,000 shares of Series A Preferred Stock outstanding	1	1
Additional paid-in capital	609,402	6,059,688
Accumulated deficit	1,065,150	1,065,150

Total stockholders’ equity	1,675,063	7,125,478
Total capitalization	$4,460,491	$9,910,906

(1) Does not include: (a) shares issuable upon the exercise of the underwriter’s option to purchase up to 150,000 additional shares of common stock; (b) 80,000 shares of our common stock issuable up exercise of the underwriter’s warrant and (c) 80,000 shares of our common stock issuable upon exercise of the warrant issued to Max Munn.

(2) Includes 230,083 shares issued subsequent to June 30, 2020 and 59,727 shares to be issued on the effective date of the registration statement for this offering.

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DILUTION

Purchasers of our common stock in this offering will experience an immediate and substantial dilution in the as adjusted net tangible book value of their shares of common stock. Dilution in as adjusted net tangible book value represents the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock immediately after the offering.

The historical net tangible book value of our common stock as of June 30, 2020, was $971,797or $0.19 per share. Historical net tangible book value per share of our common stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of common stock outstanding as of that date. After giving effect to the sale of 1,000,000 shares in this offering at an initial public offering price of $5.00 per share for net proceeds of approximately $4.55 million, as if such offering had occurred at the end of June 30, 2020, our pro forma net tangible book value as of June 30, 2020 would have been $7,125,478, or approximately $1.11 per share of our common stock. This represents an immediate increase in as adjusted pro forma, net tangible book value per share of $0.92 to the existing stockholders and an immediate dilution in as adjusted pro forma net tangible book value per share of $3.89 to new investors who purchase shares of common stock in the offering. The following table illustrates this per share dilution to new investors:

Public offering price per share	$5.00
Historical net tangible book value per share as of June 30, 2020	$0.19
Increase in as adjusted pro forma net tangible book value per share attributable to the offering	0.92
Pro forma net tangible book value (deficit) per share as of June 30, 2020	1.11
Dilution in net tangible book value per share to new investors	$3.89

After completion of this offering, our existing stockholders would own approximately 84% and our new investors would own approximately 16% of the total number of shares of our common stock outstanding after this offering.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

Capitalization Table

	Shares Purchased			Total Consideration
	Number		Percent	Amount		Percent	Per Share

Existing stockholders	5,393,129	(1)	84.4%	$24,078,855	(2)	82.8%	$4.46
New Investors	1,000,000		15.6%	$5,000,000		17.2%	$5.00
	6,393,129		100.00%	$27,629,805		100.00%	4.55

(1) Includes 59,727 shares to be issued on the effective date of the registration statement for this offering.

(2) Includes (i) the combined appraised value of Munn Works and SteriLumen (the combined equity of which was exchanged for 5,000,000 shares of Company common stock held by an existing shareholder) of $22,122,000 as of December 31, 2019, set forth in an appraisal report prepared on May 13, 2020 by an independent appraisal firm (ii) shares issued for legal services in the amount of $806,445 that the Company has accrued and which will be satisfied with the payment of shares of the Company’s common stock and (iii) shares issued to employees as part of their employment agreements in the amount of $1,150,415 (which vests over an 18 month period).

33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements made in this prospectus are “forward-looking statements” regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the “Company” to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company’s plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and therefore, there can be no assurance the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and in other parts of this prospectus. Our fiscal year ends on December 31.

Overview

The Company was formed on February 26, 2019 for the purpose of acquiring all of the equity of SteriLumen and Munn Works. The Company acquired all of the capital stock of SteriLumen in March of 2019 pursuant to two exchange agreements in which all of the stockholders of SteriLumen exchanged their shares in SteriLumen for shares of common stock in the Company. The Company acquired all of the equity of Munn Works in July of 2019 pursuant to an exchange agreement in exchange for shares of common stock in the Company. The Company conducts all of its operations through SteriLumen and Munn Works.

Sterilumen was formed to engage in the design, manufacture, assembly and distribution of the SteriLumen Disinfecting System for use in hospitals and other healthcare facilities. The Company has received several patent approvals for the SteriLumen Disinfecting System from the United States and the European Union and is in the process of receiving approval from various countries including China, Japan, Taiwan, South Korea and the Gulf Cooperation Council. The technology of the SteriLumen Disinfecting System uses UVC LED embedded in various bathroom fixtures as an infection prevention apparatus for use in inhabited facilities for killing airborne bacteria and other pathogens as well as killing bacteria and other pathogens residing on hard surfaces in proximity to the apparatus.

Munn Works is a manufacturer of custom designed fine mirrors specifically for the hospitality industry with one manufacturing facility in Mount Vernon, New York. Our goal is to contribute to the creation of what our design industry clients seek: manufacturing better framed mirrors on budget and on time. As part of our long-term strategy, we have instituted multi-site production for high-value items, complicated designs and finishes. Our headquarters in Mount Vernon, NY serves as the center for multi-country manufacturing. We work with a satellite network of artisans and craftsmen, including gilders, carvers, and old-world finishers. In addition to our domestic partners, we maintain overseas production capability with on-site Munn Works employees. Moreover, as company policy, we conduct on-site factory visits for all in-process and outgoing orders, which are observed and checked by a project manager from our home office in Mount Vernon, NY before they leave our overseas partners’ facilities. The combination of quality, innovative, stylish merchandise, and value pricing has led us to develop a loyal customer base.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

• our ability to acquire new customers or retain existing customers;

• our ability to offer competitive product pricing;

• our ability to broaden product offerings;

• industry demand and competition; and

• market conditions and our market positions

Results of Operations

Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

Net Sales	$2,932,428		$3,603,411
Cost of Goods Sold	2,342,582	79.9%	2,714,808	75.3%
Gross Profit	589,846	20.1%	888,603	24.7%

Stock based compensation	101,607	3.5%	-	0.0%
Selling. General and Administrative Expenses	814,875	27.8%	637,066	17.7%
Total Operating expenses	916,482	31.3%	637,066	17.7%
Operating Income	(326,636)	(11.1)%	251,537	7.0%
Other Income (Expense)
Gain on settlement	-	0.0%	1,520,398	42.2%
Other income	7,497	0.3%	-	0.0%
Total Other Expense	7,497	0.3%	1,520,398	42.2%
Income Before Provision for Income Taxes	(319,139)	(10.9)%	1,771,935	49.2%
Provision for Income Taxes	-	0.0%	-	0.0%
Net Income	$(319,139)	(10.9)%	$1,771,935	49.2%

Net sales and gross profit are the most significant drivers of our operating performance. Net sales consist of all sales to customers, net of returns. Our net sales for the six months ended 2020 decreased by 18.6% to $2,932,428 from $3,603,411 in the six months ended 2019. All net sales for all periods presented were generated entirely from our Munn Works subsidiary. The declining performance in the hospitality industry from the COVID-19 pandemic has caused a decline in our revenues. As the economy improves from the COVID-19 decline, we believe that the recovery will drive our revenues back to our normal operating levels.

Accordingly, gross profit expressed as a percentage of net sales can be influenced by many factors including overall sales performance. For six months ended 2020, gross profit decreased to $589,846 from $888,603 for six months ended 2019. Gross profit as a percentage of net sales decreased to 20.1% for six months ended 2020 from 24.7% in six months ended 2019, primarily driven by the Company retaining direct labor employees (to comply with payroll protection plan loan forgiveness criteria). Employee and compensation levels are expected to be maintained, however, it is not certain at this time whether or not the loan will be forgiven. In addition, there is a decrease in percentage of sales generated from our third-party warehouses in China which is historically more profitable for our business. Margins from period to period and can vary based on the profitability of each individual job. In 2020, the Company worked on several large contracts that were less profitable than the previous year. Major components and cost drivers of our cost of sales is influenced by the cost of materials, shipping, overhead, and labor costs.

Stock based compensation has increased due to the company’s adoption of its incentive plan and issuance of options and warrants during the quarter. On March 31, 2020, the Company adopted the Applied UV, Inc. 2020 Omnibus Incentive Plan (the “Plan”) with 600,000 shares of common stock available for issuance under the terms of the Plan. The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

Selling, General and Administrative expenses, including the costs of operating our corporate office, are also an important component of our operating performance. Compensation and benefits comprise the majority of our operating expenses. Selling, General and Administrative expenses contain fixed and variable costs and managing the operating expense ratio (operating expenses expressed as a percentage of net sales) is an important focus of management as we seek to increase our overall profitability. Operating expenses include cash costs as well as non-cash costs, such as depreciation and amortization associated with corporate and property and equipment and impairment of long-lived assets. Operating expenses can also include certain costs that are of a one-time or non-recurring nature. For six months ended 2020, Selling, General and Administrative expenses increased to $814,875 from $637,066 in six months ended 2019. The increase was attributable to an increase in professional and consulting fees to assist the Company in financial reporting. In addition, the company increased its bad debt allowance during the three months ended 2020 by $50,000.

Selling, General and Administrative expenses expressed as a percentage of net sales can be influenced by many factors including overall sales performance. For six months ended 2020, selling, general and administrative expenses as a percentage of net sales increased 10.1% from 27.8% in six months ended 2020 and 17.7% in six months ended 2019. The company incurred an increase in professional fees and bad debt expense of $50,000 in 2020 and generated significantly less revenues from the impact of COVID-19.

We recorded net loss of $319,129 in the six months ended 2020, compared to net income of $1,771,935 in the three months ended 2019. The significant net loss in 2020 was from a decline in revenues and margins due to the impact of COVID-19, an increase in stock-based compensation, an increase in bad debt expense, and an increase in professional fees. In addition, the company reported a gain on legal settlement in the amount of $1,520,398 during the six months ended 2019.

Three Months Ended June 30, 2020 Compared to the Three Months Ended June 30, 2019

Net Sales	$1,404,028		$2,142,124
Cost of Goods Sold	1,180,769	84.1%	1,576,556	73.6%
Gross Profit	223,259	15.9%	565,568	26.4%

Stock based compensation	101,607	7.2%	-	0.0%
Selling. General and Administrative Expenses	426,677	30.4%	309,187	14.4%
Total Operating expenses	528,284	37.6%	309,187	14.4%
Operating Income	(305,025)	(21.7)%	256,381	12.0%
Other Income (Expense)
Gain on settlement	-	0.0%	1,520,398	71.0%
Other income	7,497	0.5%	85	0.0%
Total Other Expense	7,497	0.5%	1,520,483	71.0%
Income Before Provision for Income Taxes	(297,528)	(21.2)%	1,776,864	82.9%
Provision for Income Taxes	-	0.0%	-	0.0%
Net Income	$(297,528)	(21.2)%	$1,776,864	82.9%

Net sales and gross profit are the most significant drivers of our operating performance. Net sales consist of all sales to customers, net of returns. Our net sales for the three months ended 2020 decreased by 34.5% to $1,404,028 from $2,142,124 in the three months ended 2019. All net sales for all periods presented were generated entirely from our Munn Works subsidiary. The declining performance in the hospitality industry from the COVID-19 pandemic has caused a decline in our revenues. As the economy improves from the COVID-19 decline, we believe that the recovery will drive our revenues back to our normal operating levels.

Accordingly, gross profit expressed as a percentage of net sales can be influenced by many factors including overall sales performance. For three months ended 2020, gross profit decreased to $223,259 from $565,568 for three months ended 2019. Gross profit as a percentage of net sales decreased to 15.9% for three months ended 2020 from 26.4% in three months ended 2019, primarily driven by the Company retaining direct labor employees (to comply with payroll protection plan loan forgiveness criteria) Employee and compensation levels are expected to be maintained, however, it is not certain at this time whether or not the loan will be forgiven. In addition, there is a decrease in percentage of sales generated from our third-party warehouses in China which is historically more profitable for our business. Margins from period to period and can vary based on the profitability of each individual job. In 2020, the Company worked on several large contracts that were less profitable than the previous year. Major components and cost drivers of our cost of sales is influenced by the cost of materials, shipping, overhead, and labor costs.

Stock based compensation has increased due to the company’s adoption of its incentive plan and issuance of options and warrants during the quarter. On March 31, 2020, the Company adopted the Applied UV, Inc. 2020 Omnibus Incentive Plan (the “Plan”) with 600,000 shares of common stock available for issuance under the terms of the Plan. The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

Selling, General and Administrative expenses, including the costs of operating our corporate office, are also an important component of our operating performance. Compensation and benefits comprise the majority of our operating expenses. Selling, General and Administrative expenses contain fixed and variable costs and managing the operating expense ratio (operating expenses expressed as a percentage of net sales) is an important focus of management as we seek to increase our overall profitability. Operating expenses include cash costs as well as non-cash costs, such as depreciation and amortization associated with corporate and property and equipment and impairment of long-lived assets. Operating expenses can also include certain costs that are of a one-time or non-recurring nature. For three months ended 2020, Selling, General and Administrative expenses increased to $426,667 from $309,187 in three months ended 2019. The increase was attributable to an increase in professional and consulting fees to assist the Company in financial reporting. In addition, the company increased its bad debt allowance during the three months ended 2020 by $50,000.

Selling, General and Administrative expenses expressed as a percentage of net sales can be influenced by many factors including overall sales performance. For three months ended 2020, selling, general and administrative expenses as a percentage of net sales increased 16.0% from 30.4% in three months ended 2020 and 14.4% in three months ended 2019. The company incurred an increase in professional fees and bad debt expense of $50,000 in 2020 and generated significantly less revenues from the impact of COVID-19.

We recorded net loss of $297,528 in the three months ended 2020, compared to net income of $1,776,864 in the three months ended 2019. The significant net loss in 2020 was from a decline in revenues and margins due to the impact of COVID-19, an increase in stock-based compensation, an increase in bad debt expense, and an increase in professional fees. In addition, the company reported a gain on legal settlement in the amount of $1,520,398 during the three months ended 2019.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

	2019		2018
Net Sales	$9,329,720		$7,556,444
Cost of Goods Sold	6,009,730	64.4%	4,890,012	64.7%
Gross Profit	3,319,990	35.6%	2,666,432	35.3%
Selling. General and Administrative Expenses	1,916,386	20.5%	1,913,101	25.3%
Operating Income	1,403,604	15.0%	753,331	10.0%
Other Income (Expense)
Gain on settlement (See Note 10)	1,520,399	16.3%	-	0.0%
Other income	-	0.0%	2,552	0.0%
Interest Expense	-15,736	-0.2%	-35,640	-0.5%
Total Other Income (Expense)	1,504,663	16.1%	-33,088	-0.4%
Income Before Provision for Income Taxes	2,908,267	31.2%	720,243	9.5%
Provision for Income Taxes	106,861	1.1%	-	0.0%
Net Income	$2,801,406	30.0%	$720,243	9.5%

Net sales and gross profit are the most significant drivers of our operating performance. Net sales consist of all sales to customers, net of returns. Our net sales for year ended 2019 increased by 19% to $9,329,720 from $7,556,444 in year ended 2018. All net sales for all periods presented were generated entirely from our Munn Works subsidiary. The net sales increase in fiscal 2019 resulted primarily from an increase in domestic manufacturing capabilities. An increase in our domestic manufacturing capabilities has resulted in less lead time from when a project is initiated to its completion. The Company plans to expand its manufacturing facility which will result in an increase in revenues generated from our domestic manufacturing.

Accordingly, gross profit expressed as a percentage of net sales can be influenced by many factors including overall sales performance. For year ended 2019, gross profit increased 19.7% to $3,319,990 from $2,666,432 for year ended 2018. Gross profit as a percentage of net sales increased to 35.6% for year ended 2019 from 35.3% in year ended 2018, primarily driven by an increase in sales generated from our domestic manufacturing. Margins remained consistent from year to year and can vary based on the profitability of each individual job. In 2019, the Company worked on several large contracts that were slightly more profitable than the previous year. Major components and cost drivers of our cost of sales is influenced by the cost of materials, freight, overhead, and labor costs.

Selling, General and Administrative expenses, including the costs of operating our corporate office, are also an important component of our operating performance. Compensation and benefits comprise the majority of our operating expenses. Selling, General and Administrative expenses contain fixed and variable costs and managing the operating expense ratio (operating expenses expressed as a percentage of net sales) is an important focus of management as we seek to increase our overall profitability. Operating expenses include cash costs as well as non-cash costs, such as depreciation and amortization associated with corporate and property and equipment and impairment of long-lived assets. Operating expenses can also include certain costs that are of a one-time or non-recurring nature. For year ended 2019, Selling, General and Administrative expenses increased 0.2% to $1,916,386 from $1,913,101 in year ended 2018. The change was primarily driven from an increase in sales commissions, professional fees, and office salaries, however, the increase was offset by a decrease in Officer Salaries in the amount of $400,000.

Selling, General and Administrative expenses expressed as a percentage of net sales can be influenced by many factors including overall sales performance. For year 2019, selling, general and administrative expenses as a percentage of net sales decreased 5% from 20.3% in year ended 2019 and 25.3% in year ended 2018. The decrease was primarily driven from a decrease in officer salaries of $400,000. The company was also able to maintain its fixed operating costs from year to year.

Net other income was $1,504,663 in year ended 2019, compared to net other expense of $33,088 in year ended 2018, representing an increase of $1,537,671. The increase from 2018 was primarily due to a gain on settlement of $1,520,399 from the Chapter 11 Bankruptcy Case. As a result of settlement in the bankruptcy case, the Company was able to settle certain liabilities at a significantly reduced amount. The difference between the carrying amount of the liability and the settled amount was recorded as a gain on settlement as other income.

Income tax expense was $106,801 in year ended 2019, compared to income tax expense of $- in year ended 2018, representing an increase of $106,801. Prior to the share exchange in 2019, Munn Works, LLC was taxed as a single member Limited Liability Company for federal and state income tax purposes. As such, the Company will not pay income taxes for earnings prior to the share exchange, as any income or loss will be included in the tax returns of the individual member. Accordingly, no provision is made for income taxes in the financial statements prior to the share exchange.

We recorded net income of $2,801,466 in the year ended 2019, compared to net income of $720,243 in the year ended 2018, an increase of net income of $2,081,223 from the year ended 2018. The increase in net income compared to 2018 was primarily attributable to the increased revenues, gross profit and gain on settlement from the Chapter 11 Bankruptcy case.

Liquidity and Capital Resources

Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

Net cash provided by operating activities	$303,148	$535,610
Net cash used in investing activities	(98,244)	(12,999)
Net cash provided by (used in) financing activities	220,783	(490,872)
Net increase in cash and cash equivalents and restricted cash	425,687	31,739
Cash and cash equivalents at beginning of year	1,029,936	793,766
Cash and cash equivalents at end of year	1,455,623	825,505

In six months ended 2020, cash provided by operating activities was $303,148, as compared to cash provided in operating activities was $423,908 in three months ended 2019. Our operating cash inflows include cash received primarily from sales of our product and collections of our accounts receivable. These cash inflows are offset largely by cash paid primarily to our suppliers for production materials and parts used in our manufacturing process, operation expenses, and employee compensation. The major operating activities that reduced cash in the six months ended 2020 was a decrease of accounts payable and accrued expenses of $218,788, decrease in prepaid expenses of $107,385, and a decrease of deferred revenue of $63,550. The major operating activity that provided cash for the six months ended June 30, 2020 was from a decrease of accounts receivable of $874,243.

In six months ended 2020, net cash used in investing activities was $98,244, as compared to cash used from investing activities of $12,999 in six months ended 2019. The increase in cash used was for purchases of machinery and equipment to improve our domestic facility.

In six months 2020, cash provided by financing activities was $425,867, as compared to cash used in financing activities of $31,739 in six months ended 2019. The major financing activities that provided cash in six months ended 2020 were proceeds received from the application of a payroll protection plan loan.

Working Capital. We had a working capital of $809,645 at June 30, 2020, a decrease of $80,953 from a working capital of $728,692 as of December 31, 2019. The increase in working capital is attributable from an increase in cash of $425,687, an increase of inventory of $45,056, a decrease of deferred revenue of $63,550 and a decrease of accounts payable and accrued expenses of $726,593 offset by a decrease in accounts receivable of $874,243, and an increase of payroll protection plan loan of $296,827.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Net cash provided by operating activities	$770,260	$528,561
Net cash used in investing activities	(12,999)	(3,865)
Net cash (used in) provided by financing activities	(521,091)	142,797
Net increase in cash and cash equivalents and restricted cash	236,170	667,493
Cash and cash equivalents at beginning of year	793,766	126,273
Cash and cash equivalents at end of year	1,029,936	793,766

In year ended 2019, cash provided by operating activities was $770,260, as compared to cash provided in operating activities was $528,561 in year ended 2018. Our operating cash inflows include cash received primarily from sales of our product. These cash inflows are offset largely by cash paid primarily to our suppliers for production materials and parts used in our manufacturing process, operation expenses, employee compensation, and interest expenses of our financings. The major operating activities that reduced cash in the year ended 2019 was a decrease of accounts payable and accrued expenses of $382,343, increase in accounts receivable of $250,459, and an increase prepaid expenses of $146,676. The major operating activity that provided cash for year ended December 31, 2019 was income from operations of $1,403,604.

In year ended 2019, net cash used in investing activities was $12,999, as compared to cash used from investing activities of $3,865 in year ended 2018.

In year ended 2019, cash used in financing activities was $521,091, as compared to cash provided by financing activities of $142,797 in year ended 2018. The major financing activities that used cash in year ended 2019 were repayments for loans of $83,000 and cash paid to settle liabilities subject to compromise of $531,511. The major financing activity that provided cash for year ended December 31, 2019 was cash received from an officer of $99,496.

Working Capital. We had a working capital of $728,692 at December 31, 2019, a decrease of $183,700 from a working capital of $912,392 as of December 31, 2018. The decrease in working capital is attributable from an increase in cash of $236,170, an increase of accounts receivable of $250,459 offset by a decrease in loan to shareholder of $99,496, an increase in deferred revenue of $65,141, an increase in income tax payable of $106,861, an increase of accounts payable and accrued expenses of $254,960 and an increase of lease liability-current of $133,097

Contractual Obligations and Other Commitments

summarizes the obligations as of June 30, 2020, as derived from the unaudited consolidated financial statements of Applied UV, Inc. as of that date.

	Payment due by period
	Total	2020	2021-2023	2024-2025	Thereafter
Capital lease obligations (1)	$20,694	$4,645	$7,280	$7,280	$1,489
Operating lease obligations	603,000	160,800	160,800	160,800	120,600
Notes payable (2)	120,000	30,000	30,000	30,000	30,000

Total	$743,694	$195,445	$198,080	$198,080	$152,089

(1) The Company entered into a lease agreement in Mount Vernon, New York for a term that commenced on April 1, 2019 and expires on the 31st day of March 2024 at a monthly rate of $13,400.

(2) In March 2020, as part of the On-Deck Capital settlement, the Company issued a promissory note for the principal amount of $157,500 due within the next 5 years. The Company is required to pay $157,500 in five payments in the amount of $30,000 per year, with an additional $7,500 in year two. In June of 2020, the Company made its first required payment in the amount of $37,500.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue and Cost Recognition. On January 1, 2018, the Company adopted accounting standard ASC 606, Revenue from Contracts with Customers and all the related amendments using the modified retrospective method for all customer contracts not yet completed as of the adoption date. The adoption of ASC 606 did not have a significant impact on our Consolidated Financial Statements.

The Company recognizes revenue when the performance obligations in the client contract has been achieved. A performance obligation is a contractual promise to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as, the customer receives the benefit of the performance obligation. Under ASC 606, revenue is recognized when a customer obtains control of promised services in an amount that reflects the consideration we expect to receive in exchange for those services. To achieve this core principal, the Company applies the following five steps:

1)       Identify the contract with a customer. A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party's rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer's intent and ability to pay the promised consideration. The Company applies judgment in determining the customer's ability and intention to pay, which is based on a variety of factors including the customer's historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

2)       Identify the performance obligations in the contract. Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services, the Company must apply judgment to determine whether promised services are capable of being distinct in the context of the contract. If these criteria are not met the promised services are accounted for as a combined performance obligation. The Company promises to design, manufacture and sell custom mirrors through contractual arrangements. It was determined that most services within a contract are substantially the same and have the same pattern of transfer to the customer over the term of the agreement and are therefore highly interdependent upon each other. As such, the Company determined that the services within a contract are not separately identifiable in the context of the contract and should therefore be bundled into a single performance obligation.

3)       Determine the transaction price. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. We evaluate whether a significant financing component exists when we recognize revenue in advance of customer payments that occur over time. We do not adjust the transaction price for the effects of financing if, at contract inception, the period between the transfer of control to a customer and final payment is expected to be one year or less. The Company establishes pricing for contracts with customers based on a fixed price for a fixed fee. Contracts do not provide for a discount or refund to customers and historically, no discounts or refunds have been given.

4)       Allocate the transaction price to performance obligations in the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. Contracts that contain multiple performance obligations require an allocation of the transaction price based on management's judgment. The identified promises are considered to be bundled in arriving at the overall promise within the contract. This promise therefore results in one performance obligation, to design, manufacture and sell custom mirrors to our customer, therefore, allocation of the transaction price is not necessary.

5)       Recognize revenue when or as the Company satisfies a performance obligation. Revenue is comprised of projects that are completed within our own facility or from a third-party vendor (Direct Sales). For projects that are completed within our own facility, the Company satisfies performance obligations at over time. For projects that are completed from a third-party vendor, the performance obligation is recognized at a point in time.

For projects that are completed within our own facility, we design, manufacture and sell custom mirrors for hotels and hospitals through contractual agreements. These sales require us to deliver our products within three to six months from commencement of order acceptance. We recognize revenue over time by using the input method based on costs incurred as it depicts our progress toward satisfaction of the performance obligation. Under this method, revenue arising from fixed price contracts is recognized as work is performed based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligations. Incurred costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Contract material costs are included in incurred costs when the project materials have been purchased or moved to work in process as required by the project’s engineering design. Cost based input methods of revenue recognition require us to make estimates of costs to complete the projects. In making such estimates, significant judgment is required to evaluate assumptions related to the costs to complete the projects, including materials, labor and other system costs. If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known and can be reasonably estimated. Deferred Revenue represents amounts billed in excess of revenues and profits recognized. Revenues and profits recognized in excess of amounts billed typically does not occur as we will not perform any work in excess of the amount we bill to our customers.

Each product or service delivered to a third-party customer that is manufactured by a third-party vendor is considered to satisfy a performance obligation. Performance obligations generally occur at a point in time and are satisfied when control of the goods passes to the customer. These sales are shipped from the manufacturer to the customer without our taking physical inventory possession. We report direct sales on a gross basis, that is, the amounts billed to our customers are recorded as "Sales," and inventory purchased from manufacturers are recorded as Cost of Sales. We are the principal of direct sales because we control the inventory before it is transferred to our customers. Our control is evidenced by us being primarily responsible for fulfilling the promise to our customers, taking on inventory risk of returned product, and having discretion in establishing pricing. We typically pay our vendors a portion of the total cost up front and the remaining balance is accrued for and paid within 30-90 days of when the products are shipped from the third-party warehouse. Vendor payments are capitalized until completion of the project and are recorded as vendor deposits.

Accounts Receivable. Accounts receivables are non-collateralized customer obligations due under normal trade terms generally requiring payment within 30-90 days from the invoice date. The carrying amounts of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. Management reviews accounts receivable on a monthly basis to determine if any receivables will be potentially uncollectible. Historical bad debts and current economic trends are used in evaluating the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes an allowance for doubtful accounts of $100,000 and $50,000 as of June 30, 2020 and December 31, 2019, respectively is adequate.

Inventory. Inventories are valued at the lower of cost or net realizable value using the first-in, first-out method. Inventory is comprised of raw materials that are purchased on the initial start date of a specific project and are capitalized using the percentage of completion method of accounting. We amortize these costs to the associated contract proportion with our percentage of completion on the contract, calculated using a cost-based input method. Capitalized costs are considered impaired when the net contract cost asset plus future costs to complete the contract are less than the remaining revenue to be recognized under the contract. When capitalized costs are impaired, we record a charge to the impairment, impairment charges cannot be reversed. As of June 30, 2020 and December 31, 2019 no impairment charges were recorded and management has determined that an excess and obsolete reserve is not required.

Property and Equipment. Property and equipment are recorded at cost. Depreciation of furniture and fixtures is provided using the straight-line method, generally over the terms of the lease. Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred. Depreciation of machinery and equipment is based on the estimated useful lives of the assets. Machinery and equipment have an estimated useful life of the lesser of term of lease or useful life. Furnitures and fixtures are based the estimated useful life of 7 years.

An asset is disposed of or retired when no future economic benefits are expected to arise from continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset.

Fair Value of Financial Instruments. The Company records the fair value of assets and liabilities in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 820, Fair Value Measurement. FASB ASC 820 establishes a framework for measuring fair value under accounting principles generally accepted in the United States. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. the three levels of the fair value hierarchy under FASB ASC 820 are as follows:

- Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

- Level 2 - Valuations based generally on observable inputs for similar assets and liabilities, or identical or similar assets and liabilities in inactive markets.

- Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Valuation techniques could include the use of discounted cash flow models and other similar techniques

The carrying amounts reported in the consolidated balance sheets as of June 30, 2020 and December 31, 2019 for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value due to the immediate or short-term maturity of these financial instruments. The fair value of capital lease obligations approximates their carrying value because these financial instruments bear interest at rates that approximate current market rates for loans with similar maturities and credit quality.

Recent Accounting Pronouncements

Recently Adopted. In February 2016, FASB, issued in Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use, or ROU, assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. We adopted ASC 842 on January 1, 2019 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The adoption of this standard resulted in the recording of ROU assets and lease liabilities for all our lease agreements with original terms of greater than one year. The adoption of ASC 842 did not have a significant impact on our statements of income or cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for our company on January 1, 2019. The adoption of this standard did not have a material impact on our financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The adoption of this standard did not have a material impact on our financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the current incurred loss impairment methodology for financial assets with a methodology that reflects expected credit losses. The new credit losses model must be applied to loans, accounts receivable, and other financial assets. ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. The adoption of this standard did not have a material impact on our financial statements.

We currently believe that all other issued and not yet effective accounting standards are not relevant to our financial statements.

Recent Developments

Acquisition of SteriLumen and Munn Works. The Company acquired all of the issued and outstanding common shares of SteriLumen pursuant to an Exchange Agreement dated March 26, 2019 among the Company, SteriLumen and the shareholders of SteriLumen in which the SteriLumen shareholders exchanged their SteriLumen common shares for 201,252 shares of Company common stock, of which Laurie Munn, the spouse of our President and a director of the Company received 200,000 shares. The Company acquired all of the issued and outstanding preferred shares of SteriLumen pursuant to an Exchange Agreement dated March 27, 2019 among the Company, SteriLumen and Laurie Munn in which Ms. Munn exchanged all of her SteriLumen Series A preferred shares for 1,800,000 shares of Company common stock and 2,000 shares of Company Series A preferred stock. Upon consummation of this exchange the Company owned 100% of the capital shares of SteriLumen. The Company acquired all of the membership interests in Munn Works pursuant to an Exchange Agreement dated July 1, 2019 among the Company, Munn Works and Laurie Munn in which Laurie Munn exchange her membership interests in Munn Works for 600,000 shares of Company common stock. All of the equity in the Company owned by Laurie Munn has been transferred to The Munn Family 2020 Irrevocable Trust, of which Laurie Munn is the trustee.

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Effects of Coronavirus Outbreak. In December 2019, a novel strain of Coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

Most states and cities have reacted by instituting quarantines, restrictions on travel, “stay at home” and “social distancing” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it. On March 20, 2020, the Governor of New York announced a stay at home order to go into effect on March 22, 2020 that has been extended to at least June 6, 2020, unless regions in the state can meet certain criteria related to the Coronavirus. Pursuant to this order, non-essential businesses were forced to close. However, as of the date of this prospectus, our Mount Vernon office is open with the majority of our employees working from home.

We have taken steps to take care of our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. We have also taken precautions with regard to employee, facility and office hygiene as well as implementing significant travel restrictions. We are also assessing our business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our suppliers, our customers, and the public at large to the extent we are able to do so. We have and will continue to carefully review all rules, regulations, and orders and responding accordingly.

We are dependent upon suppliers to provide us with all of the raw materials for products that we manufacture and sell and we are currently dependent on out-sourced manufactures in China to manufacture the SteriLumen Disinfecting System. The pandemic has impacted and may continue to impact suppliers of materials for and manufacturers of certain of our products. As a result, we have faced and may continue to face delays or difficulty manufacturing certain products, which could negatively affect our business and financial results. Even if we are able to find alternate sources for materials and manufacturing, they may cost more, which could adversely impact our profitability and financial condition.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having the virus, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

Although it is difficult to predict the effect and ultimate impact of the Coronavirus outbreak on our business, it is likely that the impact of Coronavirus will adversely affect our results of operations, financial condition and cash flows in fiscal year 2020. See “Risk Factors—Our Business and Operations—Effect of the Coronavirus pandemic.”

Applied UV, Inc. 2020 Omnibus Incentive Plan. On May 4, 2020, we adopted the Plan. Under the Plan, the Company may grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards. Awards of up to 600,000 shares of common stock to Company employees, officers, directors, consultants and advisors are available under the Plan. The type of grant, vesting provisions, exercise price and expiration dates are to be established by the Board at the date of grant.

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Board Options. On February 18, 2020 the Board approved the grant to each member of the Board, on a quarterly basis, of options to purchase 500 shares of the Company’s common stock at an exercise price equal to the greater of $2.50 and the market value per share of the Company’s common stock on the date of the grant. Market value will be determined by an independent valuation company engaged by the Company; provided, however if on the date of grant the Company common stock is listed on a national exchange or quoted on an established quotation system, then market value shall equal the closing price of the Company common stock listed on such exchange or quoted on such quotation system on the trading day immediately prior to the date of the grant. On April 1, 2020, we issued options to purchase 2,000 shares of Company common stock to the Board, of which 1,250 have been cancelled. The options are subject to equal quarterly vesting over a one-year period. On July 1, 2020 we issued an additional 1,000 options to certain Board members. To date 375 of these options have vested. On July 9, 2020, the Board cancelled any further issuance of these quarterly option grants.

Mount Sinai Agreement. On April 20, 2020, SteriLumen entered into the Mount Sinai Agreement pursuant to which Mount Sinai has agreed to conduct a study of the effectiveness of the SteriLumen Disinfecting System in 17 patient bathrooms at Mount Sinai St. Luke’s Hospital in New York, NY. SteriLumen will be responsible for funding the direct and indirect costs of Mount Sinai’s research in the amount of $160,000 plus all of the cost of microbiological testing. To the extent any intellectual property resulting from the research is conceived by Mount Sinai it will be the intellectual property of Mount Sinai and to the extent it is conceived by SteriLumen it will be the intellectual property of SteriLumen. SteriLumen has a 60-day exclusive option to negotiate a license for Mount Sinai’s resulting patent rights if such patent was obtained at SteriLumen’s request and SteriLumen has paid for all the costs in obtaining the patent. If the results of the study contained in Mount Sinai’s final report are used by SteriLumen in a successful regulatory filing or a successful fundraising effort, the Sponsor will be obligated to pay Mount Sinai a fee of $30,000.

Second ResInnova Report. In April 2020, the Company submitted the SteriLumen Disinfecting System to ResInnova for testing on its effectiveness in killing the Coronavirus. ResInnova tested the SteriLumen mirror and drain product lines against OC43. In a Report dated June 30, 2020, ResInnova found the SteriLumen mirror and drain to be greater than 97% and 99.99%, respectively, effective in killing the OC43 human coronavirus in the bathroom sink area. According to ResInnova, it is expected that the Coronavirus will be killed in a similar manner to OC43 since they both are in the Beta genre of coronaviruses. See “Business—Second ResInnova Report” and “Risk Factors—Certain ResInnova Testing Limitations.”

Paycheck Protection Program Loan. On May 4, 2020, Munn Works received $296,287 in net proceeds from a PPP Loan from JP Morgan Chase Bank under the PPP, which was established under the CARES Act and administered by the U.S. Small Business Administration. The proceeds from the PPP Loan will be used in accordance with the terms of the CARES Act program, as described further below.

The term of the PPP Loan is two years with an interest rate of 1.00% per annum, which shall be deferred for the first six months of the term of the loan. Pursuant to the terms of the CARES Act, the proceeds of the PPP Loan may be used for payroll costs, mortgage interest, rent or utility costs for up to an 8-week period after loan origination. Under the terms of the CARES Act, Munn Works can apply for and be granted forgiveness for all or a portion of the PPP Loan. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds in accordance with the terms of the CARES Act, as described above, during the 8-week period after loan origination and the maintenance or achievement of certain employee levels. No assurance is provided that Munn Works will obtain forgiveness under the PPP Loan in whole or in part.

Reverse Stock Splits. On June 17, 2020 and June 23, 2020, the Company effected a 1 for 5 reverse stock split of its issued and outstanding Common Stock and effected a 1 for 5 reverse stock split of its issued and outstanding preferred stock, respectively (each a "Reverse Stock Split") by filing on each date an amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. No fractional shares were issued as a result of a Reverse Stock Split. Any fractional shares that would have resulted from a Reverse Stock Split were rounded up to the nearest whole share. The authorized common stock and preferred stock of the Company was not impacted by the Reverse Stock Splits. Immediately following the Reverse Stock Splits, the Company had outstanding 5,103,319 shares of Common Stock and 2,000 shares of preferred stock. The Company has retrospectively adjusted the 2018, 2019 financial statements for profit per share and share amounts as a result of the reverse stock splits.

Appointment of Executive Officers. On June 30, 2020 the Company entered into employment agreements and appointed the Company’s Chief Executive Officer and Chief Operations Officer.

Non-Employee Director Compensation. On July 9, 2020 the Board approved a compensation package for non-employee directors of the Board. The compensation for non-employee directors include; (i) for each newly appointed director, a one-time issuance of 10,000 shares of restricted common stock which vests evenly on an annual basis over a four year period beginning on January 1 of the next calendar year from the date of issuance; (ii) the annual issuance of 7,500 shares of restricted common stock to each such director which vests in full on January 1 of the next calendar year from the date of issuance; (iii) quarterly cash payments of $6,250 to each such director, commencing November 1, 2020; (iv) the annual issuance of 10,000 shares of restricted common stock to the Chairman of the Board, which vests in full on January 1 of the next calendar year from the date of issuance and (v) the annual issuance of 5,000 shares of restricted common stock to each chairman of the Audit, Nominating, Compensation and Corporate Governance Committees, which vests in full on January 1 of the next calendar year from the date of issuance.

Medical Advisory Board Options. On July 9, 2020 the Board approved the grant to each member of the Medical Advisory Board, on an annual basis, of options to purchase 5000 shares (10,000 shares to the chairman) of the Company’s common stock at an exercise price of $5.00 per share. The options are subject to equal quarterly vesting over a one-year period. Currently, the Medical Advisory Board consists of two members and does not have a chairman.

BUSINESS

Corporate History

The Company was incorporated in Delaware on February 26, 2019 for the purpose of acquiring all of the equity of SteriLumen and Munn Works. The Company acquired all of the capital stock of SteriLumen in March of 2019 pursuant to two exchange agreements in which the stockholders of SteriLumen exchanged all of their shares in SteriLumen for shares of common stock in the Company. The Company acquired all of the membership interests in Munn Works in July of 2019 pursuant to an exchange agreement in exchange for shares of common stock of the Company. The Company conducts all of its operations through SteriLumen and Munn Works.

Our principal executive offices are located at 150 N. Macquesten Parkway, Mount Vernon, NY 10550 and our telephone number is (914) 665-6100. The Company currently has 26 employees, including executive officers, all of which are fulltime. Our website address is www.applieduvinc.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Prospectus.

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SteriLumen

Business Overview. SteriLumen was incorporated on December 8, 2016 in New York. SteriLumen develops and may acquire medical devices that eliminate pathogens that may cause HAIs for distribution primarily to facilities that have high customer turnover such as hospitals, assisted living facilities, doctors’ offices and walk-in clinics as well as hotels, cruise lines, schools, airplanes and other public spaces. SteriLumen has developed and designed a unique, patented and automated disinfecting system that relies on UVC LED that will be embedded into certain bathroom fixtures (in each case, a “SteriLumen Disinfecting System”), which we believe will be effective in reducing HAIs caused by a virus, bacteria, fungus and other pathogens, including, Coronavirus and human coronaviruses in general in the bathroom sink area. The SteriLumen Disinfecting System was initially developed by Max Munn while working with NBBJ5, a global architectural firm whose clients include Cambridge University, Cleveland Clinic, Massachusetts General Hospital and Stanford University, and Healthcare Surface Consultants (“HSC”)6. However, SteriLumen owns all of the patents and other intellectual property with respect to the SteriLumen Disinfecting System and NBBJ and HSC have waived any claims they may have to any interest in the SteriLumen Disinfecting System. The SteriLumen Disinfecting System currently has five product lines: (i) disinfecting back-lit mirror that replaces the typical mirror (and wall lighting) found above the sink in a public facility bathroom; (ii) disinfecting drain device; (iii) disinfecting shelf that would be installed above the sink in cases where there is not enough room for a bathroom mirror or beneath an existing bathroom mirror; (iv) mirrored medicine cabinet for residential use and (v) retrofit kit. The Company has received confirmation from the U.S. Food & Drug Administration that the SteriLumen Disinfecting System is not a “device” under Section 201(h) of the FDA Act and therefore the Company is not required to comply with the requirements of the FDA Act.

During the last three years SteriLumen has focused on research and development, manufacturing and design and marketing and sales of the SteriLumen Disinfecting System. The SteriLumen Disinfecting System was initially submitted to ResInnova for an analysis of its effectiveness in killing certain pathogens such as C diff, MRSA and E coli. ResInnova provided SteriLumen with their findings in the Initial ResInnova Report which found the SteriLumen Disinfecting System to be effective in dramatically reducing pathogens in the bathroom vanity/sink area as described in greater detail below under “—Initial ResInnova Report.” SteriLumen also submitted the SteriLumen Disinfecting System to ResInnova for testing its effectiveness in killing the Coronavirus. On June 30 ResInovva issued a report on the effectiveness of the SteriLumen mirror and SteriLumen drain against OC43 as further described under “—Second ResInnova Report.” Furthermore, pursuant to the Mount Sinai Agreement SteriLumen will sponsor a study by Mount Sinai on the effectiveness of the SteriLumen Disinfecting System in 17 patient bathrooms in Mount Sinai St. Luke’s Hospital in New York, NY. Mount Sinai has agreed to provide SteriLumen the results of their study in a report to be issued in the second quarter of 2021 as well as publishing their results in an academic, peer reviewed, journal. The study performed under the Mount Sinai Agreement will be the first test of the SteriLumen Disinfecting System in an actual healthcare facility setting.

Since its inception, SteriLumen has devoted substantially all of its efforts to research and development, business planning, recruiting management and sales personnel, raising capital, developing relationships with potential suppliers and creating its own network of professional consultants. SteriLumen has manufacturing and assembly suppliers in southern China and South Korea and warehousing and distribution suppliers in California. By outsourcing the manufacturing, assembly, warehousing and distribution of SteriLumen Disinfecting Systems and other related products, we can efficiently focus our resources on the design, marketing and sales of SteriLumen’s products while keeping overhead costs lower. SteriLumen recently sold units in Saudi Arabia and is currently in discussions with two major international hotel chains who have expressed interest in reducing pathogen levels in their hotels and restaurants and a cruise line that may have an interest in reducing its pathogen levels in its cruise ships. We intend to target international markets in Gulf Cooperation Council countries, China and Japan.

The Initial ResInnova Report. In 2017 SteriLumen submitted two wall mounted mirror prototypes of the SteriLumen Disinfecting System to ResInnova for testing of their effectiveness to kill three healthcare-relevant bacteria: C diff, E coli and MRSA. The production version of the SteriLumen Disinfecting System was submitted to ResInnova in 2020 for testing of its effectiveness to kill MRSA.

_____________________________

5 NBBJ was founded in 1943 and is highly regarded as an international leader in architecture for healthcare facilities. NBBJ have over 50 hospitals as clients. A few of their domestic healthcare clients are NYU Langone Health, Cleveland Clinic, Stanford University and Massachusetts General Hospital.

6 HSC was founded in 2012 with a mission to mitigate the spread of infection within the healthcare environment by addressing the critical issue of surfaces. HSC focuses on the science of surfaces and how they contribute to the spread of infection. HSC works with healthcare facilities and manufacturers to develop effective infection remediation procedures.

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The Initial ResInnova Report concluded that a prototype of the SteriLumen Disinfecting System caused the following reductions in pathogens in the following sink areas:

Faucet Handles

•	C diff spores: greater than 4 logs (99.99%) reduction after one hour exposure;
•	E coli: greater than 4 logs (99.99%) reduction after 30 minute exposure;
•	MRSA: greater than 4 logs (99.99%) reduction after 30 minute exposure.

Drain

•	C diff spores: greater than 3 logs (99.9%) reduction after two hour exposure;
•	E coli: greater than 4 logs (99.99%) reduction after 30 minute exposure;
•	MRSA: greater than 4 logs (99.99%) reduction after 30 minute exposure.

Side Edges

•	C diff spores: almost 3 logs (99.9%) reduction after two hour exposure;
•	E coli: almost 2 logs (99%) reduction after 1 hour exposure;
•	MRSA: almost 2 logs (99%) reduction after 1 hour exposure.

The Initial Report concluded that the production version caused the following reductions in MRSA:

Faucet Handles

•	greater than 6 logs (99.9999%) reduction after two hour exposure.

Drain

•	greater than 4 logs (99.99%) reduction after two hour exposure.

Side Edges

•	Greater than 6 logs (99.9999%) reduction after two hour exposure.

Backsplash

•	Greater than 6 logs (99.9999%) reduction after two hour exposure.

The Initial ResInnova Report also concluded that “a 2 hour non-stop operation of the UV-emitting mirror should have a dramatic antimicrobial effect on the bathroom vanity/sink area.”

The Second ResInnova Report. In April 2020, the Company submitted the SteriLumen Disinfecting System to ResInnova for testing on its effectiveness in killing the Coronavirus. ResInnova tested the SteriLumen mirror and drain product lines against OC43. In a Report dated June 30, 2020, ResInnova found that the SteriLumen drain demonstrated a greater than 97% kill after 15 minutes of exposure and the SteriLumen Mirror demonstarated a greater than 99.99% kill after a 2-hour exposure. According to ResInnova, it is expected that SAR-CoV-2, the virus that causes COVID19, will be killed in a similar manner to OC43 since they are both in the Beta genre of coronaviruses.

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SteriLumen Disinfection System. The SteriLumen Disinfecting System consists of four product lines: (i) the SteriLumen Disinfecting Mirror; the SteriLumen Disinfecting Drain; the SteriLumen Disinfecting Shelf; and the SteriLumen Disinfecting Medicine Cabinet. Each product in the SteriLumen Disinfection System product line has the following attributes:

Focus on the sink area and drain. Focuses on pathogens that accumulate on the sink area, including handles, faucets and backsplash and in the drain.

UVC LED infection destruction. Destroys 4 logs (99.99%) of common pathogens, including, we believe, the Coronavirus in the bathroom vanity/sink area with at least two hours of continuous use.

Automatic operation. Has a built-in programmable controller that ensures operation for the full required daily and is not dependent on manual operation. Its functionality is expandable and may become a source for recurring income through additional data reporting, leasing and maintenance of add-on elements.

Continuous operation. Works in cycles of two hour on and four hours off, except for the disinfecting drain which is on 15 minutes every hour. The timing protocol is managed by a programmable controller and a motion detector enclosed within each device and works while the patient room is still occupied and while the bathroom is not in use, therefore, continuously disinfecting an area of ongoing high contamination. Research has shown that microbes can rebound to pre-disinfection levels within two hours following manual terminal cleaning and disinfection. UVC products generally used for terminal cleaning in patient rooms have helped to reduce infections. Unfortunately, these can only be used after a patient is transferred/discharged and the patient room is vacant.

Safety. Built-in motion detector and sensor automatically shuts off the UVC light when anyone enters the room eliminating any concern over UV safety. Once there is no movement in the room for 10 minutes the UVC light comes back on to restart and continue its cycle.

Removable UVC LED panel. The UVC LEDs are installed via a removable panel, leading to ease of replacement or upgrade. The UVC LEDs are expected to become more powerful over time and users may want to replace the earlier generation UVC LEDs (at an interval and cost not yet determined) with more powerful models as the microbial world continues to change.

Ease of Installation. The unit is easy to install and uses standard electrical wiring.

IOT connectivity. IOT connectivity uses Wi-Fi and RF technology that will enable continuous transmission of use and functionality data over the internet for collection and analysis. This could include data on the length of time the UVC light was on as well as the length of time, frequency and interval length concerning the bathroom use and its cleaning by the hospital staff. A companion software platform enables the administrator to view and analyze the use and functionality data.

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SteriLumen Disinfecting Mirror. SteriLumen has embedded its disinfection system into a mirror with electrified built-in “white day-light” LED lighting (typically found in better hotel bathrooms) that replaces the typical mirror (and also replaces the wall lighting) found above the sink in a hospital bathroom. As a mirror, the SteriLumen Disinfecting System meets all design and lighting requirements for healthcare facilities and provides disinfection for the backsplash, sink, drain and surrounding countertops. Underneath the mirror are eight UVC LEDs focused on high-risk bathroom sink surfaces, faucets and drains. This effectively reduces the bioburden of dangerous pathogens that are easily acquired and transmitted throughout the healthcare setting. It is safe, effective, patented and unique in the market. This mirror type without any disinfecting function is common in the hospitality industry.

SteriLumen Disinfecting Drain. Consists of a stainless-steel pipe that is easily substituted for the ordinary pipe that fits between the bathroom sink drain cover and the C-trap. A UVC LED sits in a one-half inch perforation in the pipe and is covered with a waterproof sapphire lens which is in the plane of the interior of the pipe in order not to disrupt water flow. The UVC light destroys 6 logs (99.9999%) of the most common pathogens, thereby disinfecting the aerosol plume that rises out of the drain when the faucet is turned on.

SteriLumen Disinfecting Shelf. To be installed over the hospital sinks that do not have or require a mirror above them and incorporating the attributes of the SteriLumen Disinfecting Mirror, i.e., back-lit side lighting and UVC LEDs to disinfect the countertop and sink area. Additionally, the shelf could be installed under a simple ordinary mirror.

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SteriLumen Disinfecting Medicine Cabinet. A traditional medicine cabinet incorporating the attributes of the SteriLumen Disinfecting Mirror, i.e., back-lit side lighting and UVC LEDs to disinfect the countertop or sink in a residential bathroom.

HAIs. The Center for Disease Control defines HAIs as infections patients contract, while receiving treatment in a healthcare facility. HAI is a significant problem in the United States and is the cause of an estimated 99,000 deaths annually. The CDC states that preventing HAI is a national priority. Between 2000 and 2050, the percentage of people aged 85 and over will increase by 350%7. This estimated increase will result in more HAIs for this age group. While this problem is of great concern to the elderly, it also affects the population at large8. Research shows that the most common germs causing HAIs are C. difficile (12%), Staphylococcus aureus (MRSA, 11%), E. coli (9%) and Candida auris (7%)9. Environmental disinfection is an important method in reducing the risk of HAIs. Evidence shows that traditional cleaning methods still leave persistent contamination of environmental surfaces.10 Without question, secondary disinfection technologies are needed for reducing the risk of surface contamination.

According to the CDC:

approximately 1.7 million people in the United States contract a HAI every year, or 1 out of every 25 hospital patients;

an estimated 99,000 people die from HAI’s annually;

HAI cost to the healthcare system is $45 billion annually;

patients with a HAI spend an average of 6.5 extra days in the hospital; and

patients with a HAI are five times more likely to be readmitted and twice as likely to die.

HAI’s are preventable, and the federal government has instituted policies and penalties to ensure this issue is being addressed. In 2009, the Centers for Medicare and Medicaid Services (“CMS”) stopped paying hospital-related reimbursement for patients who acquired a HAI during their hospital stay. In 2011, CMS established fines for facilities with high rates of infection. The effects of reduced reimbursements have seriously impacted healthcare facilities. Some facilities have reported a reduction of up to 40% of their total revenue due to lost reimbursement.

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7 AJIC

8 AJIC

9 AJIC

10 AJIC

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Many healthcare facilities have seen success with temporarily reducing their HAI rates, but may not have been able to sustain these reductions. A big part of the challenge is controlling the presence of infectious agents in the patient room.

Complications with disinfection. There are many issues that complicate effective disinfection including:

Current Hospital Designs: The bathroom is an area of high contamination. Toilets are located close to the sink and countertops. When flushed, they release a plume of microbial contamination into the air, ultimately landing on surfaces. Healthcare workers, the patient and visitors frequently use this room with many opportunities for acquisition and transmission of microbes throughout the patient care environment. Despite this, during a patient’s stay this room is typically cleaned only once a day.

Materials: Multiple surface materials and textiles cannot all be cleaned and disinfected effectively the same way. Surfaces that are not smooth can leave protective reservoirs for microbes to proliferate in and not be reached by the biocides used to destroy them.

Lack of Time: The average daily patient room disinfection time is 10 minutes (approximately 7 minutes for the main room and 3 minutes for the bathroom).

Standard Cleaning and Disinfection Protocol. Current infection control protocol focuses on manual cleaning, i.e. wiping hospital room and bathroom surfaces with a disinfecting system. The standard cleaning and disinfecting protocol address three types of cleaning and disinfection:

Daily: 10 minutes per room of manual wipe down using disinfecting fluids may not allow enough time to effectively disinfect areas of high contamination.

Outbreak: requiring different cleaning products and processes based on the type of microbe and where the outbreak is. Often disinfectant products require a 10-minute dwell time which is rarely followed. Pathogens are left on surfaces to proliferate and rebound to pre-disinfection levels.

Terminal: This is done following patient discharge. Typically, a process that takes 45 minutes to 1 ½ hours. First, a deep manual cleaning performed by the environmental services staff possibly followed by "no touch" disinfection technology. No touch disinfection includes UV disinfection robots or hydrogen peroxide mist or vapor machine. In either case, the rooms cannot be occupied.

All three processes require manual cleaning/disinfection and proper use of disinfectant products. Effective human behavior determines the success or failure of each process. Despite best cleaning/disinfecting efforts, microbes can continue to thrive on surfaces for days, weeks, and even months.

Facilities understand the limitations of their current approach and are increasingly open to bundled or system-based solutions utilizing a variety of products and processes including “no touch” technology. No-touch systems are gaining acceptance by providing additional disinfection to the standard and required manual disinfection protocol described above. Many of these have been successful in addressing areas that may not have been disinfected effectively before. Examples of no-touch products include: (a) Hydrogen peroxide vapor or mist to get disinfectant into areas not always reached in the regular wipe-down, and (b) robotic systems that shine UVC light to kill bacteria. Each of these systems has significant limitations:

Room occupation: Both systems require that the room be unoccupied. As a result, they can only be used for “terminal” disinfection following patient discharge.

Line of sight: UVC systems require “line-of-sight” to the affected areas. Microbes on surfaces outside the line of sight of the light source are not affected. When used in a patient bathroom, for example, UVC robots cannot reach areas such as the inside of the sink bowl, drain, and areas behind the faucet.

The SteriLumen Disinfecting System can operate while the patient room occupied and does not need human intervention.

Effective disinfection in a healthcare facility requires attention to detail. In a hospital bathroom, bacteria thrive in sink drains, splashing out when the faucet is turned on, contaminating the bowl, countertop, faucets, and backsplash. In 2011-2012 the Clinical Center of the National Institutes of Health faced an infection outbreak that originated from a sink drain, resulting in the deaths of 11 patients.

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UV Science

Ultraviolet light.

Ultraviolet (“UV”) light is one form of electromagnetic energy produced primarily by the sun, although it can also come from made-made sources such as tanning beds and welding torches. As shown above, UV light is a designated band of light (or electromagnetic energy) with wavelength from 100 to 400 nanometers (nm), which is shorter than visible light but longer than x-rays. UV light has enough energy to break chemical bonds. Due to their higher energies, UV photons can cause ionization, a process in which electrons break away from atoms. The resulting vacancy affects the chemical properties of the atoms and causes them to form or break chemical bonds that they otherwise would not. This can be useful for chemical processing, or it can be damaging to materials and living tissues. This damage can be beneficial, for instance, in disinfecting surfaces, but it can also be harmful, particularly to skin and eyes. UV is generally divided into three sub-bands: UVA, UVB, and UVC. Of the three, UVC has the shortest wavelength, the highest energy, and is most easily absorbed by most organic material.

UVC Disinfection. Using UV light to disinfect is a fast, effective, and safe technique that utilizes UVC. When exposed to UVC light, microorganisms such as bacteria, viruses, fungi, cysts, and mold are affected in a way such that they can no longer multiply, rendering them harmless. UV disinfection can be used on surfaces, in air, and in water. Disinfection performance is a function of the UVC dose applied to the microorganism. While all micro-organisms respond to UVC light in different ways, if given the appropriate dose, which is the product of UVC power multiplied by time, 99.99% of micro-organisms can be killed. Microorganisms such as bacteria, viruses, fungi, cysts, and mold are simple life forms that reproduce by subdivision, budding, or by producing spores. Reproduction of these organisms is vital to their life cycle: loss of their ability to grow and multiply is classified as cellular death, and renders them harmless and no longer pathogenic. When exposing microorganisms to UVC light, the energy generated from UVC light is absorbed into the microbes’ cellular RNA and DNA, damaging nucleic acids and preventing microorganisms from infecting and reproducing. The absorption of UVC energy forms new bonds between nucleotides, creating double bonds or “dimers.” Demineralization of molecules, particularly thymine, is the most common type of damage done to microorganisms by UVC. Formation of thymine dimers in the DNA of bacteria, fungi and viruses prevents replication and the ability to infect. Because UVC disinfection does not rely on chemicals or filtration materials, it can be used effectively and safely in many applications including in drinking water, in air.

LEDs. The traditional approach to generating UV light for disinfection applications has been the mercury discharge lamp, which is a fluorescent bulb without the phosphor coating. Mercury lamps come in two main types: a low-pressure lamp that produces a single wavelength at 254nm; and a medium pressure lamp that emits a multiple wavelength output. Unlike traditional mercury lamps, whose output wavelength is fixed, UV LEDs can be manufactured to operate at the optimum wavelength for the application. UV LEDs also switch on and off instantly and can actually be pulsed without any detriment to lifetime, making them more user-friendly and safer for the operator. Miniature, robust, and operating with a low electrical power, UV LEDs can be manufactured with a highly stable output, operating at the optimum wavelength for the application, making them ideal for compact and portable systems. The design rules for UV LEDs open new opportunities of what can be disinfected as, unlike the long tube shape of mercury lamps, LEDs can be mounted in flat panels; on flexible circuit boards; on the outside of cylinders and elsewhere.

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Intellectual Property

Developing and maintaining a strong intellectual property position is an important element of our business. We maintain the intellectual property through a combination of patent protection, trademarks, and trade secrets. We have sought, and will continue to seek, patent protection for our technology, for improvements to our technology, as well as for any of our other technologies where we believe such protection will be advantageous.

As of July 31, 2020, SteriLumen owned six issued patents and one pending patent application in the United States; owned one issued patent in the European Union and has 6 pending patent applications, which are in China, the Gulf Cooperation Council (GCC), Hong Kong, Japan, South Korea, and Taiwan.  The U.S. patent numbers are 9,724,442, 10,039,853, 10,307,504, 10,456,496, 10,463,759 and 10,639,394 issued on August 8, 2017, August 7, 2018, June 4, 2019, October 29, 2019, November 5, 2019 and June 13, 2020, respectively.  The Company has also received an Issue Notification from the United States Patent and Trademark Office that its pending patent will be issued on August 11, 2020 and assigned patent number 10,738,446. The issued patents and pending patent applications cover various aspects of the SteriLumen Disinfecting System including, the disinfection system; disinfection system embedded into a fixture generally, and a vanity mirror specifically, and the mechanical components of any such mirror, including hinge mount and programmable controller for regulating UV light.

On December 3, 2019, SteriLumen received a trademark registration of its trademark or brand name “SteriLumen.”

SteriLumen will be protecting and enforcing its issued patents, trade secrets, know-how, copyrights, and trademarks, as well as continuing to pursue technological innovation and licensing opportunities, and developing and maintaining its competitive position in the vanity mirror and disinfecting product markets for hospitality, hospital and healthcare facilities. Our success depends in part on SteriLumen obtaining and enforcing patent protection for its products and processes, preserving and maintaining trade secrets, issued patents, copyrights and trademarks, and operating with state of the art technologies while respecting the proprietary rights of third parties, and acquiring licenses for technology or products as may be beneficial to the company.

Our Strategy for SteriLumen

We believe that SteriLumen has developed a safe, effective, unique and patented disinfecting system that may significantly reduce the number of pathogens found in healthcare facilities. Our goal is to build a successful disinfecting system development and design company that contributes to a national decreased rate of HAIs through the commercialization of innovative, efficacious and cost-effective disinfection system products that address compelling market opportunities in the infection prevention industry. We will seek to achieve this goal by having SteriLumen actively involved in the following activities:

Focus on healthcare facilities: (i) Target infection prevention professionals’ at large hospitals and healthcare networks; (ii) Identify and target healthcare networks that have been fined for high infection rates; and (iii) Leverage key teaching hospitals to facilitate both scientific evidence as well as return on investment components.

Educate and work with healthcare professionals: Educate and work with healthcare professionals to address the gaps they face in existing disinfection processes and provide additional systems that can be used in conjunction with required disinfection protocol.

Leverage two routes to market: (i) Architects and contractors specializing in healthcare construction11; and (ii) Direct sales to healthcare facilities and contracted facility management companies.

Continue scientific validation: through lab testing and in situation research then publishing in peer review journals case studies and supporting data.

Establish a validation study: Establish a validation/marketing study to demonstrate the effectiveness of the SteriLumen Disinfecting System, which we have commissioned pursuant to the Mount Sinai Agreement.

Leverage an outsourced supply chain: Leverage an outsourced supply chain for production and warehousing.

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11 Architects are usually involved in major renovations and construction projects that are large. They specify products such as bathroom fixtures including the mirror. Healthcare-oriented architects such as NBBJ are also often seeking systems to support infection control. These firms serve as primary business development targets.

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The supply chain and production strategy are illustrated below:

Hotels and Other Relevant Non-Healthcare Facilities

Beyond healthcare facilities, we focus our marketing efforts in the following additional market segments:

Hotels. Hotels, including those attached to hospitals or primarily serving patients traveling for medical care; hotels catering to an elderly clientele; and hotels wishing to make disinfection, safety, cleanliness, etc. part of their branded experience could all be potential targets in the future.

Airplane and Cruise Line Bathrooms. Because of the close quarters inside most airplane cabins, pathogens can easily be spread among passengers, especially on long flights where airplane bathrooms have more use and may not be cleaned before flight’s end. The SteriLumen Disinfecting could provide an important means for disinfecting airplane bathrooms and decrease the spread of germs in the airplane cabin.

Schools. Schools and education authorities pay very close attention to disinfection to prevent the spread of influenza as well as other contagious threats. The CDC maintains guidelines for disinfection of schools and many other organizations also advise schools on proper disinfection protocol. SteriLumen’s disinfection systems could find a receptive audience among school facilities managers looking for new solutions to this issue.

Restaurants. Given the need to prevent foodborne illness, restaurants are constantly urging staff to wash their hands and are required by public health authorities to keep their premises as clean and germ-free as possible. SteriLumen could become part of upscale restaurants’ strategy to demonstrate dedication and commitment to customers and health department to reduce the spread of infections within their establishment.

Homes. The general consumer market could become important, especially for patients receiving care at home, people with compromised immune systems or in homes with young children or elderly residents that are looking to reduce the chances of catching an infectious disease. SteriLumen has designed (and has a patent pending) a disinfecting medicine cabinet, in addition to its standard SteriLumen Disinfecting System, as a potential entry into this market.

Competition

Given the uniqueness of the SteriLumen Disinfecting System, we are not aware of any direct competition, including other manufacturers of mirrors and surface disinfection systems.

Competitive mirrors. Hospitals have been frequent buyers of mirrors not only in-patient bathrooms, but also other areas, none of which currently have disinfection capabilities. The same architects that specify other kinds of mirrors will specify the SteriLumen Disinfecting System. We believe that other mirror manufacturers will not be the most significant competition for SteriLumen, as most decision makers will view SteriLumen’s products as disinfection systems and overlook the current cost of buying a plain mirror, which in a hospital bathroom are priced in the $100-$300 range. For backlit (electrified) mirrors the range is wider, from $300-$700. Backlit mirrors are often sold to enhance design and create a healing environment. They are not common in hospitals, although that is rapidly changing. We anticipate that the unit price of the SteriLumen Disinfecting System will be more than these backlit mirrors, but initially less than $1,000. Because of this price differential, the SteriLumen Disinfecting System will be positioned in the market as an essential disinfecting tool, but as a mirror with supplemental lighting that also provides disinfection.

Disinfecting Systems. While we are not aware of any disinfecting systems that are directly comparable to the SteriLumen Disinfecting System, no-touch disinfecting systems and Systems

No-touch Systems. No-touch systems have increased in popularity in recent years as complimentary and add on systems for addressing infection prevention issues following required cleaning and disinfection protocols. These have proven to be effective with a few major drawbacks. They are used only following patient transfer or discharge and cannot be used while the patient room is occupied. Due to the high cost for no touch systems, healthcare facilities generally choose one of several no-touch options, either UVC robots or peroxide vapor. An additional issue exists based on the available time for terminal disinfection if patients are waiting for a room or if staff is simply too busy to move this technology into the room and turn it on and off. Depending on the technology, the disinfecting system may need to be moved into the bathroom (additional cycle time) due to the constraints of the technology.

This system requires approximately 2 hours’ time. The applicable room is completely closed and sealed off. All vents are sealed, doors with the equipment inside to be run. Following the running of the machine, there is a specified time for the air to clear before anyone can go back into the room and remove all of the seals put in place. There is concern about potential residual effects and potential patient safety as well.

UVC systems. UVC disinfection is fast and very effective on surfaces in line of sight. Products on the market include but are not limited to ceiling mounted, wall-mounted, upper air UV disinfection units as well as UVC robots. Larger robot units recommend that their units be moved periodically to address critical areas that may be limited by shadowing or areas outside of the direct line of sight. Typically, the larger robots are used for terminal cleaning when the patient is discharged as a room must be empty to run these units. There are several manufacturers currently developing other products including smaller portable units that could be put in a patient room while the patient is receiving treatment elsewhere in the hospital. The competitive advantage of the SteriLumen system is its use of UVC LEDs. All of the below systems which generate UV light use mercury or xenon bulbs which are inherently dangerous if mishandled.

Peroxide vapor systems. Hydrogen peroxide vapor systems use machines to disperse a concentrated hydrogen peroxide vapor throughout a room. The micro condensation of the system on all surfaces deactivates harmful pathogens. The peroxide condensate breaks down to oxygen and water vapor, which means there is no harmful residue. Like UVC robot systems, peroxide vapor systems cannot be run when a patient is in the room. Furthermore, there is a need to seal the room and for personnel to wear hazmat suits during the disinfection process.

Munn Works

Munn Works was formed on November 9, 2012, as a New York limited liability company. manufactures and supplies fine decorative framed mirrors, framed art, and vanities to primarily to the hospitality market. Max Munn, the President of Applied UV, is also the Chief Executive Officer of Munn Works and has been involved in related businesses for over 35 years. Munn Works has 37 fulltime employees and manufactures its products domestically and overseas. Its domestic manufacturing operations are located in its headquarters in Mount Vernon, New York. Munn Works supplies the major hotel brands in North America with its products. These brands include Hilton Hotels & Resorts, the various Hyatt branded hotels, the various Marriott branded hotels, Four Seasons Hotels and Resorts and the subsidiary hotel brands for each of these major brands. Munn Works has a national sales force and an established distribution network for hotels and restaurants in every major market in the United States and has begun to develop a distribution network for the assisted living market. These distribution networks will also be a significant asset for SteriLumen, as those networks will be utilized for the marketing and sales of the SteriLumen Disinfecting System. Additionally, Munn Works advertises its products in hotel design magazines and participates in major national trade shows. During the last three years, Munn Works has significantly expanded its sales force, including hiring a vice president of sales, increased investments in advertising, including expanding its presence at industry trade shows and full-page advertising in trade magazines such as Boutique Design and Hospitality Design and establishing a presence on social media outlets such as Facebook, Instagram, and Twitter. Munn Works currently manufactures approximately 20% to 25% of its products domestically, but expects this to increase to 35% due to increasing lead times, production costs and tariffs associated with manufacturing goods in China. We consider Munn Works to be a leader in the custom design decorative framed mirror market. Our main competitors are Majestic Mirror located in Miami Florida and Mirror Image located in Los Angeles who make decorative mirrors for hotels and Electric Mirror located in Seattle Washington who make backlit mirrors that are placed over vanities in the bathroom. None of these competitors have any meaning domestic manufacturing capability.

On June 25, 2018, Munn Works filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code in order to (i) pursue its appeal of a $1.4 million New York State court judgment arising out of an employment and business dispute with a former employer of Mr. Munn (of which Mr. Munn’s family-owned 50% of the equity) and (ii) preserve its ongoing operations from collection efforts with respect to such judgment. Munn Works settled the dispute by making a $400,000 cash payment and on June 28, 2019, concluded its Chapter 11 proceedings.

Litigation

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We may in the future receive claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. To date, we have not been made aware of any actual, pending or threatened litigation against the Company.

Property

We lease and maintain our primary offices and manufacturing facility at 150 N. Macquesten Parkway, Mount Vernon, NY 10550. We do not currently own any real estate.

MANAGEMENT

The following are our executive officers and directors and their respective ages and positions as of July 31, 2020.

Name	Age	Position
Keyoumars Saeed	56	Chief Executive Officer and Director
Max Munn	75	President and Director
James L. Doyle, III	52	Chief Operations Officer
Joseph Himy	51	Interim Chief Financial Officer
Joel Kanter	63	Chairman of the Board
Dr. Eugene A. Bauer, M.D.	78	Director
Dr. Alastair Clemow, Ph.D.	69	Director
Dallas C. Hack, M.D	67	Director
Eugene E. Burleson	79	Director

Keyoumars Saeed is our Chief Executive Officer. Mr. Saeed has over 25 years of proven experience in strategic planning, operations, sales and executive management of advanced technologies. A seasoned CEO and senior executive, under his leadership, record of achievement in sales, marketing and operations development, strategic planning, and business development. Mr. Saeed was CEO of Ubiquity LLC from 2011 until June of 2020 where he advised the National Mental Health Innovation Center (NMHIC) and worked with CU Innovations on business partnerships and co development with their technology innovation network (TIN) on virtual and augmented reality to conduct interventions and training protocols and at the University of Colorado Anschutz Medical Center. Previously, Mr. Saeed founded Vital Neuro, Inc. in 2016 and was CEO and a Director from February 2016 until November of 2019 Vital Neuro, Inc. converged machine learning, cloud technologies in a closed feedback system and is an evidence based, proven service relieving employee stress with a personalized 15 minute daily session to a headphone through an app to company subscriber base. Prior to that and until the end of 2015 Mr. Saeed spent three and a half years at Kymeta Corporation, a Bill Gates company, as the EVP of Strategy and development creating a market approach to the connected car strategy, sourcing and securing unique raw materials and industry relations and partnerships. Among several smaller startups, Mr. Saeed Co-founded Open Range Communications in 2004 to deliver broadband to rural and underserved communities in the US. In 2001 Mr. Saeed was instrumental in the launch of the first cellular Blackberry at T-Mobile USA where he was part of the pioneering team introducing the first device converging voice and data to the market in 2001. He spent the worked at AT&T wireless advanced services organization introducing CDPD and converged wireless data through 1999. Mr. Saeed has a BSBA in Business Law and Economics from University of Denver.

Max Munn is the President and a director of the Company and is also CEO of Munn Works. Mr. Munn has held this position at Munn Works for over 20 years. Mr. Munn is also Co-chairman of Dieu Donne Inc., a not-for-profit and a leading, world recognized atelier wherein dimensional, handmade paper is utilized in the making of art. Mr. Munn attended MIT from 1961-1966, majored in chemistry and architecture; and received a Bachelor’s of Architecture degree. Mr. Munn also attended Columbia University for post graduate studies from 1966-1968, working toward a Ph.D. in architectural history.

James L. Doyle, III is our Chief Operations Officer. Mr. Doyle has over 28 years’ experience in general management, operations, marketing, sales and consulting. Mr. Doyle has served on the board of Mobilitynext since April of 2018. Mr. Doyle founded Mobilitynext, a nonprofit organization that brings public and private entities together to solve the world’s most challenging transportation and mobility challenges. Mr. Doyle was the President of Panasonic Enterprise Solutions Company (“PESC”) from November 2009 to March of 2018. PESC is a $450 million solution and engineering company focused primarily on North America, but with limited clients in Asia and Europe. This company built complex solutions for Panasonic’s global customers in sports and entertainment, energy, and smart city industries. His clients ranged from the Philadelphia Eagles to MGM to the US Government. Before joining Panasonic, Mr. Doyle was a Consulting Partner with IBM Global Business Services from June 1996 until October 2009. Mr. Doyle lead its North American Electronics industry solutions unit, the final role in a thirteen-year span with IBM. Mr. Doyle also served as an Officer in the US Marine Corps, participating in Operation Restore Hope in Somalia. Mr. Doyle has an MBA in Marketing and Decision & Information Systems from Indiana University in 1996 and a BS in Marketing from Syracuse University in 1990.

Joseph N. Himy is our Interim Chief Financial Officer. Mr. Himy is a Director of The CFO Squad, a financial and business advisory firm providing outsourced CFO advisory and regulatory consulting services primarily for public companies, since August 2011. From May 2009 until August 2011, Mr. Himy was Chief Financial Officer of Vyteris, Inc., manufacturer of the first active transdermal patch approved by the U.S. Food and Drug Administration for the pain associated with blood draws, intravenous cannulations and laser ablation of superficial skin lesions. Prior to May 2009 and from October 2004, Mr. Himy held various other positions at Vyteris, including Corporate Controller and VP of Finance. Mr. Himy received a B.S. degree in Accounting from Brooklyn College of the City University of New York and is a certified public accountant. Mr. Himy’s accounting and financial and corporate governance experience background enhances the breadth of experience of the board of directors.  Mr. Himy is also Independent Director of Tofutti Brands Inc. and a member of its Audit Committee since October 30, 2013.

Joel Kanter is the Chairman of the Board of the Company. Mr. Kanter serves as President of Windy City, Inc., a privately held investment firm, since July 1986. From 1989 to November 1999, Mr. Kanter served as the President, and subsequently as the President and Chief Executive Officer of Walnut Financial Services, Inc., a publicly traded company (Nasdaq: WNUT). Walnut Financial’s primary business focus was the provision of various forms of financing to small business including equity financing to start-up and early stage development companies, bridge financing to small and medium-sized companies, and later stage institutional financing to mature enterprises. Tower Hill Capital bought the Company in 1999 in a transaction valued at approximately $400 million. From 1978 - 1980, Mr. Kanter served as a Legislative Assistant to former Congressman Abner J. Mikva (D-Ill.).  In that position, Mr. Kanter provided support to Congressman Mikva with respect to activities related to his position on the House Judiciary Committee.  In particular, Mr. Kanter was intimately involved in efforts to reform the Federal Criminal Code.  Mikva subsequently became the Chief Judge of the U.S. Court of Appeals for the District of Columbia Circuit, and then served as White House Counsel to President Clinton. From 1980 - 1983, Mr. Kanter served as Special Assistant to the National Association of Attorneys General.  In that position, he represented the interests of the State Attorneys General in Washington, D.C. in the criminal justice and environmental arenas.  Mr. Kanter serves on the Board of Directors of one currently public company, Magna-Labs, Inc., which was formerly involved in the development of a cardiac MRI device. Mr. Kanter also serves on the boards of several private biotechnology companies. Mr. Kanter is a National Association of Corporate Directors “Governance Fellow.” Mr. Kanter is a current Trustee Emeritus and past President of the Board of Trustees of The Langley School in McLean, Virginia, a former Trustee at the Georgetown Day School in Washington, D.C., and a former Trustee of the Union Institute & University, the Country’s first Online University.

We believe that Mr. Kanter is qualified to serve as a member of our board of directors because of his experience as a public company executive, his extensive finance background, his service as a current director of public and private companies, and his knowledge of the industry in which we operate.

Dr. Eugene A. Bauer, M.D. is a Director of the Company. In 2010, Dr. Bauer co-founded Dermira, a publicly traded specialty biopharmaceutical company acquired by Eli Lilly and Company in 2020. Dr. Bauer served as Chief Medical Officer of Dermira, a wholly-owned subsidiary of Lilly, through March 2020. Prior to founding Dermira, Dr. Bauer served as Director, President and Chief Medical Officer of Pelpin, Inc., a publicly traded specialty pharmaceutical company, from 2008 to 2010. Dr. Bauer served as Chief Executive Officer of Neosil, Inc., a specialty pharmaceutical company, from 2004 to 2008, and he co-founded and served as a member of the board of directors at Connetics, a publicly traded specialty pharmaceutical company, from 1990 to 2006. Prior to initiating his career in industry, Dr. Bauer served as Dean of Stanford University School of Medicine from 1995 to 2001 and as Chair of the Department of Dermatology at Stanford University School of Medicine from 1988 to 1995. Dr. Bauer is Professor Emeritus at Stanford University School of Medicine, a position he has held since 2002. Dr. Bauer was a U.S. National Institutes of Health (“NIH”)-funded investigator for 25 years and has served on review groups and Councils for the NIH. Dr. Bauer has served on the boards of directors of a number of public and private companies, including Aevi Genomic Medicine, Inc. (formerly Medgenics, Inc.), First Wave Technologies, Inc., and Kadmon Holdings, Inc. He is member of numerous honorific societies, including the National Academy of Medicine. Dr. Bauer received his B.S. in medicine from Northwestern University and his M.D. from Northwestern University Medical School.

We believe that Dr. Bauer’s background of service on the boards of directors of numerous public pharmaceutical companies and his vast industry experience provides him with the qualifications and skills to serve on our Board.

Alastair J. Clemow, Ph.D. is a Director of the Company. Dr. Clemow currently serves as Chairman of Ensemble Orthopedics, an early-stage company developing an innovative pyrocarbon finger joint for the treatment for early state osteoarthritis. From 2010 to 2019, Dr. Clemow served as President and Chief Executive Officer of Regentis Biomaterials, a private company developing an innovative material for cartilage repair. He also held positions of president and chief executive officer in a number of companies that he helped found, including Nexgen Spine, Inc., which developed an artificial spinal disc; Gelifex, Inc., which developed an innovative spinal nucleus replacement implant and which was acquired in 2004 by Synthes Spine, Inc.; and Minimally Invasive Surgical Technologies, Inc., which developed a novel series of implants for minimally invasive total knee replacement and which was acquired in 2005 by MAKO Surgical Corp. From 2000 to 2004, Dr. Clemow served as Principal of Tanton Technologies, Inc., an organization that provided strategic and technical assessment of new medical device opportunities for large, mid-cap, and early-stage development companies. From 1981 to 2000, Dr. Clemow held numerous positions with Johnson & Johnson, including Vice President of Worldwide Business Development for Ethicon Endo-Surgery, Inc.; Vice President of New Business Development for Johnson & Johnson Professional, Inc.; and Director of Research and Development of Johnson & Johnson Orthopedics. In those capacities, Dr. Clemow was responsible for acquiring or developing what today represents billions of dollars of Johnson & Johnson revenue. Dr. Clemow serves or has served on the boards of numerous private and public companies including Aevi Genomics; Encore Medical; Echo Healthcare Acquisition Corp.; BioMedical Enterprises, Inc.; and Kinetic Muscles, Inc. He graduated from the University of Surrey with a Bachelor of Science Degree in metallurgy and Ph.D. in metallurgy and earned his MBA degree from Columbia University in New York.

With extensive senior management experience within healthcare companies, including Johnson & Johnson, as well as a member of the boards of numerous public and private companies, we believe that Dr. Clemow is qualified to serve as a member of our Board.

Dallas C. Hack, M.D., M.P.H. is a Director of the Company.

He is board certified in General Preventive Medicine and Public Health and a Fellow in the American College of Military Public Health. He directed trauma research for the military from 2008 to 2014, with responsibility for more than $2 billion in grant funding. He served as Command Surgeon at the strategic level during Operations Enduring Freedom and Iraqi Freedom. He held numerous military medical leadership positions including Commander of the NATO Headquarters Healthcare Facility, and Command Surgeon at the strategic level during Operations Enduring Freedom and Iraqi Freedom. COL(R) Hack received numerous military awards including the Bronze Star, two Legion of Merit awards, and was inducted as a Distinguished Member of the Military Order of Medical Merit. He has a BA from Andrews University (1972), an MPH from Johns Hopkins University (1995), a MD from Loma Linda University (1976), an MSS from the US Army War College (2004), and a CPE from the Certifying Commission in Medical Management (1997). He was recognized as the Distinguished Alumnus of the Year by Loma Linda University in May 2015. Dr. Hack has an appointment from the School of Medicine, University of Pittsburgh as Adjunct Professor of Neurosurgery and from Virginia Commonwealth University as an Associate Clinical Professor, Department of Physical Medicine and Rehabilitation. After retiring from 28 years of military service in 2015, Dr. Hack has worked with numerous biotechs and non-profits to advance medical research and transition the progress to improved clinical practice.

We believe that Dr. Hack is qualified to serve as a member of our Board because of his extensive knowledge of the industry in which we operate.

Eugene E. Burleson is a Director of the Company. He is a private investor and was Chairman of PET DRx Corporation from June 2005 to July 1, 2010, and its Chief Executive Officer from October 2008 until its acquisition by VCA Antech in July 2010. Mr. Burleson was a director of HealthMont Inc. from September 2000 until its acquisition by SunLink in October 2003. Mr. Burleson served as Chairman of the Board of Directors of Mariner Post-Acute Network, Inc. from January 2000 to June 2002. Mr. Burleson also served as Chairman of the Board of Directors of Alterra Healthcare Inc. a developer and operator of assisted living facilities and is on the Board of Deckers Outdoor Corporation Inc. Mr. Burleson served as Chairman of the Board of GranCare Inc. from October 1989 to November 1997. Additionally, Mr. Burleson served as President and Chief Executive Officer of GranCare Inc. from December 1990 to February 1997. Upon completion of the merger of GranCare’s pharmacy operations with Vitalink Pharmacy Services Inc. in February 1997, he became Chief Executive Officer and a Director of Vitalink Pharmacy Services Inc. Mr. Burleson resigned as Chief Executive Officer and Director of Vitalink Pharmacy Services in August 1997. From June 1986 to March 1989, Mr. Burleson served as President, Chief Operating Officer and a Director of American Medical International Inc. (“AMI”), an owner and operator of acute care hospitals. Based in London from May 1981 to June 1986, Mr. Burleson served as Managing Director of AMI’s international operations. Mr. Burleson received his early management training at Eastman Kodak from 1963 to 1974. He graduated from East Tennessee State University with a Bachelor of Science Degree in accounting and earned an MBA degree in 1972.

We believe Mr. Burleson vast business experience provides him with the qualifications and skills to serve on our Board.

Code of Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, as set forth below, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board consists of seven directors, five of whom qualify as “independent” under the listing standards of Nasdaq.

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Director Independence

Our board of directors are composed of a majority of “independent directors” as defined under the rules of Nasdaq. We use the definition of “independence” applied by Nasdaq to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Joel Kanter, Dr. Eugene A. Bauer, Dr. Alastair Clemow, Dr. Dallas Hack and Eugene Burleson are all independent directors of the Company. However, our common stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board has not yet adopted procedures by which stockholders may recommend nominees to the Board of Directors. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

We have established an audit committee consisting of Eugene Burleson, Alastair Clemow and Dallas Hack. Eugene Burleson is the Chairman of the audit committee. In addition, our Board has determined that Eugene Burleson is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual disclosure report;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The audit committee is composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company intends to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Compensation Committee

We have established a compensation committee of the board of directors to consist of Alastair Clemow, Eugene Bauer and Eugene Burleson, each of whom is an independent director. Each member of our compensation committee is also a non-employee director, as defined under Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. Alastair Clemow is the chairman of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

●	administers our equity compensation plans;

●	reviews and approves, or makes recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and

●	establishes and reviews general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee consisting of Eugene Bauer, Eugene Burleson, Alastair Clemow, Dallas Hack and Joel Kanter. Eugene Bauer is the Chairman of the audit Committee. The audit committee’s duties, which are specified in our Nominating and Corporate Governance Audit Committee Charter, include, but are not limited to:

•	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

•	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on our board of directors is appropriate

•	evaluating nominations by stockholders of candidates for election to our board of directors; and

•	corporate governance matters

Director Compensation

On February 18, 2020, the Board approved the grant to each member of the Board, on a quarterly basis, of options to purchase 500 shares of the Company’s common stock at an exercise price equal to the greater of $2.50 per share and the per share market value of the Company’s common stock on the date of the grant. On April 1, 2020, we issued options to purchase 2,000 shares of Company common stock to members of the Board, of which 1,250 have been cancelled. On July 1, 2020, we issued an additional 1,000 options in aggregate to two members of the Board. The options are subject to quarterly equal vesting over a one-year period. To date 375 of these options have vested. On July 9, 2020, the Board cancelled any further issuance of these quarterly options.

On July 9, 2020 the Board approved a compensation package for non-employee directors of the Board. The compensation for non-employee directors include; (i) for each newly appointed director, a one-time issuance of 10,000 shares of restricted common stock which vests evenly on an annual basis over a four year period beginning on January 1 of the next calendar year from the date of issuance; (ii) the annual issuance of 7,500 shares of restricted common stock to each such director which vests in full on January 1 of the next calendar year from the date of issuance; (iii) quarterly cash payments of $6,250 to each such director, commencing November 1, 2020; (iv) the annual issuance of 10,000 shares of restricted common stock to the Chairman of the Board, which vests in full on January 1 of the next calendar year from the date of issuance and (v) the annual issuance of 5,000 shares of restricted common stock to each chairman of the Audit, Nominating, Compensation and Corporate Governance Committees, which vests in full on January 1 of the next calendar year from the date of issuance.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

On July 5, 2011, Max Munn filed for bankruptcy pursuant to Chapter 7 of the Bankruptcy Code. Mr. Munn filed for bankruptcy as a result of guarantees made by Mr. Munn of construction loans made by APF Group that were defaulted on in 2008 and 2009 during the financial crisis. Mr. Munn was a principal of APF Group. On January 30, 2012, the Chapter 7 proceedings were concluded.

On June 25, 2018, Munn Works, all of the equity of which was beneficially owned by Max Munn as of such date, filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code as further described in the section entitled “Business—Munn Works.”

Medical Advisory Board

The Company has established a Medical Advisory Board (the “MAB”), the purpose of which is to provide non-binding medical advice to the Board and the Company’s management relating to the development, manufacture, and sale of the Company’s disinfection devices and related products. The MAB shall meet at least twice annually with the Board and each member shall receive on an annual basis an option to purchase 5,000 shares of the Company’s common stock at initially $5.00 per share and the Chairman of the MAB shall receive on an annual basis an option to purchase 10,000 shares of the Company’s common stock at initially $5.00 per share. All of the options vest quarterly.

Currently, the MAB consists of the following two members and no chairman:

Dr. Nawar M. Shara, Ph.D. is a Director of the Company and is currently an Associate Professor of Medicine at Georgetown University Medical Center; Director, Biostatistics, Epidemiology and Research Design at Georgetown-Howard Universities Center for Clinical and Translational Science; and Director, Department of Biostatistics and Bioinformatics, MedStar Health Research Institute. Dr. Nawar has more than a decade of experience in grant proposal development, statistical consulting, clinical trials, statistical analysis, and data management; and teaching specialized courses to medical students and healthcare providers, including nurses and physicians. Dr. Nawar has more than seven years of experience in serving as a scientific reviewer on study sections for Veterans Affairs, Department of Defense (“DOD”), and National Institutes of Health (“NIH”). Dr Nawar has Developed biostatistics modular courses for professionals in health sciences, biostatistics, and regulatory science; served as statistical reviewer for peer-reviewed journals (e.g., American Journal of Cardiology, Diabetes, Diabetes Care, and Journal of Community Hospital Internal Medicine Perspectives). Dr Shara’s research focus includes Big Data solutions, Artificial Intelligence, Machine Learning, data visualization, Predictive Analytics, Adaptive Designs and Optimization schemes in clinical trials. Dr. Shara She is a member of American Statistical Association, the Royal Statistical Society, the American Society of Nephrology, the Women in Statistics Caucus, ASA Scientific and Public Affairs Advisory Committee. She is the President of the National Arab American Medical Association (NAAMA DC Chapter) as well as the chair of the Science and Research Committee for NAAMA. Dr. Shara has served as a peer reviewer for the following journals: Diabetes, American Journal of Cardiology and Journal of Community Hospital Internal Medicine Perspectives and has authored over 50 peer-reviewed journal publications. Dr. Shara served as Principal Investigator of several NIH-funded studies, National Kidney Foundation, Robert Wood Johnson Foundation. Her earlier work aimed at examining correlated of kidney and cardiovascular disease including oxidative Stress and surrogates of kidney function. She is currently the principal investigator of a NIH NCATS supplements looking to leverage voice activated technology (Alexa) to help patients with Heart Failure to better manage their disease. Dr. Shara conducts, supports and oversees clinical and translational research across MedStar hospitals and is involved in teaching and education at Georgetown she is also course Director for many offerings at Georgetown University including, Biostatistics in Medical Research, Research methodology and Analytic approaches in Regulatory Science, a course offered as part of the Master of Science in Regulatory Science program at Georgetown University (CERSI) and the Chair for a session on AI in medicine at the First International Conference in Systems and Network Medicine at Georgetown University, Washington DC, September 2019. Dr. Nawar received a Ph.D. in Applied Sciences from American University in 2002 and an M.S. in Applied Statistics from American University in 1996.

Dr. Adam Auerbach, M.D. is a Director of the Company and is currently serving as the Medical Director of the Sandra Atlas Bass Heart Hospital at North Shore Hospital as well as the Associate Medical Director of North Shore University Hospital. Dr. Auerbach has been in these roles for two years. He is also currently serving as the head of quality for the department of cardiology. Dr. Auerbach has been in this role since 2014 and served as the Director of Inpatient Cardiac Services at North Shore University Hospital from 2012-2017. Dr. Auerbach graduated from Rutgers University in 1998 with a degree in Molecular Biology and Biochemistry, he then attended Albert Einstein College of Medicine of Yeshiva University from 1998 to 2002. Dr. Auerbach completed a residency in internal medicine at Long Island Jewish Medical Center from 2002 to 2005 and completed a fellowship in Cardiovascular Diseases at North Shore University Hospital and Long Island Jewish Medical Center from 2005 to 2008. Dr. Auerbach was briefly in a private cardiology practice until he joined the faculty of North Shore University Hospital in 2010.

EXECUTIVE COMPENSATION

The following table illustrates the compensation paid by the Company to its executive officers. The disclosure is provided for the years ended December 31, 2019 and December 31, 2018.

Name and Principal Position	Year	Salary($)(1)	Total($)
Keyoumars Saeed(2) Chief Executive Officer and Director
	2019	--	--
	2018	--	--

Max Munn, President and Director
	2019	$400,000(3)	$400,000
	2018	$400,000(4)	$400,000

James L. Doyle, III(5)
Chief Operations Officer
	2019	--	--
	2018	--	--

Joseph N. Himy(6)
	2019	--	--
	2018	--	--

(1)	We periodically review, and may increase, base salaries in accordance with the Company’s normal annual compensation review for each of our named executive officers.
(2)	Mr. Saeed was hired as the Company’s Chief Executive Officer on June 30, 2020.
(3)	The cash salary of $400,000 was forgone by Mr. Munn and on April 1, 2020, he was issued a five-year warrant to purchase 80,000 shares of the Company’s common stock at an exercise price equal to the greater of $5.00 per share and market value per share of the Company’s common stock on the date of issuance in lieu of cash salary.
(4)	Represents amounts paid by Munn Works prior to the Company’s formation.
(5)	Mr. Doyle was hired as the Company’s Chief Operations Officer on June 30, 2020.
(6)	Joseph N. Himy was hired as the Company’s Interim Chief Financial Officer on July, 15, 2020.

Equity Awards

As of December 31, 2019, and 2018, the Company did not have any outstanding equity awards.

Employment Agreements.

As of December 31, 2019, and 2018, the Company had no employment agreements with any of its named executive officers.

However, on June 30, 2020, the Company entered into employment agreements with its Chief Executive Officer and Chief Operations Officer.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of July 31, 2020, with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of Company voting stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of Company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of July 31, 2020. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership in the following table is based on 5,333,402 shares of common stock issued and outstanding on July 31, 2020 (excludes 59,727 shares of common stock to be issued on the effectiveness of the registration statement related to this offering), and 6,393,129 after the offering assuming a common stock offering of 1,000,000 shares (excluding 150,000 shares which may be sold upon exercise of the underwriters’ over-allotment option), plus, for each individual, any securities that individual has the right to acquire within 60 days of July 31, 2020.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name and Address of Beneficial Owner	(1)	Title	Title of Class	Beneficially owned		Percent of Class Before Offering	Percent of Class After Offering
Officers and Directors

Keyoumars Saeed		Chief Executive Officer and Director	Common Stock	89,308	(2)	*	*
			Series A Preferred Stock	--		--	--

Max Munn		President	Common Stock	5,080,000	(3)	99.5%	82.1%
			Series A Preferred Stock	2,000	(4)	100%	100%

James L. Doyle III		Chief Operations Officer	Common Stock	38,275	(2)	*	*
			Series A Preferred Stock	--		--	--

Joseph N. Himy		Interim Chief Financial Officer	Common Stock	--		--	--
			Series A Preferred Stock	--		--	--

Joel Kanter		Chairman of the Board	Common Stock	17,500	(5)	*	*
			Series A Preferred Stock	--		--	--

Dr. Eugene A. Bauer, M.D.		Director	Common Stock	22,500	(6)	*	*
			Series A Preferred Stock	--		--	--

Dr. Alastair Clemow, Ph.D		Director	Common Stock	22,500	(6)	*	*
			Series A Preferred Stock	--		--	--

Dr. Dallas C. Hack, M.D.		Director	Common Stock	17,500	(6)	*	*
			Series A Preferred Stock	--		--	--

Eugene E. Burleson		Director	Common Stock	22,500	(6)	*	*
			Series A Preferred Stock	--		--	--

Officers and Directors as a Group (total of 9 persons)
			Common Stock	5,310,000		99.6%	83.1%
			Series A Preferred Stock	2,000		100%	100%
5% Stockholders
The Munn Family 2020 Irrevocable Trust
			Common Stock	5,000,000		93.7%	78.2%
			Series A Preferred Stock	2,000		100%	100%

*Less than 1%.

(1) Unless otherwise indicated, the principal address of the named directors and directors and 5% stockholders of the Company is c/o Applied UV, Inc., 150 N. Macquesten Parkway, Mount Vernon, NY 10550.

(2) Subject to vesting over an eighteen (18) month period commencing on the closing date of the offering.

(3) Includes 5,000,000 shares which are held in the name of The Munn Family 2020 Irrevocable Trust, for which the spouse of Max Munn is the trustee and 80,000 shares underlying a warrant issued to Mr. Munn.

(4) Held in the name of The Munn Family 2020 Irrevocable Trust, for which the spouse of Max Munn is the trustee. Each share of Series A Preferred Stock is entitled to 1,000 votes (2,000,000 votes in aggregate) and votes with the Company’s common stock as a single class.

(5) Vests on January 1, 2021.

(6) 10,000 shares of which vest evenly on an annual basis over a four-year period, commencing on January 1, 2021 and the remainder of the shares vest on January 1, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In February of 2019, the Company engaged Carmel, Milazzo & Feil LLP to represent and assist the company with all general corporate legal matters including this offering of the Company’s common stock. Ross Carmel, a former board member of Applied UV, is a partner at Carmel, Milazzo & Feil LLP. As partial compensation for its legal services, Carmel, Milazzo & Feil LLP will receive three percent of the outstanding shares of the Company’s common stock, including the shares issued in this offering and the shares issued to Carmel, Milazzo & Feil LLP. As of June 19, 2020, Carmel, Milazzo & Feil LLP, has been issued 102,066 shares of the Company’s common stock. Carmel, Milazzo & Feil LLP will receive an additional 59,727 upon the effectiveness of the registration statement for this offering.

DESCRIPTION OF SECURITIES

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our certificate of incorporation and our bylaws.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is 151,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share. On June 17, 2020 we effected a 1 for 5 reverse stock split of the issued and outstanding shares of our common stock. The number of authorized shares of common stock remained at 150,000,000. On June 23, 2020 we effected a 1 for 5 reverse stock split of the issued and outstanding shares of preferred stock. The number of authorized shares of preferred stock remained at 1,000,000.

Common Stock

The holders of our common stock are entitled to the following rights:

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Rights. Subject to limitations under Delaware law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters. The holders of our common stock have no subscription, redemption or conversion privileges. Our common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

As of July 31, 2020, 2,000 shares of preferred stock have been designated as Series A Preferred Stock, all of which are beneficially owned by a trust, the trustee of which is the spouse of our President, Max Munn. The holders of our Series A Preferred Stock are entitled to the following rights:

Voting Rights. Each share of our Series A Preferred Stock entitles its holder to 1,000 votes per share and votes with our common stock as a single class on all matters to be voted or consented upon by the stockholders.

Dividend Rights. The holders of our Series A Preferred Stock are not entitled to any dividend rights.

Liquidation Rights. The holders of the Series A Preferred Stock are not entitled to any liquidation preference.

Other Matters. The holders of our Series A Preferred Stock have no subscription, redemption or conversion privileges and are not subject to redemption. Our Series A Preferred Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Series A Preferred Stock are fully paid and non-assessable.

Additional Preferred Stock. Our Board has the authority to issue additional preferred stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

While we do not currently have any plans for the issuance of any additional preferred stock, the issuance of additional preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the common stock;

●	Diluting the voting power of the common stock;

●	Impairing the liquidation rights of the common stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Warrants

On April 1, 2020, the Company issued to Max Munn, the Company’s President and a director of the Company, in lieu of paying his salary for 2019, warrants to purchase a total of 80,000 shares of Company common stock at the exercise equal to the greater of $5.00 and the market value per share of the Company’s common stock on the date of issuance. Market value will be determined by an independent valuation company engaged by the Company; provided, however, if on the date of the issuance of the warrant the Company common stock is listed on a national exchange or quoted on an established quotation system, then market value shall equal the closing price of the Company common stock listed on such exchange or quoted on such quotation system on the trading day immediately prior to the date of the grant. The warrant expires five years from the date of issuance.

On July 1, 2020, the Company issued a warrant to Primary Capital LLC, a full service investment banking firm, to purchase 750 shares of Company common stock and a warrant to Robert Nathan, a managing director at Primary Capital, to purchase 4,250 shares of company Common Stock, in each case at a $5.00 per share exercise price in exchange for consulting services related to potential financing opportunities for the Company. Neither Primary Capital nor Robert Nathan is a related party to the Company.

Options

On February 18, 2020, the Board approved the quarterly issuance of options to the Board as described above in the section entitled “Management—Director Compensation.” Currently, such options to purchase 1,750 shares issued to the Board are outstanding, 375 of which are vested. No further issuances no further issuances of these options will be made.

On July 9, 2020, the Board approved the annual issuance of options to purchase 5,000 shares of restricted Common Stock to each member of the MAB and the annual issuance of an option to purchase 10,000 shares of restricted Company common stock to the Chairman of the MAB. The options have an exercise price of $5.00 per share and vest evenly on a quarterly basis over a period of one year. The Company has issued options to purchase 10,000 shares of Company common stock to members of the MAB, none of which are vested.

Restricted Shares

On June 30, 2020 we entered into employment agreements with our Chief Executive Officer and our Chief Operating Officer, pursuant to which we issued 89,308 shares of restricted common stock and 38,275 shares of restricted common stock were issued to our Chief Executive Officer and our Chief Operations Officer, respectively. In each case, the shares will evenly vest on a quarterly basis over a period of 18 months, with the first vesting to occur on September 30, 2020

Only July 9, 2020, the Board approved the issuance of 10,000 shares of restricted stock to each of four newly elected directors. In each case, the shares will evenly vest on an annual basis over a period of four (4) years, with the first vesting to occur on January 1, 2021.

On July 9, 2020, the Board approved the annual issuance of 7,500 shares of restricted common stock to our non-employee directors. The shares will be issued on the first trading day of each year and vest on January 1 of the following year; provided however, the first issuance of 7,500 shares to a director will be issued immediately and vest on January 1 of the next calendar year. 37,500 shares were issued to our non-employee directors on July 9, 2020, which vest on January 1, 2021.

On July 9, 2020, the Board approved the annual issuance of 10,000 shares of restricted common stock to the Board chairman. The shares will be issued on the first trading day of each year and vest on January 1 of the following year; provided however, the first issuance of 10,000 shares to a Board chairman will be issued immediately and vest on January 1 of the next calendar year. 10,000 shares were issued to our Chairman on July 9, 2020, which vest on January 1, 2021.

On July 9, 2020, the Board approved the annual issuance of 5,000 shares of restricted common stock to the chairman of the Audit, Compensation, Nomination and Corporate Governance Committees. The shares will be issued on the first trading day of each year and vest on January 1 of the following year; provided however, the first issuance of 5,000 shares to a committee chairman will be issued immediately and vest on January 1 of the next calendar year. 10,000 shares were issued to our committee chairman on July 9, 2020, which vest on January 1, 2021.

S-8 Registration Statement

On May 4, 2020, we adopted the Plan. Under the Plan, the Company may grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards. Awards of up to 600,000 shares of common stock to Company employees, officers, directors, consultants and advisors are available under the Plan. The type of grant, vesting provisions, exercise price and expiration dates are to be established by the Board at the date of grant. Currently, no awards have been granted under the Plan. We may file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issued or issuable under our Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

Exclusive Forum

Our Certificate of Incorporation, as amended provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage lawsuits against us or our directors or officers. Our Certificate of Incorporation also provides that this choice of forum provision does not apply to claims arising under federal securities laws.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC.

Listing

We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “AUVI” which listing is a condition to this offering.

SHARES ELIGIBLE FOR FUTURE SALE

There is not currently an established U.S. trading market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon completion of the sale of 1,000,000 shares of common stock pursuant to this offering, we will have 6,393,129 shares of common stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 6,543,126 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

All previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

1% of the number of shares of our common stock then outstanding; or

1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Lock-Up Agreements

Our officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement for this offering without the prior written consent of the representative (as defined herein).

UNDERWRITING

Prior to this offering, there has been no public market for our common stock. We have applied for approval of our common stock for listing on The Nasdaq Capital Market under the symbol “AUVI.” Trading of our common stock on Nasdaq is expected to begin following this prospectus being declared effective by the SEC.

Underwriting

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Network 1 Financial Securities, Inc. is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Network 1 Financial Securities, Inc.
Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 150,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Discounts and Commissions and Expenses

We have agreed to pay the underwriters a cash fee equal to 9.0% of the aggregate gross proceeds.

The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of up to $[ ] per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the Company's proceeds from the underwriters’ purchase of the shares.

The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option. The underwriting discounts are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Per Share of Common Stock	Total without Over-allotment Option	Total with Over-allotment Option
Public offering price	$	$5,000,000	$5,750,000
Underwriting discounts	$	$450,000	$517,500
Proceeds, before expenses, to us	$	$4,550,000	$5,232,500

We have agreed to pay the representative a non-accountable expense allowance of 2% of the gross proceeds of the offering. We estimate that the total expenses, but excluding underwriting discounts and commissions and the 2% non-accountable expense allowances, will be approximately $[*], all of which are payable by us. This figure includes expense reimbursements we have agreed to pay the representative for reimbursement of its expenses related to the offering up to a maximum aggregate expense allowance of $75,000, for which we have paid a $35,000 advance, which will be returned to us to the extent not offset by actual expenses in accordance with FINRA Rule 5110(f)(2)(C).

Underwriters’ Warrants

As additional compensation to the underwriters, upon consummation of this offering, we will issue to the underwriters or their designees warrants to purchase an aggregate number of shares of our common stock equal to 8% of the number of shares of common stock issued in this offering (excluding shares of common stock sold to cover over-allotments, if any), at an exercise price per share equal to 125% of the initial public offering price (the “Underwriters’ Warrants”). The Underwriters’ Warrants and the underlying shares of common stock shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of the public offering in accordance with FINRA Rule 5110(g)(1). The Underwriters’ Warrants will be exercisable, in whole or in part, commencing 180 days from the closing date of the offering and will expire on the fifth anniversary of the effective date of the registration statement related to the offering in accordance with FINRA Rule 5110(f)(2)(G)(i). In addition, we have granted the underwriters a one-time demand registration right at our expense, an additional demand registration at the holder’s expense and unlimited “piggyback” registration rights with respect to the underlying shares. The demand registration rights will not be greater than five years from the effective date of the registration statement related to the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv).The piggyback registration right will not be greater than five years from the effective date of the registration statement related to the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

Determination of Offering Price

Before this offering, there has been no public market for our common stock. Accordingly, the public offering price will be negotiated between us and the Representative. Among the factors to be considered in these negotiations are:

●	the information set forth in this prospectus and otherwise available to the underwriters;
●	the prospects for our Company and the industry in which we operate;
●	An assessment of our management;
●	our past and present financial and operating performance;
●	our prospects for future earnings;
●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;
●	the prevailing conditions of United States securities markets at the time of this offering; and
●	other factors deemed relevant.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Lock-Up Agreements

We and each of our officers, directors affiliates and certain existing stockholders have agreed, for a period of 180 days after the effective date of the registration statement for this offering, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of the representative.

The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Pursuant to the underwriting agreement, we have also agreed, for a period of 180 days from the closing date of the offering, that we will not, subject to specified exempt issuances, offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or (iii) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

Right of First Negotiation

According to the terms of the underwriting agreement, the representative shall have the right of first negotiation for a period of twelve months after the closing of this offering to act as co-manager for all future public or private securities offerings by us, or any successor to or subsidiary of our company, during such period.

Finder’s Fee

In the event that at any time prior to the second anniversary of the closing date of the offering , the Company enters into any transaction with a party introduced directly or indirectly to the Company by the representative, the Company shall pay the representative a transaction fee equal to a percentage of the consideration received by the Company in such transaction as follows:

5% of the first $1,000,000

4% of the next $1,000,000

3% of the next $1,000,000

2% of the next $1,000,000

1% of all amounts in excess of $4,000,000.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on a website maintained by the representative and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers:

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker's average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and
●	passive market making bids must be identified as such.

Certain Relationships

Certain of the underwriters and their affiliates have provided and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have or may in the future receive customary fees, however, except for the right of first refusal and the finder’s fee disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPERTS

Adeptus Partners LLC, an independent certified public accounting firm, audited our financial statements for the years ended December 31, 2019 and 2018. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Adeptus Partners LLC, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Carmel, Milazzo & Feil LLP, New York, New York. Gordon Rees Scully Mansukhani, LLP, New York, New York, is acting as counsel for the representative of the underwriters with respect to the offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.applieduvinc.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Applied UV, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2019 and 2018

F-1

Applied UV, Inc. and Subsidiaries

Index to the Consolidated Financial Statements

December 31, 2019 and 2018

F-2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Applied UV, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Applied UV, Inc. and Subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Adeptus Partners, LLC

We have served as the Company’s auditor since 2020.

Ocean, New Jersey

June 23, 2020

F-3

Applied UV, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2019 and 2018

	2019	2018
Assets

Current Assets
Cash	$1,029,936	$793,766
Vendor deposit	104,517	95,556
Accounts receivable, net of allowance for doubtful accounts	2,227,792	1,977,333
Inventory	99,543	112,113
Loan to shareholder	4,225	103,721
Prepaid expense and other current assets	30,639	-
Total Current Assets	3,496,652	3,082,489

Machinery and equipment, net of accumulated depreciation	34,371	29,493
Right of use asset	614,522	-
Other assets	623,842	-

Total Assets	$4,769,387	$3,111,982

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
Accounts payable and accrued expenses	$1,238,822	$983,862
Income tax payable	106,861	-
Capital lease obligations-current portion	6,380	6,076
Lease liability-current	133,097	-
Notes payable	37,500	-
Deferred revenue	1,245,300	1,180,159
Total Current Liabilities	2,767,960	2,170,097
Long-term Liabilities
Capital lease obligations - less current portion	15,212	21,592
Note payable-less current portion	120,000	-
Lease liability-less current portion	481,425	-
Liabilities subject to compromise	-	2,336,909

Total Long-Term Liabilities	616,637	2,358,501

Total Liabilities	3,384,597	4,528,598

Stockholders' Equity
Common stock $.0001 par value, 150,000,000 shares authorized; 5,001,252 shares issued and outstanding, respectively	500	500
Series A voting preferred stock $.0001 par value, 1,000,000 shares authorized; 10,000 shares issued and outstanding	1	1
Retained earnings (Deficit)	1,384,289	(1,417,117)

Total Stockholders' Equity (Deficit)	1,384,790	(1,416,616)

Total Liabilities and Stockholders' Equity (Deficit)	$4,769,387	$3,111,982

See accompanying notes to the financial statements.

F-4

Applied UV, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years Ended December 31, 2019 and 2018

	2019	2018

Net Sales	$9,329,720	$7,556,444

Cost of Goods Sold	6,009,730	4,890,012

Gross Profit	3,319,990	2,666,432

Selling. General and Administrative Expenses	1,916,386	1,913,101

Operating Income	1,403,604	753,331

Other Income (Expense)
Gain on settlement (See Note 12)	1,520,399	-
Other Income	-	2,552
Interest Expense	(15,736)	(35,640)
Total Other Income (Expense)	1,504,663	(33,088)

Income Before Provision for Income Taxes	2,908,267	720,243

Provision for Income Taxes	106,861	-

Net Income	$2,801,406	$720,243

Basic and Diluted Earnings Per Common Share	$0.56	$0.14

See accompanying notes to the financial statements.

F-5

Applied UV, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

For the Years Ended December 31, 2019 and 2018

	Preferred Stock		Common Stock			Total
	Series A Voting				Retained	Stockholders
	Shares	Amount	Shares	Amount	Earnings	Equity

Balance, January 1, 2018	10,000	$1	5,001,250	$500	$(2,137,360)	$(2,136,859)

Net income	-	-	-	-	720,243	720,243

Balance, December 31, 2018	10,000	1	5,001,252	500	(1,417,117)	(1,416,616)

Net Income	-	-	-	-	2,801,406	2,801,406

Balance, December 31, 2019	10,000	$1	5,001,252	$500	$1,384,289	$1,384,790

See accompanying notes to the financial statements.

F-6

Applied UV, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	2019	2018
Cash flows from Operating Activities
Net Income	$2,801,406	$720,243
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Stock based compensation	85,000	-
Bad debt expense	-	50,000
Amortization of debt discount	-	18,291
Gain on settlement	(1,520,399)	-
Depreciation and amortization	8,121	6,250
Changes in Assets and Liabilities
Increase in accounts receivable	(250,459)	(855,576)
Decrease (increase) in inventories	12,570	(41,868)
Increase in vendor deposits	(8,961)	(5,661)
(Increase) in prepaid expenses	(146,676)	-
Increase in income taxes payable	106,861	-
Increase (decrease) in accounts payable and accrued expenses	(382,343)	208,851
Increase (decrease) in deferred revenue	65,140	428,031
Total Adjustments	(2,031,146)	(191,682)
Net Cash Provided by Operating Activities	770,260	528,561

Cash Flows From Investing Activities
Purchase of machinery and equipment	(12,999)	(3,865)
Net Cash Used in Investing Activities	(12,999)	(3,865)

Cash Flows From Financing Activities
Payments on capital leases	(6,076)	(5,511)
Increase (decrease) in liabilities subject to compromise	(531,511)	234,746
Loan from (to) officer	99,496	(133,303)
Payments on loans payable	(83,000)	(101,260)
Proceeds from loans payable	-	148,125
Net Cash (Used In) Provided by Financing Activities	(521,091)	142,797

Net Increase in Cash and equivalents	236,170	667,493
Cash and equivalents at January 1,	793,766	126,273
Cash and equivalents at December 31,	$1,029,936	$793,766

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$-	$18,291
Supplemental Non-Cash Items Not Included above resulting from the adoption of ASC 842
Initial recognition of operating lease asset	$710,075	$-
Initial recognition of operating lease liabilities	$710,075	$-
Supplemental Non-Cash Items
Capitalized stock based compensation for initial public offering costs	$507,805	$-

See accompanying notes to the financial statements.

F-7

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

In March 2019, Applied UV, Inc. (the "Company") was formed and incorporated in the State of Delaware for the intended purpose of creating a legal holding company structure for SteriLumen, Inc. and Munn Works, LLC and any future potential mergers or acquisitions. The then-existing shareholders and members of SteriLumen, Inc. and Munn Works, LLC exchanged all of their interest for shares of Applied UV, Inc. with substantially similar economic voting interests for each shareholder immediately before and after the share exchange. As a result of the share exchange, SteriLumen, Inc. and Munn Works, LLC became wholly-owned subsidiaries of Applied UV, Inc and, collectively referred to as (the "Company"). The combination met the criteria outlined in ASC 850 to be accounted for as a transaction between entities under common control and therefore the financial statements are being presented as if the transfer happened at the beginning of the period and prior year financial information has been retrospectively adjusted to furnish comparative information.

SteriLumen, Inc. is engaged in the design, manufacture, assembly and distribution of automated disinfecting mirror systems for use in hospitals and other healthcare facilities. The Company was incorporated in the State of New York in November of 2012 and is headquartered in Mount Vernon, New York. Munn Works, LLC is engaged in the manufacture of fine mirrors specifically for the hospitality industry.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Principles of Consolidation

The consolidated financial statements include the accounts of Applied UV, Inc., Munn Works, LLC and SteriLumen, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

Concentration of Credit and Business Risk

At times throughout the year, the Company maintains cash balances at various institutions, which may exceed the Federal Deposit Insurance Corporation limit. As of December 31, 2019 and 2018, amounts of $37,029 and $459,543, respectively were in excess of FDIC insured limits.

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

For the year ended December 31, 2019, the Company had four major suppliers that accounted for approximately 78% of supplies and materials used by the Company and for the year ended December 31, 2018, the Company had three major suppliers that accounted for approximately 76% of supplies and materials used by the Company. The amounts have been recorded as costs of sales in the consolidated statements of income.

Cash and Cash Equivalents

The Company considers all time deposits, certificates of deposit and all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. The Company does not have any cash equivalents at December 31, 2019 and 2018.

F-8

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are non-collateralized customer obligations due under normal trade terms generally requiring payment within 30-60 days from the invoice date. The carrying amounts of accounts receivable is reduced by a an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. Management reviews accounts receivable on a monthly basis to determine if any receivables will be potentially uncollectible. Historical bad debts and current economic trends are used in evaluating the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes an allowance for doubtful accounts of $50,000 as of December 31, 2019 and 2018 is adequate.

Inventory

Inventories are valued at the lower of cost or net realizable value using the first-in, first-out method. Inventory is comprised of raw materials that are purchased on the initial start date of a specific project and are capitalized using the percentage of completion method of accounting. We amortize these costs to the associated contract proportion with our percentage of completion on the contract, calculated using a cost-based input method. Capitalized costs are considered impaired when the net contract cost asset plus future costs to complete the contract are less than the remaining revenue to be recognized under the contract. When capitalized costs are impaired, we record a charge to the impairment, impairment charges cannot be reversed. As of December 31, 2019 and 2018 no impairment charges were recorded and management has determined that an excess and obsolete reserve is not required.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of furniture and fixtures is provided using the straight-line method, generally over the terms of the lease. Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred. Depreciation of machinery and equipment is based on the estimated useful lives of the assets.

Years
Machinery and equipment	Lesser of term of lease or useful life
Furniture and fixtures	7

An asset is disposed of or retired when no future economic benefits are expected to arise from continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset.

Revenue and Cost Recognition

On January 1, 2018, the Company adopted accounting standard ASC 606, Revenue from Contracts with Customers and all the related amendments using the modified retrospective method for all customer contracts not yet completed as of the adoption date. The adoption of ASC 606 did not have a significant impact on our Consolidated Financial Statements.

F-9

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue and Cost Recognition (continued)

The Company recognizes revenue when the performance obligations in the client contract has been achieved. A performance obligation is a contractual promise to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as, the customer receives the benefit of the performance obligation. Under ASC 606, revenue is recognized when a customer obtains control of promised services in an amount that reflects the consideration we expect to receive in exchange for those services. To achieve this core principal, the Company applies the following five steps:

1)	Identify the contract with a customer

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party's rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer's intent and ability to pay the promised consideration. The Company applies judgment in determining the customer's ability and intention to pay, which is based on a variety of factors including the customer's historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

2)	Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services, the Company must apply judgment to determine whether promised services are capable of being distinct in the context of the contract. If these criteria are not met the promised services are accounted for as a combined performance obligation. The Company promises to design, manufacture and sell custom mirrors through contractual arrangements. It was determined that most services within a contract are substantially the same and have the same pattern of transfer to the customer over the term of the agreement and are therefore highly interdependent upon each other. As such, the Company determined that the services within a contract are not separately identifiable in the context of the contract and should therefore be bundled into a single performance obligation.

3)	Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. We evaluate whether a significant financing component exists when we recognize revenue in advance of customer payments that occur over time. We do not adjust the transaction price for the effects of financing if, at contract inception, the period between the transfer of control to a customer and final payment is expected to be one year or less. The Company establishes pricing for contracts with customers based on a fixed price for a fixed fee. Contracts do not provide for a discount or refund to customers and historically, no discounts or refunds have been given.

F-10

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue and Cost Recognition (continued)

4)	Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. Contracts that contain multiple performance obligations require an allocation of the transaction price based on management's judgment. The identified promises are considered to be bundled in arriving at the overall promise within the contract. This promise therefore results in one performance obligation, to design, manufacture and sell custom mirrors to our customer, therefore, allocation of the transaction price is not necessary.

5)	Recognize revenue when or as the Company satisfies a performance obligation

Revenue is comprised of projects that are completed within our own facility or from a third-party vendor (direct sales). For projects that are completed within our own facility, the Company satisfies performance obligations at over time. For projects that are completed from a third-party vendor, the performance obligation is recognized at a point in time.

As of December 31, 2019 and 2018, total deferred revenue was $1,245,300 and $1,180,159. As of December 31, 2019, deferred revenue was comprised of work generated from our own Mount Vernon facility of $844,331, work performed at the third-party manufacturer of $363,942 and billings made upfront of $37,029. As of December 31, 2018, deferred revenue was comprised of work generated from our own Mount Vernon facility of $514,280, work performed at the third-party manufacturer of $206,337 and billings made upfront of $459,542. Deferred revenue balances at the beginning of the 2019 and 2018 reporting periods was recognized in full during the years ended December 31, 2019 and 2018, respectively. Each component of deferred revenue is further explained below.

For projects, that are completed within our own facility, we design, manufacture and sell custom mirrors for hotels and hospitals through contractual agreements. These sales require us to deliver our products within three to six months from commencement of order acceptance. We recognize revenue over time by using the input method based on costs incurred as it depicts our progress toward satisfaction of the performance obligation. Under this method, revenue arising from fixed price contracts is recognized as work is performed based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligations. Incurred costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Contract material costs are included in incurred costs when the project materials have been purchased or moved to work in process as required by the project’s engineering design. Cost based input methods of revenue recognition require us to make estimates of costs to complete the projects. In making such estimates, significant judgment is required to evaluate assumptions related to the costs to complete the projects, including materials, labor and other system costs. If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known and can be reasonably estimated. Deferred Revenue represents amounts billed in excess of revenues and profits recognized. Total deferred revenue from the input method of accounting was $844,331 and $514,280 as of December 31, 2019 and 2018, respectively. Revenues and profits recognized in excess of amounts billed typically does not occur as we will not perform any work in excess of the amount we bill to our customers. On January 1, 2019, total deferred revenue from the input method of accounting was $204,880.

Each product or service delivered to a third-party customer that is manufactured by a third-party vendor is considered to satisfy a performance obligation. Performance obligations generally occur at a point in time and are satisfied when control of the goods passes to the customer. These sales are shipped from the manufacturer to the customer without our taking physical inventory possession. We report direct sales on a gross basis, that is, the amounts billed to our customers are recorded as "Sales," and inventory purchased from manufacturers are recorded as Cost of Sales. We are the principal of direct sales because we control the inventory before it is transferred to our customers. Our control is evidenced by us being primarily responsible for fulfilling the promise to our customers, taking on inventory risk of returned product, and having discretion in establishing pricing. We typically pay our vendors a portion of the total cost up front and the remaining balance is accrued for and paid within 30 to 60 days of when the products are shipped from the third-party warehouse. Vendor payments are capitalized until completion of the project and are recorded as vendor deposits. As of December 31, 2019 and 2018, the vendor deposit balance was $104,517 and $95,556, respectively.

F-11

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue and Cost Recognition (continued)

5)	Recognize revenue when or as the Company satisfies a performance obligation (continued)

Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. Deferred revenue from these projects as of December 31, 2019 and 2018 was $363,942 and $206,337, respectively. On January 1, 2019, total deferred revenue from these projects were $255,875. At December 31, 2019 and 2018, there were no losses charged to expense.

There are times that we bill upfront where no work is performed until 30 to 60 days after the deposit is received from our customer. Accordingly, no revenue is recognized and the amounts are deferred. As of December 31, 2019 and 2018, deferred revenue balances related to these invoices were $37,029 and $459,542, respectively. On January 1, 2019, total deferred revenue related to these billings were $291,372.

For the year ended December 31, 2019, the Company generated revenues of $6,628,792 at a point in time and $2,700,928 over time.

For the year ended December 31, 2018, the Company generated revenues of $5,815,970 at a point in time and $1,740,474 over time.

Shipping and Handling Charges

The Company reports shipping and handling fees charged to customers as part of net sales and the associated expense as part of cost of sales. Shipping charges amounted to $1,664,950 and $938,111 for the years ended December 31, 2019 and 2018, respectively.

Advertising

Advertising costs are charged to operations when incurred. Advertising expense for the years ended December 31, 2019 and 2018 was $218,724 and $265,637, respectively.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. The Company did not incur any research and development expenses during the years ended December 31, 2019 and 2018.

Income Taxes

The Company files income tax returns using the accrual basis of accounting. Income taxes are accounted for under the asset and liability method. Current income taxes are based on the year's income taxable for federal and state tax reporting purposes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extend that it is no longer probable that sufficient taxable income will be available to allow all or part of the asset to be recovered.

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of December 31, 2019 and 2018, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company's 2018, 2017 and 2016 Federal and State tax returns remain subject to examination by their respective taxing authorities. Neither of the Company's Federal or State tax returns are currently under examination.

F-12

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company records the fair value of assets and liabilities in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 820, Fair Value Measurement. FASB ASC 820 establishes a framework for measuring fair value under accounting principles generally accepted in the United States. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

The three levels of the fair value hierarchy under FASB ASC 820 are as follows:

-	Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
-	Level 2 - Valuations based generally on observable inputs for similar assets and liabilities, or identical or similar assets and liabilities in inactive markets.
-	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Valuation techniques could include the use of discounted cash flow models and other similar techniques.

The carrying amounts reported in the consolidated balance sheets as of December 31, 2019 and 2018 for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value due to the immediate or short-term maturity of these financial instruments. The fair value of capital lease obligations approximate their carrying value because these financial instruments bear interest at rates that approximate current market rates for loans with similar maturities and credit quality.

Stock- Based Compensation

The Company accounts for its stock-based compensation awards in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("ASC"), Compensation-Stock Compensation ("ASC 718"). ASC 718 requires all stock-based payments to employees, including grants of employee stock options and restricted stock and modifications to existing stock options, to be recognized in the statements of operations based on their fair values.

Patent Costs

We capitalize costs consisting principally of outside legal costs and filing fees related to obtaining patents. We amortize patent costs over the useful life of the patent, beginning with the date the U.S. Patent and Trademark Office, or foreign equivalent, issues the patent. As of December 31, 2019 and 2018, we capitalized $60,092 and $0 of patent costs. As of December 31, 2019 and 2018, we have not recorded any amortization expense for these patents.

Warranty Costs

The Company typically provides warranty on its products. The Company accrues for the estimated warranty costs at the time when revenue is recognized. The warranty accruals are regularly monitored by management based upon historical experience and any specifically identified failures. While the Company engages in extensive product quality assessment, actual product failure rates, material usage or service delivery costs could differ from estimates and revisions to the estimated warranty liability would be required. There was no warranty accrual as of December 31, 2019 and 2018, respectively.

F-13

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to the December 31, 2019 balance sheet date, in accordance with ASC 855-10-50, "Subsequent Events", through June 23, 2020, which is the date the consolidated financial statements were available to be issued.

Recent Accounting Pronouncements

Recently Adopted

In February 2016, the Financial Accounting Standards Board, or the FASB, issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use, or ROU, assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. We adopted ASC 842 on January 1, 2019 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The adoption of this standard resulted in the recording of ROU assets and lease liabilities for all our lease agreements with original terms of greater than one year. The adoption of ASC 842 did not have a significant impact on our statements of income or cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for our company on January 1, 2019. The adoption of this standard did not have a material impact on our financial statements.

Not Yet Adopted

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. We will modify our disclosures beginning in the first quarter of 2020 to conform to this guidance. We do not expect the adoption of this standard and the associated changes to our disclosures to have a material impact to our financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the current incurred loss impairment methodology for financial assets with a methodology that reflects expected credit losses. The new credit losses model must be applied to loans, accounts receivable, and other financial assets. ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. We plan to adopt the new standard in the first quarter of 2020 using a modified retrospective approach with a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. We do not believe this guidance will have a material impact on our statements of operations or cash flows.

We currently believe that all other issued and not yet effective accounting standards are not relevant to our financial statements.

F-14

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 2 - INVENTORY

Inventory consists of raw materials of $99,543 and $112,113 at December 31, 2019 and 2018, respectively.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are summarized by major classifications as follows:

	December 31,
	2019	2018
Machinery and Equipment	$39,583	$39,583
Furniture and Fixtures	16,864	3,865
	56,447	43,448
Less: Accumulated Depreciation	(22,076)	(13,955)
	$34,371	$29,493

Depreciation expense, including amortization of assets under capital leases, for the years ended December 31, 2019 and 2018 was $8,121 and $6,250, respectively.

NOTE 4 - DUE TO AND FROM SHAREHOLDER

As of December 31, 2019 and 2018 the Company loaned its majority shareholder noninterest-bearing advances, which are due upon demand. As of December 31, 2019 and 2018, amounts owed from the Company's majority shareholder was $4,225 and $103,721, respectively.

NOTE 5 - CAPITAL LEASE OBLIGATION

The Company's machinery under a capital lease, which is included in machinery and equipment is summarized as follows:

Machinery and Equipment	$39,583
Less: Accumulated Depreciation	(20,205)
$19,378

Future minimum principal and interest payments under the capital lease agreements as of December 31, 2019, are as follows:

2020	$7,280
2021	7,280
2022	7,280
2023	1,489
Less: Amount representing interest	(1,737)
Present value of future minimum lease payments	21,592
Less: current portion	(6,380)
$15,212

F-15

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 6 - LOANS PAYABLE

In December of 2012, the Company received $260,000 from Seagrace Partners that accrued interest at 5% annually with no maturity date and no stated terms of repayment. As of December 31, 2019 and 2018, the note had an outstanding principal balance of $0 and $131,336, respectively. Interest expense related to this note for the year ended December 31, 2019 and 2018 was $5,902 and $7,656, respectively. The outstanding principal balance of $132,390 was reclassed to liabilities subject to compromise (note payable- pre-petition). In 2019, the Company entered into a settlement agreement in relation to the Company's Chapter 11 Bankruptcy (as further described in Note 10 of the financial statements) with the note holder where the Company would pay $80,000 over the next 90 days, in four equal installments of $20,000. The entire $80,000 was repaid prior to December 31, 2019. In addition, the Company will provide the third party lender 8,000 shares of common stock in the Company (subject to certain transfer restrictions), in an amount which will have a public trading value within 24 months of at least $85,000. If the value of the stock does not reach $85,000 at the end of 24 months, the shareholders of the Company will provide the third party lender make-up stock to reach the value of $85,000 with a maximum amount of shares to be issued of 17,000 shares. This repayment would constitute as full and final payment of any and all obligations to the lender. On the date of the settlement, the Company recorded a loss on extinguishments in the amount of $34,610.

In June of 2018 and June of 2016, the Company received advances from On Deck Capital in the amounts of $150,000 and $100,000, respectively. The June 2016 note matured in one year from the date of issuance and required 52 weekly payments of $2,346. As of December 31, 2019 and 2018, the balance of this note was $0 and interest expense of $3,981 was recorded during the year ended December 31, 2018. The June 2018 note matured in one year from the date of issuance and required 52 weekly payments of $3,605. As of December 31, 2018, the company made no repayments on this note and has an outstanding principal balance of $150,000. As part of the Chapter 11 Bankruptcy, the outstanding principal balance of $150,000 was reclassed to liabilities subject to compromise (note payable- pre-petition) as further described in Note 10 of the financial statements. Accrued interest on this note as of December 31, 2018 was $17,360 and an additional $20,140 was accrued for based on the proof of claim submitted by the note holder. These amounts were also reclassed to liabilities subject to compromise (accounts payable and accrued expenses- pre-petition) as further described in Note 10 of the financial statements. In 2019, the Company paid $18,750, which was 10% of the allowed proof of claim in the Chapter 11 Bankruptcy of $187,500. In addition, the Company was required to pay $157,500 in a five payments in the amount of $30,000 per year, with an additional $7,500 in year two. The Company recognized a gain on extinguishments of $11,250 in relation to the settlement in the year ended December 31, 2019. As of December 31, 2019, the company has an outstanding balance of $157,500.

Minimum obligations under this loan agreement is as follows:

For the year Ending December 31,
2020	$37,500
2021	30,000
2022	30,000
2023	30,000
2024	30,000
$157,500

F-16

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 6 - LOANS PAYABLE (continued)

In October of 2017, June of 2017, and September of 2016, the Company received advances from LG Funding, LLC in the amounts of $150,971, $150,990, and $125,990, respectively, in exchange for notes in the amounts of $182,679, $187,228, and $156,228, respectively. On the initial date of the note, the Company accounted for the notes at face value less a discount for the difference between the face value and advances received. The discounts were amortized to interest expense in proportion to the repayments over the total amount loaned. For the years ended December 31, 2019 and 2018, the Company recorded $0 and $48,837 in interest expense in relation to these notes. As of December 31, 2019 and 2018, the loans from this third party consisted of the following:

	December 31,
	2019	2018
October 2017 Note	$-	$87,828
June 2017 Note	-	39,628
September 2016 Note	-	-
Less: Unamortized Discount	-	(22,914)
Current Portion of Long-Term Debt	-	104,542
Less: Notes payable- pre-petition (Liabilities Subject to Compromise)*	-	(104,542)
Current Portion of Long-Term Debt	$-	$-

The Company recognized a gain of $81,000 in 2019 as a result of the Chapter 11 Bankruptcy Case and all remaining outstanding balances were settled in full.

NOTE 7 - STOCKHOLDERS' EQUITY

Series A Preferred Stock

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of Series A Preferred Stock shall not be entitled to any liquidation preference.

Voting

On any matters presented to the stockholders of the corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote in an amount equal to 1,000 votes per share. Series A Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

Conversion

The holders of the shares of Series A Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Corporation or of any other person.

Common stock

The holders of our common stock are entitled to the following rights:

Voting

Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors.

F-17

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 7 - STOCKHOLDERS' EQUITY (continued)

Common stock (continued)

Dividend

Subject to limitations under Delaware law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available.

Liquidation

In the event of the liquidation, dissolution, or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters

The holders of our common stock have no subscription, redemption, or conversion privileges. Our common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

NOTE 8 - RELATED PARTY

In February of 2019, the Company engaged Carmel, Milazzo & Feil LLP (the "Firm") to represent and assist the company with all general corporate legal matters including the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 through the Company's intended initial public offering. Ross Carmel, a former board member of Applied UV, is a partner at the firm. The firm will perform services in exchange for three percent of the outstanding shares of the Company's common stock, issued as follows: 1.) One percent due upon execution of the agreement 2.) One percent due up the filing of the Form S-1; and 3.) One percent due upon the SEC declaring the Form S-1 effective. As of December 31, 2019, the company was liable to issue 102,067 shares of common stock to the firm. These shares have not been issued to date and have been recorded as a liability to be settled in stock for an amount of $507,805. Because these legal fees are directly related to the initial public offering, the amount has been capitalized and is included in other assets.

NOTE 9 - LEASING ARRANGEMENTS

The Company adopted ASU 2016-02 prospectively as of January 1, 2019, the date of initial application, and therefore prior comparative periods were not adjusted. As part of the adoption, the Company elected the “package of expedients”, which permits the Company not to reassess under the new standard the Company’s prior conclusions about lease identification and initial direct costs. The Company did not elect the use-of hindsight or the practical expedient pertaining to land easements, the latter not being applicable to the Company. The Company has lease arrangements which are classified as short-term in nature. The Company has elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize Right of Use ("ROU") assets or lease liabilities.

The Company determines whether an arrangement is a lease at inception. The Company has operating leases for office space and office equipment. The Company’s leases have remaining lease terms of one year to seven years, some of which include options to extend the lease term for up to five years. The Company considered these options to extend in determining the lease term used to establish the Company’s right-of use assets and lease liabilities once reasonably certain of exercise. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

F-18

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 9 - LEASING ARRANGEMENTS (continued)

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. The operating lease ROU asset also includes any lease payments made in advance of lease commencement and excludes lease incentives. The lease terms used in the calculations of the operating ROU assets and operating lease liabilities include options to extend or terminate the lease when the Company is reasonably certain that it will exercise those options. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

As the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate of 5% based on the information available at commencement date in determining the present value of lease payments. On the date of adoption the company recorded a ROU asset and a corresponding lease liability in the amount of $710,075.

On February 7, 2014, the Company entered into a lease agreement in Mount Vernon, New York on a month to month basis. The monthly rent under this arrangement from January 1, 2018 through November 30, 2018 was $10,000 per month, from December 2018 through February 2019 was $11,150 per month. The Company then amended the lease for a term that commenced on April 1, 2019 and expire on the 31st day of March 2024 at a monthly rate of $13,400. Rent expense for the year ended December 31, 2019 and 2018 was $156,300 and $121,150, respectively. The lease can be cancelled by either party with 150 days of written notice.

Schedule maturities of operating lease liabilities outstanding as of December 31, 2019 are as follows:

2020	$160,800
2021	160,800
2022	160,800
2023	160,800
2024	40,200
Total lease payments	683,400
Less: Imputed Interest	(68,878)
Present value of future minimum lease payments	$614,522

Consistent with ASC 842-20-50-4, the Company calculated its total lease cost based solely on its monthly rent obligation. The Company had no cash flows arising from its lease, no finance lease cost, short term lease cost, or variable lease costs. Our lease does not produce any sublease income, or any net gain or loss recognized from sale and leaseback transactions. As a result, the Company did not need to segregate amounts between finance and operating leases for cash paid for amounts included in the measurement of lease liabilities, segregated between operating and financing cash flows; supplemental non-cash information on lease liabilities arising from obtaining right-of-use assets; weighted-average calculations for the remaining lease term; or the weighted-average discount rate.

F-19

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 10 - COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

Costs and estimated earnings on contracts in progress, net of progress billings, are as follows as of December 31, 2019 and 2018:

Costs incurred on contracts in progress	$240,732	$255,870
Estimated net earnings thereon	42,403	300,402
Total costs and estimated earnings	283,135	556,272

Billings to date	(1,232,925)	(1,070,552)
Net overbilled	$(949,790)	$(514,280)

Contract Assets	$-	$-
Contract Liabilities (Deferred Revenue)	(949,790)	(514,280)
	$(949,790)	$(514,280)

Contract assets represent amounts earned under contracts in progress but not yet billed under the terms of those contracts. These amounts become billable according to the contract terms, which usually consider passage of time, achievement of certain milestones or completion of the project. Substantially all costs and estimated earnings in excess of billings on contracts in progress are expected to be billed and collected in the following year.

Contract liabilities represent billings to customers in excess of costs and earnings on contracts in progress. Substantially all such amounts are expected to be earned in the following year.

NOTE 11 - SHARE EXCHANGE

On March 26, 2019, March 27, 2019 and July 31, 2019, we and the shareholder of SteriLumen, Inc. and the sole member of Munn Works, LLC, completed the transactions contemplated by three Share Exchange Agreements. Pursuant to the applicable Share Exchange Agreements, SteriLumen, Inc. and Munn Works, LLC transferred to us all assets and liabilities. The shareholders of SteriLumen, Inc. exchanged all of their shares in SteriLumen for 2,000 preferred and 2,001,252 common shares of Applied UV, Inc. The sole member of Munn Works, LLC exchanged all of its membership interest in Munn Works, LLC for 3,000,000 common shares of Applied UV, Inc. As the Share Exchanges were transactions between entities that are under common control, accounting rules require that our Consolidated Financial Statements include the results of the Transferred Businesses for all periods presented, including periods prior to the completion of the Share Exchanges.

NOTE 12 - LEGAL

APF Management filed and served a complaint in 2013 New York state court against Munn Works, LLC, Max Munn and various other parties seeking recovery of damages and was awarded various damages on behalf of APF.

On June 25, 2018, Munn Works, LLC. entered Chapter 11 bankruptcy in order to facilitate an appeal and a resolution to this matter. As part of the Chapter 11 bankruptcy, APF management filed a claim in the amount of $1,474,505. All of the parties agreed to resolve the disputes whereby, APF would receive $400,000 payable by the Company. The amount was settled and paid in full in 2019.

F-20

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 12 - LEGAL (continued)

Administration of Chapter 11 Case

In June of 2018, Munn Works, LLC received Bankruptcy court approval of certain "first-day" motions, which preserved the Company's ability to continue operations without interruption in Chapter 11. As part of the "first-day" motions, the Company received approval to pay or otherwise honor certain pre-petition obligations generally designed to support the Company's operations. Additionally, the Bankruptcy Court confirmed the Company's authority to pay for goods and services received post-petition in the ordinary course of business.

As part of the chapter 11 case, the Company has retained, pursuant to Bankruptcy Court authorization, legal and other professionals to advise the Company in connection with the administration of its chapter 11 case and its litigation with APF management, and certain other professionals to provide services and advice in the ordinary course business. As a result of the chapter 11 filing, the payment of pre-petition liabilities is generally subject to compromise pursuant to a plan of reorganization. Generally, under the Bankruptcy Code, actions to enforce or otherwise effect payment of pre-bankruptcy filing liabilities are stayed. Although payment of pre-petition claims generally is not permitted, the Bankruptcy Court granted the Company authority to pay certain pre-petition claims in designated categories and subject to certain terms and conditions. Among other things, the Bankruptcy Court has authorized the Company to pay certain pre-petition claims relating to employees and critical vendors.

On June 25, 2018. the Company filed schedules of assets and liabilities and statement of financial affairs (the "Schedules") with the Bankruptcy Court. The Bankruptcy Court has entered an order setting October 26, 2018 as the deadline for filing proofs of claim (the "Bar Date"). The Bar Date is the date by which claims against the Company relating to the period prior to the commencement of the Company's chapter 11 case must be filed if such claims are not listed in liquidated, non-contingent and undisputed amounts in the Schedules, or if the claimant disagrees with the amount, characterization or classification of its claim as reflected in the Schedules. Claims that are subject to the Bar Date and which are not filed on or prior to the Bar Date, may be barred from participating in any distribution that may be made under a plan of reorganization in the Company's chapter 11 case.

The Company applied Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 852, Reorganizations, which is applicable to companies under bankruptcy protection, and requires amendments to the presentation of key financial statement line items. It requires that the financial statements for periods subsequent to the chapter 11 filing distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the consolidated statements of operations. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be subject to a plan of reorganization must be reported at the amounts expected to be allowed in the Company's chapter 11 case, even if they may be settled for lesser amounts as a result of the plan of reorganization or negotiations with creditors. In addition, cash used by reorganization items are disclosed separately in the consolidated statements of cash flow.

Liabilities Subject to Compromise

Pre-petition liabilities that are subject to compromise are required to be reported at the amounts expected to be allowed in the Company's chapter 11 case, even if they may be settled for lesser amounts. The amounts classified as Liabilities Subject to Compromise as of December 31, 2018 may be subject to future adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the value of any collateral securing such claims, or other events. The Company cannot reasonably estimate the value of the claims that will ultimately be allowed in its chapter 11 case until its evaluation, investigation and reconciliation of all filed claims has been completed.

F-21

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 12 - LEGAL (continued)

Liabilities Subject to Compromise (Continued)

The amount of liabilities subject to compromise represents the Company's estimate, where an estimate is determinable, of known or potential pre-petition claims to be addressed in connection with its chapter 11 case. Such liabilities are reported at the Company's current estimate, where an estimate is determinable, of the allowed claim amount, even though they may be settled for lesser amounts. These claims remain subject to future adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the value of any collateral securing such claims, or other events.

As of December 31, 2018, Liabilities subject to Compromise consist of the following (note: all liabilities were settled in 2019, therefore no balances remain as of December 31, 2019):

2018
Accounts payable and accrued expenses- pre-petition	$492,014
Notes payable- pre-petition	370,390
Expectation damages accrual- APF Management	1,474,505
Total	$2,336,909

Pursuant to Bankruptcy Court Order dated May 31, 2019, the Debtor’s Second Amended Chapter 11 Plan dated April 29, 2019 (the “Plan”) was approved and confirmed. The Plan provided treatment for five (5) classes of claims, with the general unsecured claims composing Class 4 Claimants. Under the Plan, Class 4 Claimants, would receive 10% of their Allowed Claim on the Effective Date. As a result of the bankruptcy claim, APF received and settled for $400,000 where a gain on settlement of $1,074,505 was recorded. As described in Note 6 of the financial statements, the Company recorded a total net gain from settlement of debt and gains from its Chapter 11 Bankruptcy case in the amount of $57,640. Other various pre-petition creditors received and settled for a total of $103,761, resulting in a gain on settlement in the amount of $388,253. The entire amount was escrowed on or before May 23, 2019 and paid within 15 days of the effective date of the stipulation. As a result of the transaction, the Company recorded a total gain on settlement of $1,520,398.

NOTE 13 - INCOME TAXES

The provision for federal and state income taxes for the years ended is as follows:

	2019	2018
Current provision:
Federal	$113,786	$-
State	5,671	-
Deferred provision (benefit):
Federal	$(12,110)	$-
State	(486)	-
Total Deferred	(12,596)	-
Total provision for income taxes	$106,861	$-

F-22

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 13 - INCOME TAXES (continued)

The income tax provision differs from the expense that would result from applying federal statutory rates to income before income taxes because the Company is subject to state income taxes, deferred income taxes are based on average tax rates and a portion of gifts and meals and entertainment are not tax deductible. A valuation allowance has been provided to reduce deferred tax assets to an amount that is more likely than not to be realized.

On December 22, 2017, the U.S. federal government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act, or the Tax Act. The Tax Act makes broad and complex changes to the U.S. federal tax code, including, but not limited to reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, effective January 1, 2018.

Prior to the share exchange, Munn Works, LLC was taxed as a single member Limited Liability Company for federal and state income tax purposes. As such, the Company will not pay income taxes for earnings prior to the share exchange, as any income or loss will be included in the tax returns of the individual member. Accordingly, no provision is made for income taxes in the financial statements prior to the share exchange.

Effective tax rates differ from the federal statutory rate of 21% applied to income before provision for income taxes due to the following:

	2019	2018

Federal statutory rate times financial statement income	$610,746	$151,251
Less: Tax Rate applied to pre share exchange earnings	(501,233)	(151,251)
Permanent tax basis differences	(7,838)	-
State taxable income	5,186	-

Total provision for income taxes	$106,861	$-

NOTE 14 - SEGMENT REPORTING

FASB Codification Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. The Company has two reportable segments: the design, manufacture, assembly and distribution of automated disinfecting mirror systems for use in hospitals and other healthcare facilities (disinfectant mirror segment) and the manufacture of fine mirrors specifically for the hospitality industry (hospitality segment). The segments are determined based on several factors, including the nature of products and services, the nature of production processes, customer base, delivery channels and similar economic characteristics.

An operating segment’s performance is evaluated based on its pre-tax operating contribution, or segment income. Segment income is defined as net sales less cost of sales, and segment selling, general and administrative expenses, and does not include amortization of intangibles, stock-based compensation, other charges (income), net and interest and other, net.

All net sales, cost of goods sold, and other income (expense) was generated or incurred from the hospitality segment of our business. For the years ended December 31, 2019 and 2018, the hospitality segment of our business incurred $1,860,422 and $1,857,240, respectively, of selling, general and administrative expenses. For the years ended December 31, 2019 and 2018, the disinfectant mirror segment of our business incurred $55,963 and $55,861, respectively, of selling, general and administrative expenses.

F-23

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 14 - SEGMENT REPORTING (continued)

As of December 31, 2019 and 2018, total assets from the hospitality segment of our business amounted to $4,706,535and $3,090,548, respectively. As of December 31, 2019 and 2018, total assets from the disinfectant mirror segment of our business amounted to $62,852 and $21,434, respectively.

As of December 31, 2019 and 2018, total liabilities from the hospitality segment of our business amounted to $3,347,120 and $4,471,181, respectively. As of December 31, 2019 and 2018, total liabilities from the disinfectant mirror segment of our business amounted to $37,477 and $57,417, respectively.

NOTE 15 - SUBSEQUENT EVENT

Management has evaluated subsequent events through June 23, 2020, the date the financial statements were available to be issued. As a result of the spread of the COVID-19 Coronavirus and the resulting stay-at-home orders issued by the state and local municipalities in which the Company operates, the Company is experiencing reduced sales. The duration of the reduction in sales may be only temporary. However, the related financial impact and duration cannot be reasonably estimated at this time. On April 3, 2020, the Company submitted a Paycheck Protection Program application to Chase Bank for a loan amount equal to $296,287. The amount was approved and the Company has received the funds. The amount will be used to cover payroll costs, rent, and utilities. Employee and compensation levels are expected to be maintained, however, it is not certain at this time whether or not the loan will be forgiven.

On April 20, 2020 SteriLumen entered into the Mount Sinai Agreement pursuant to which Mount Sinai has agreed to conduct a study of the effectiveness of the SteriLumen Disinfecting System in 17 patient bathrooms at Mount Sinai St. Luke’s Hospital in New York, NY. SteriLumen will be responsible for funding the direct and indirect costs of Mount Sinai’s research in the amount of $160,000 plus all of the cost of microbiological testing. To the extent any intellectual property resulting from the research is conceived by Mount Sinai it will be the intellectual property of Mount Sinai and to the extent it is conceived by SteriLumen it will be the intellectual property of SteriLumen. SteriLumen has a 60-day exclusive option to negotiate a license for Mount Sinai’s resulting patent rights if such patent was obtained at SteriLumen’s request and SteriLumen has paid for all the costs in obtaining the patent. If the results of the study contained in Mount Sinai’s final report are used by SteriLumen in a successful regulatory filing or a successful fundraising effort, the Sponsor will be obligated to pay Mount Sinai a fee of $30,000.

Max Munn, Chief Executive Officer of the Company is entitled to a five-year warrant to purchase 80,000 shares of the Company’s common stock at an exercise price equal to the greater of $5.00 per share and the per share market value of the Company's common stock at the date of the grant in lieu of cash salary. The issuance of the warrants is contingent upon an initial public offering.

In May of 2020, we adopted the Applied UV, Inc. 2020 Omnibus Incentive Plan (the “Plan”), which is effective as of March 31, 2020. Under the Plan, the Company may grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards. Awards of up to 600,000 shares of common stock to Company employees, officers, directors, consultants and advisors are available under the Plan. The type of grant, vesting provisions, exercise price and expiration dates are to be established by the Board at the date of grant.

F-24

Applied UV, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 15 - SUBSEQUENT EVENT (continued)

On February 18, 2020 the Board approved the grant to each member of the Board, on a quarterly basis, of options to purchase 500 shares of the Company’s common stock at an exercise price of equal to the greater of $2.50 per share and the per share market value of the Company's common stock on the date of the grant. On April 1, 2020, we issued options to purchase 2,000 shares of Company common stock to the Board, of which 1,250 have been cancelled. The options are subject to equal quarterly vesting over a one-year period.

In June of 2020, we effected a 5:1 reverse stock split (the “Reverse Stock Split”) by filing an amendment to the Company’s Amended and Restated Certificate Incorporation with the Delaware Secretary of State. The Reverse Stock Split combined every five shares of Common Stock issued and outstanding immediately prior to effecting the Reverse Stock Split into one share of Common Stock. As a result, the number of issued and outstanding shares of Common Stock was retroactively adjusted in the consolidated financial statements.

F-25

Applied UV, Inc. and Subsidiaries

Consolidated Financial Statements

June 30, 2020 and 2019

Applied UV, Inc. and Subsidiaries

Index to the Consolidated Financial Statements

June 30, 2020 and 2019

Applied UV, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets

Current Assets
Cash	$1,455,623	$1,029,936
Vendor deposit	27,647	104,517
Accounts receivable, net of allowance for doubtful accounts	1,353,549	2,227,792
Inventory	144,599	99,543
Loan to shareholder	40,134	4,225
Prepaid expense and other current assets	58,600	30,639
Total Current Assets	3,080,152	3,496,652

Machinery and equipment, net of accumulated depreciation	128,269	34,371
Right of use asset	548,804	614,522
Other assets	703,266	623,842

Total Assets	$4,460,491	$4,769,387

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued expenses	$512,229	$1,238,822
Income tax payable	106,861	106,861
Capital lease obligations-current portion	6,380	6,380
Lease liability-current	136,460	133,097
Payroll protection plan loan	296,827	-
Notes payable	30,000	37,500
Deferred revenue	1,181,750	1,245,300
Total Current Liabilities	2,270,507	2,767,960
Long-term Liabilities
Capital lease obligations - less current portion	12,577	15,212
Note payable-less current portion	90,000	120,000
Lease liability-less current portion	412,344	481,425

Total Long-Term Liabilities	514,921	616,637

Total Liabilities	2,785,428	3,384,597

Stockholders' Equity
Common stock $.0001 par value, 150,000,000 shares authorized; 5,103,319 shares issued and outstanding, respectively as of June 30, 2020 and 5,001,252 shares issued and outstanding as of December 31, 2019	510	500
Series A voting preferred stock $.0001 par value, 1,000,000 shares authorized; 2,000 shares issued and outstanding	1	1
Additional paid-in capital	609,402	-
Retained earnings	1,065,150	1,384,289

Total Stockholders' Equity	1,675,063	1,384,790

Total Liabilities and Stockholders' Equity	$4,460,491	$4,769,387

The accompanying notes are an integral part of these condensed consolidated financial statements.

Applied UV, Inc. and Subsidiaries

Condensed Interim Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net Sales	$1,404,028	$2,142,124	$2,932,428	$3,603,411

Cost of Goods Sold	1,180,769	1,576,556	2,342,582	2,714,808

Gross Profit	223,259	565,568	589,846	888,603

Operating Expenses
Stock based compensation	101,607	-	101,607	-
Selling. General and Administrative Expenses	426,677	309,187	814,875	637,066
Total Operating Expenses	528,284	309,187	916,482	637,066

Operating Income (Loss)	(305,025)	256,381	(326,636)	251,537

Other Income
Gain on settlement	-	1,520,398	-	1,520,398
Other Income	7,497	85	7,497	-
Total Other Income	7,497	1,520,483	7,497	1,520,398

Income (Loss) Before Provision for Income Taxes	(297,528)	1,776,864	(319,139)	1,771,935

Provision for Income Taxes	-	-	-	-

Net Income (Loss)	(297,528)	1,776,864	(319,139)	1,771,935

Basic and Diluted Earnings (Loss) Per Common Share	$(0.06)	$0.36	$(0.06)	$0.35

The accompanying notes are an integral part of these condensed consolidated financial statements.

Applied UV, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit)

(Unaudited)

	Preferred Stock				Additional		Total
	Series A Voting		Common Stock		Paid-In	Retained	Stockholders
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance, January 1, 2019	2,000	$1	5,001,252	$500	$-	$(1,417,117)	$(1,416,616)

Net income	-	-	-	-	-	1,771,935	1,771,935

Balance, June 30, 2019	2,000	$1	5,001,252	$500	$-	$354,818	$355,319

Balance, January 1, 2020	2,000	$1	5,001,252	$500	$-	$1,384,289	$1,384,790

Shares issued to Carmel, Milazzo & Feil LLP	-	-	102,067	10	507,795	-	507,805

Stock-based compensation	-	-	-	-	101,607	-	101,607

Net loss	-	-	-	-	-	(319,139)	(319,139)

Balance, June 30, 2020	2,000	$1	5,103,319	$510	$609,402	$1,065,150	$1,675,063

The accompanying notes are an integral part of these condensed consolidated financial statements.

Applied UV, Inc. and Subsidiaries

Consolidated Interim Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2020	2019
Cash flows from Operating Activities
Net Income (Loss)	$(319,139)	$1,771,935
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities
Stock based compensation	101,607	85,000
Gain on settlement	-	(1,520,399)
Depreciation and amortization	4,346	4,346
Changes in Assets and Liabilities
Decrease (Increase) in accounts receivable	874,243	(147,518)
(Increase) in inventories	(45,056)	(8,568)
(Increase) Decrease in vendor deposits	76,870	(437,959)
(Increase) in prepaid expenses	(107,385)	(31,683)
(Decrease) increase in accounts payable and accrued expenses	(218,788)	(227,499)
(Decrease) Increase in deferred revenue	(63,550)	1,047,955
Total Adjustments	622,287	(1,236,325)
Net Cash Provided by Operating Activities	303,148	535,610

Cash Flows From Investing Activities
Purchase of machinery and equipment	(98,244)	(12,999)
Net Cash Used in Investing Activities	(98,244)	(12,999)

Cash Flows From Financing Activities
Payments on capital leases	(2,635)	-
Increase (decrease) in liabilities subject to compromise	-	(531,511)
Loan from (to) officer	(35,909)	123,939
Payments on loans payable	(37,500)	(83,000)
Proceeds from payroll protection plan loan	296,827	-
Net Cash Provided by (Used In) Financing Activities	220,783	(490,572)

Net Increase in Cash and equivalents	425,687	32,039
Cash and equivalents at January 1,	1,029,936	793,766
Cash and equivalents at June 30,	$1,455,623	$825,805

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$489	$9,146
Supplemental Non-Cash Items
Reclassification from liabilities to be settled in stock to additional paid in capital for shares granted during the period	$507,805	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

In March 2019, Applied UV, Inc. (the "Company") was formed and incorporated in the State of Delaware for the intended purpose of creating a legal holding company structure for SteriLumen, Inc. and Munn Works, LLC and any future potential mergers or acquisitions. The then-existing shareholders and members of SteriLumen, Inc. and Munn Works, LLC exchanged all of their interest for shares of Applied UV, Inc. with substantially similar economic voting interests for each shareholder immediately before and after the share exchange. As a result of the share exchange, SteriLumen, Inc. and Munn Works, LLC became wholly-owned subsidiaries of Applied UV, Inc and, collectively referred to as (the "Company"). The combination met the criteria outlined in ASC 850 to be accounted for as a transaction between entities under common control and therefore the financial statements are being presented as if the transfer happened at the beginning of the period and prior year financial information has been retrospectively adjusted to furnish comparative information.

SteriLumen, Inc. is engaged in the design, manufacture, assembly and distribution of automated disinfecting mirror systems for use in hospitals and other healthcare facilities. The Company was incorporated in the State of New York in November of 2012 and is headquartered in Mount Vernon, New York. Munn Works, LLC is engaged in the manufacture of fine mirrors specifically for the hospitality industry.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read along with the Annual Report filed of the Company for the annual period ended December 31, 2019. The consolidated balance sheet as of December 31, 2019 was derived from the audited consolidated financial statements as of and for the year then ended. The consolidated financial statements include the accounts of Applied UV, Inc., Munn Works, LLC and SteriLumen, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

Revenue and Cost Recognition

On January 1, 2018, the Company adopted accounting standard ASC 606, Revenue from Contracts with Customers and all the related amendments using the modified retrospective method for all customer contracts not yet completed as of the adoption date. The adoption of ASC 606 did not have a significant impact on our Consolidated Financial Statements.

The Company recognizes revenue when the performance obligations in the client contract has been achieved. A performance obligation is a contractual promise to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as, the customer receives the benefit of the performance obligation. Under ASC 606, revenue is recognized when a customer obtains control of promised services in an amount that reflects the consideration we expect to receive in exchange for those services.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue and Cost Recognition (Continued)

To achieve this core principal, the Company applies the following five steps:

1)       Identify the contract with a customer

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party's rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer's intent and ability to pay the promised consideration. The Company applies judgment in determining the customer's ability and intention to pay, which is based on a variety of factors including the customer's historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

2)       Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services, the Company must apply judgment to determine whether promised services are capable of being distinct in the context of the contract. If these criteria are not met the promised services are accounted for as a combined performance obligation. The Company promises to design, manufacture and sell custom mirrors through contractual arrangements. It was determined that most services within a contract are substantially the same and have the same pattern of transfer to the customer over the term of the agreement and are therefore highly interdependent upon each other. As such, the Company determined that the services within a contract are not separately identifiable in the context of the contract and should therefore be bundled into a single performance obligation.

3)       Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. We evaluate whether a significant financing component exists when we recognize revenue in advance of customer payments that occur over time. We do not adjust the transaction price for the effects of financing if, at contract inception, the period between the transfer of control to a customer and final payment is expected to be one year or less. The Company establishes pricing for contracts with customers based on a fixed price for a fixed fee. Contracts do not provide for a discount or refund to customers and historically, no discounts or refunds have been given.

4)       Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. Contracts that contain multiple performance obligations require an allocation of the transaction price based on management's judgment. The identified promises are considered to be bundled in arriving at the overall promise within the contract. This promise therefore results in one performance obligation, to design, manufacture and sell custom mirrors to our customer, therefore, allocation of the transaction price is not necessary.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue and Cost Recognition (continued)

5)       Recognize revenue when or as the Company satisfies a performance obligation

Revenue is comprised of projects that are completed within our own facility or from a third-party vendor (direct sales). For projects that are completed within our own facility, the Company satisfies performance obligations at over time. For projects that are completed from a third-party vendor, the performance obligation is recognized at a point in time.

As of June 30, 2020 and December 31, 2019, total deferred revenue was $1,181,750 and $1,245,300. As of June 30, 2020, deferred revenue was comprised of work generated from our own Mount Vernon facility of $642,486 and work performed at the third party manufacturer of $539,264. At January 1, 2020, deferred revenue was $1,245,300 which $1,133,903 was recognized as revenue during the six months ended June 30, 2020. As of December 31, 2019, deferred revenue was comprised of work generated from our own Mount Vernon facility of $844,331, work performed at the third party manufacturer of $363,940 and billings made upfront of $37,029. At January 1, 2019, deferred revenue consisted of $1,180,159 which $1,016,817 was recognized as revenue during the six months ended June 30, 2019. Each component of deferred revenue is further explained below.

For projects, that are completed within our own facility, we design, manufacture and sell custom mirrors for hotels and hospitals through contractual agreements. These sales require us to deliver our products within three to six months from commencement of order acceptance. We recognize revenue over time by using the input method based on costs incurred as it depicts our progress toward satisfaction of the performance obligation. Under this method, revenue arising from fixed price contracts is recognized as work is performed based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligations. Incurred costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Contract material costs are included in incurred costs when the project materials have been purchased or moved to work in process as required by the project’s engineering design. Cost based input methods of revenue recognition require us to make estimates of costs to complete the projects. In making such estimates, significant judgment is required to evaluate assumptions related to the costs to complete the projects, including materials, labor and other system costs. If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known and can be reasonably estimated. Deferred Revenue represents amounts billed in excess of revenues and profits recognized. Total deferred revenue from the input method of accounting was $737,099 and $844,331 as of June 30, 2020 and December 31, 2019, respectively. Revenues and profits recognized in excess of amounts billed typically does not occur as we will not perform any work in excess of the amount we bill to our customers.

Each product or service delivered to a third-party customer that is manufactured by a third-party vendor is considered to satisfy a performance obligation. Performance obligations generally occur at a point in time and are satisfied when control of the goods passes to the customer. These sales are shipped from the manufacturer to the customer without our taking physical inventory possession. We report direct sales on a gross basis, that is, the amounts billed to our customers are recorded as "Sales," and inventory purchased from manufacturers are recorded as Cost of Sales. We are the principal of direct sales because we control the inventory before it is transferred to our customers. Our control is evidenced by us being primarily responsible for fulfilling the promise to our customers, taking on inventory risk of returned product, and having discretion in establishing pricing. We typically pay our vendors a portion of the total cost up front and the remaining balance is accrued for and paid within 30 to 60 days of when the products are shipped from the third-party warehouse. Vendor payments are capitalized until completion of the project and are recorded as vendor deposits. As of June 30, 2020 and December 31, 2019, the vendor deposit balance was $27,647 and $104,517, respectively.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue and Cost Recognition (continued)

5)       Recognize revenue when or as the Company satisfies a performance obligation (continued)

Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. Deferred revenue from these projects as of June 30, 2020 and December 31, 2019 was $444,651 and $363,942, respectively. At June 30, 2020 and December 31, 2019, there were no losses charged to expense.

There are times that we bill upfront where no work is performed until 30 to 60 days after the deposit is received from our customer. Accordingly, no revenue is recognized and the amounts are deferred. As of June 30, 2020 and December 31, 2019, deferred revenue balances related to these invoices were $- and $37,029, respectively.

For the six months ended June 30, 2020, the Company generated revenues of $2,054,526 at a point in time and $877,902 over time. For the six months ended June 30, 2019, the Company generated revenues of $2,030,800 at a point in time and $1,572,611 over time.

Recent Accounting Pronouncements

Recently Adopted

In February 2016, the Financial Accounting Standards Board, or the FASB, issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use, or ROU, assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. We adopted ASC 842 on January 1, 2019 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The adoption of this standard resulted in the recording of ROU assets and lease liabilities for all our lease agreements with original terms of greater than one year. The adoption of ASC 842 did not have a significant impact on our statements of income or cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for our company on January 1, 2019. The adoption of this standard did not have a material impact on our financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The adoption of this standard did not have a material impact on our financial statements.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (Continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the current incurred loss impairment methodology for financial assets with a methodology that reflects expected credit losses. The new credit losses model must be applied to loans, accounts receivable, and other financial assets. ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. The adoption of this standard did not have a material impact on our financial statements.

We currently believe that all other issued and not yet effective accounting standards are not relevant to our financial statements.

NOTE 2 – INVENTORY

Inventory consists of raw materials of $144,599 and $99,543 at June 30, 2020 and December 31, 2019, respectively.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are summarized by major classifications as follows:

	June 30,	December 31,
	2020	2019
Machinery and Equipment	$61,083	$39,583
Furniture and Fixtures	33,385	16,864
Leasehold improvements	60,223	-
	154,691	56,447
Less: Accumulated Depreciation	(26,422)	(22,076)
	$128,269	$34,371

Depreciation expense, including amortization of assets under capital leases, for the six months ended June 30, 2020 and 2019 was $4,346 and $4,346, respectively.

NOTE 4 – DUE TO AND FROM SHAREHOLDER

As of June 30, 2020 and December 31, 2019 the Company loaned its majority shareholder noninterest-bearing advances, which are due upon demand. As of June 30, 2020 and December 31, 2019, amounts owed from the Company's majority shareholder was $40,134 and $4,225, respectively. The loans were paid back in full subsequent to June 30, 2020.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 5 – CAPITAL LEASE OBLIGATION

The Company's machinery under a capital lease, which is included in machinery and equipment is summarized as follows:

Machinery and Equipment	$61,083
Less: Accumulated Depreciation	(23,346)
$37,737

Future minimum principal and interest payments under the capital lease agreements as of June 30, 2020, are as follows:

2020	$4,645
2021	7,280
2022	7,280
2023	1,489
Less: Amount representing interest	(1,737)
Present value of future minimum lease payments	18,957
Less: current portion	(6,380)
$12,577

NOTE 6 – LOANS PAYABLE

In December of 2012, the Company received $260,000 from Seagrace Partners that accrued interest at 5% annually with no maturity date and no stated terms of repayment. As of December 31, 2019 and 2018, the note had an outstanding principal balance of $0 and $131,336, respectively. Interest expense related to this note for the year ended December 31, 2019 and 2018 was $5,902 and $7,656, respectively. The outstanding principal balance of $132,390 was reclassed to liabilities subject to compromise (note payable- pre-petition). In 2019, the Company entered into a settlement agreement in relation to the Company's Chapter 11 Bankruptcy (as further described in Note 10 of the financial statements) with the note holder where the Company would pay $80,000 over the next 90 days, in four equal installments of $20,000. The entire $80,000 was repaid prior to December 31, 2019. In addition, the Company will provide the third party lender 8,000 shares of common stock in the Company (subject to certain transfer restrictions), in an amount which will have a public trading value within 24 months of at least $85,000. If the value of the stock does not reach $85,000 at the end of 24 months, the shareholders of the Company will provide the third party lender make-up stock to reach the value of $85,000 with a maximum amount of shares to be issued of 17,000 shares. This repayment would constitute as full and final payment of any and all obligations to the lender. On the date of the settlement, the Company recorded a loss on extinguishments in the amount of $34,610.

In June of 2018 and June of 2016, the Company received advances from On Deck Capital in the amounts of $150,000 and $100,000, respectively. The June 2016 note matured in one year from the date of issuance and required 52 weekly payments of $2,346. As of December 31, 2019 and 2018, the balance of this note was $0 and interest expense of $3,981 was recorded during the year ended December 31, 2018. The June 2018 note matured in one year from the date of issuance and required 52 weekly payments of $3,605. As of December 31, 2018, the company made no repayments on this note and has an outstanding principal balance of $150,000. As part of the Chapter 11 Bankruptcy, the outstanding principal balance of $150,000 was reclassed to liabilities subject to compromise (note payable- pre-petition) as further described in Note 10 of the financial statements. Accrued interest on this note as of December 31, 2018 was $17,360 and an additional $20,140 was accrued for based on the proof of claim submitted by the note holder. These amounts were also reclassed to liabilities subject to compromise (accounts payable and accrued expenses- pre-petition) as further described in Note 10 of the financial statements. In 2019, the Company paid $18,750, which was 10% of the allowed proof of claim in the Chapter 11 Bankruptcy of $187,500. In addition, the Company was required to pay $157,500 in a five payments in the amount of $30,000 per year, with an additional $7,500 in year two. The Company recognized a gain on extinguishments of $11,250 in relation to the settlement in the year ended December 31, 2019. As of June 30, 2020 and December 31, 2019, the company had an outstanding balance of $120,000 and $157,500, respectively.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 6 – LOANS PAYABLE (continued)

Minimum obligations under this loan agreement is as follows:

As of June 30,
2021	$30,000
2022	30,000
2023	30,000
2024	30,000
$120,000

In October of 2017, June of 2017, and September of 2016, the Company received advances from LG Funding, LLC in the amounts of $150,971, $150,990, and $125,990, respectively, in exchange for notes in the amounts of $182,679, $187,228, and $156,228, respectively. On the initial date of the note, the Company accounted for the notes at face value less a discount for the difference between the face value and advances received. The discounts were amortized to interest expense in proportion to the repayments over the total amount loaned. For the six months ended June 30, 2020 and 2019, the Company recorded $0 in interest expense in relation to these notes. The Company recognized a gain of $81,000 in 2019 as a result of the Chapter 11 Bankruptcy Case and all remaining outstanding balances were settled in full. There were no outstanding balances on this note as of June 30, 2020 and December 31, 2019.

NOTE 7 – STOCKHOLDERS' EQUITY

Series A Preferred Stock

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of Series A Preferred Stock shall not be entitled to any liquidation preference.

Voting

On any matters presented to the stockholders of the corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote in an amount equal to 200 votes per share. Series A Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

Conversion

The holders of the shares of Series A Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Corporation or of any other person.

Common stock

The holders of our common stock are entitled to the following rights:

Voting

Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 7 – STOCKHOLDERS' EQUITY (continued)

Common stock (continued)

Dividend

Subject to limitations under Delaware law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available.

Liquidation

In the event of the liquidation, dissolution, or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters

The holders of our common stock have no subscription, redemption, or conversion privileges. Our common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Reverse Stock Split

In June of 2020, we effected a 5:1 reverse stock split (the “Reverse Stock Split”) by filing an amendment to the Company’s Amended and Restated Certificate Incorporation with the Delaware Secretary of State. The Reverse Stock Split combined every five shares of Common Stock issued and outstanding immediately prior to effecting the Reverse Stock Split into one share of Common Stock. As a result, the number of issued and outstanding shares of Common Stock was retroactively adjusted in the consolidated financial statements.

2020 Incentive Plan

On March 31, 2020, the Company adopted the Applied UV, Inc. 2020 Omnibus Incentive Plan (the “Plan”) with 600,000 shares of common stock available for issuance under the terms of the Plan. The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company. From time to time, we may issue Incentive Awards pursuant to the Plan. Each of the awards will be evidenced by and issued under a written agreement.

If an incentive award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the Plan. The number of shares subject to the Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

There are 2,913,500 shares available for future grants under the plans.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 7 – STOCKHOLDERS' EQUITY (continued)

2020 Incentive Plan (Continued)

A summary of the Company’s option activity and related information follows:

	Number of Shares	Option Price Per Share	Weighted-Average Exercise Price
Options Outstanding at January 1, 2020	-	$-	$-
Granted	1,500	$5.00	$5.00
Expired	-

Options Outstanding, June 30, 2020	1,500	$5.00	$5.00

Options exercisable, June 30, 2020	375	$5.00	$5.00

Share-based compensation expense for options totaling $711 was recognized in our results for the six-months ended June 30, 2020 based on awards vested.

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the options.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the options.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

As of June 30, 2020, there was $2,815 of total unrecognized compensation expense related to unvested employee options granted under the Company’s share-based compensation plans that is expected to be recognized over a weighted average period of approximately 1 year.

The weighted average fair value of options granted, and the assumptions used in the Black-Scholes model during the year ended June 30, 2020 are set forth in the table below.

2020
Weighted average fair value of options granted	$5.00
Risk-free interest rate	0.31-0.37%
Volatility	41.4-46.7%
Expected life (years)	5.50
Dividend yield	0.00%

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 7 – STOCKHOLDERS' EQUITY (continued)

Common Stock Warrants

A summary of the Company’s warrant activity and related information follows:

	Number of Shares	Option Price Per Share	Weighted-Average Exercise Price
Warrants Outstanding at January 1, 2020	-	$-	$-
Granted	85,000	$5.00	$5.00
Expired	-

Warrants Outstanding, June 30, 2020	85,000	$5.00	$5.00

Warrants exercisable, June 30, 2020	85,000	$5.00	$5.00

Share-based compensation expense for warrants totaling $100,896 was recognized in our results for the six-months ended June 30, 2020 based on awards vested.

The valuation methodology used to determine the fair value of the warrants issued during the year was the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the warrants.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the warrants.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

As of June 30, 2020, there was no unrecognized compensation expense related to unvested warrants granted under the Company’s share-based compensation plans.

The weighted average fair value of warrants granted, and the assumptions used in the Black-Scholes model during the year ended June 30, 2020 are set forth in the table below.

2020
Weighted average fair value of options granted	$5.00
Risk-free interest rate	0.37-0.89%
Volatility	36.5-41.4%
Expected life (years)	2.50
Dividend yield	0.00%

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 8 – RELATED PARTY

In February of 2019, the Company engaged Carmel, Milazzo & Feil LLP (the "Firm") to represent and assist the company with all general corporate legal matters including the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 through the Company's intended initial public offering. Ross Carmel, a board member of Applied UV, is a partner at the firm. The firm will perform services in exchange for three percent of the outstanding shares of the Company's common stock, issued as follows: 1.) One percent due upon execution of the agreement 2.) One percent due up the filing of the Form S-1; and 3.) One percent due upon the SEC declaring the Form S-1 effective. As of June 30, 2020 and December 31, 2019, the company was liable to issue 102,067 shares of common stock to the firm. These shares have previously not been issued and have been recorded as a liability to be settled in stock for an amount of $507,805 as of December 31, 2019, however, the shares were subsequently issued in June of 2020, and the liability has been reclassed to additional paid in capital. Because these legal fees are directly related to the initial public offering, the amount has been capitalized and is included in other assets.

NOTE 9 – LEASING ARRANGEMENTS

The Company adopted ASU 2016-02 prospectively as of January 1, 2019, the date of initial application, and therefore prior comparative periods were not adjusted. As part of the adoption, the Company elected the “package of expedients”, which permits the Company not to reassess under the new standard the Company’s prior conclusions about lease identification and initial direct costs. The Company did not elect the use-of hindsight or the practical expedient pertaining to land easements, the latter not being applicable to the Company. The Company has lease arrangements which are classified as short-term in nature. The Company has elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize Right of Use ("ROU") assets or lease liabilities.

The Company determines whether an arrangement is a lease at inception. The Company has operating leases for office space and office equipment. The Company’s leases have remaining lease terms of one year to seven years, some of which include options to extend the lease term for up to five years. The Company considered these options to extend in determining the lease term used to establish the Company’s right-of use assets and lease liabilities once reasonably certain of exercise. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. The operating lease ROU asset also includes any lease payments made in advance of lease commencement and excludes lease incentives. The lease terms used in the calculations of the operating ROU assets and operating lease liabilities include options to extend or terminate the lease when the Company is reasonably certain that it will exercise those options. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

As the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate of 5% based on the information available at commencement date in determining the present value of lease payments.

Consistent with ASC 842-20-50-4, the Company calculated its total lease cost based solely on its monthly rent obligation. The Company had no cash flows arising from its lease, no finance lease cost, short term lease cost, or variable lease costs. Our lease does not produce any sublease income, or any net gain or loss recognized from sale and leaseback transactions. As a result, the Company did not need to segregate amounts between finance and operating leases for cash paid for amounts included in the measurement of lease liabilities, segregated between operating and financing cash flows; supplemental non-cash information on lease liabilities arising from obtaining right-of-use assets; weighted-average calculations for the remaining lease term; or the weighted-average discount rate.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 9 – LEASING ARRANGEMENTS (Continued)

On February 7, 2014, the Company entered into a lease agreement in Mount Vernon, New York on a month to month basis. The monthly rent under this arrangement from January 1, 2018 through November 30, 2018 was $10,000 per month, from December 2018 through February 2019 was $11,150 per month. The company did not record an ROU asset or corresponding liabiltiy as the lease arrangement was month to month. The Company then amended the lease for a term that commenced on April 1, 2019 and expire on the 31st day of March 2024 at a monthly rate of $13,400. On April 1, 2019 the company recorded an ROU asset and a corresponding lease liability in the amount of $710,075. Rent expense for the six months ended June 30, 2020 and 2019 was $84,000 and $73,500, respectively. As of June 30, 2020 and December 31, 2019, the balance of the ROU asset was $548,804 and $614,522, respectively. The lease can be cancelled by either party with 150 days of written notice.

Schedule maturities of operating lease liabilities outstanding as of June 30, 2020 are as follows:

2021	$160,800
2022	160,800
2023	160,800
2024	120,600
2025	-
Total lease payments	603,000
Less: Imputed Interest	(54,196)
Present value of future minimum lease payments	$548,804

NOTE 10 - COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

Costs and estimated earnings on contracts in progress, net of progress billings, are as follows as of June 30, 2020 and December 31, 2019:

Costs incurred on contracts in progress	$344,967	$240,732
Estimated net earnings thereon	709,436	42,403
Total costs and estimated earnings	1,054,403	283,135

Billings to date	(1,337,538)	(1,232,925)
Net overbilled	$(283,135)	$(949,790)

Contract Assets	$-	$-
Contract Liabilities (Deferred Revenue)	(283,135)	(949,790)
	$(283,135)	$(949,790)

Contract assets represent amounts earned under contracts in progress but not yet billed under the terms of those contracts. These amounts become billable according to the contract terms, which usually consider passage of time, achievement of certain milestones or completion of the project. Substantially all costs and estimated earnings in excess of billings on contracts in progress are expected to be billed and collected in the following year.

Contract liabilities represent billings to customers in excess of costs and earnings on contracts in progress. Substantially all such amounts are expected to be earned in the following year.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 11- SHARE EXCHANGE

On March 26, 2019, March 27, 2019 and July 31, 2019, we and the shareholder of SteriLumen, Inc. and the sole member of Munn Works, LLC, completed the transactions contemplated by three Share Exchange Agreements. Pursuant to the applicable Share Exchange Agreements, SteriLumen, Inc. and Munn Works, LLC transferred to us all assets and liabilities. The shareholders of SteriLumen, Inc. exchanged all of their shares in SteriLumen for 2,000 preferred and 2,001,252 common shares of Applied UV, Inc. The sole member of Munn Works, LLC exchanged all of its membership interest in Munn Works, LLC for 3,000,000 common shares of Applied UV, Inc. As the Share Exchanges were transactions between entities that are under common control, accounting rules require that our Consolidated Financial Statements include the results of the Transferred Businesses for all periods presented, including periods prior to the completion of the Share Exchanges.

NOTE 12- LEGAL

APF Management filed and served a complaint in 2013 New York state court against Munn Works, LLC, Max Munn and various other parties seeking recovery of damages and was awarded various damages on behalf of APF.

On June 25, 2018, Munn Works, LLC. entered Chapter 11 bankruptcy in order to facilitate an appeal and a resolution to this matter. As part of the Chapter 11 bankruptcy, APF management filed a claim in the amount of $1,474,505. All of the parties agreed to resolve the disputes whereby, APF would receive $400,000 payable by the Company. The amount was settled and paid in full in 2019.

Administration of Chapter 11 Case

In June of 2018, Munn Works, LLC received Bankruptcy court approval of certain "first-day" motions, which preserved the Company's ability to continue operations without interruption in Chapter 11. As part of the "first-day" motions, the Company received approval to pay or otherwise honor certain pre-petition obligations generally designed to support the Company's operations. Additionally, the Bankruptcy Court confirmed the Company's authority to pay for goods and services received post-petition in the ordinary course of business.

As part of the chapter 11 case, the Company has retained, pursuant to Bankruptcy Court authorization, legal and other professionals to advise the Company in connection with the administration of its chapter 11 case and its litigation with APF management, and certain other professionals to provide services and advice in the ordinary course business. As a result of the chapter 11 filing, the payment of pre-petition liabilities is generally subject to compromise pursuant to a plan of reorganization. Generally, under the Bankruptcy Code, actions to enforce or otherwise effect payment of pre-bankruptcy filing liabilities are stayed. Although payment of pre-petition claims generally is not permitted, the Bankruptcy Court granted the Company authority to pay certain pre-petition claims in designated categories and subject to certain terms and conditions. Among other things, the Bankruptcy Court has authorized the Company to pay certain pre-petition claims relating to employees and critical vendors.

On June 25, 2018. the Company filed schedules of assets and liabilities and statement of financial affairs (the "Schedules") with the Bankruptcy Court. The Bankruptcy Court has entered an order setting October 26, 2018 as the deadline for filing proofs of claim (the "Bar Date"). The Bar Date is the date by which claims against the Company relating to the period prior to the commencement of the Company's chapter 11 case must be filed if such claims are not listed in liquidated, non-contingent and undisputed amounts in the Schedules, or if the claimant disagrees with the amount, characterization or classification of its claim as reflected in the Schedules. Claims that are subject to the Bar Date and which are not filed on or prior to the Bar Date, may be barred from participating in any distribution that may be made under a plan of reorganization in the Company's chapter 11 case.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 12- LEGAL (continued)

The Company applied Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 852, Reorganizations, which is applicable to companies under bankruptcy protection, and requires amendments to the presentation of key financial statement line items. It requires that the financial statements for periods subsequent to the chapter 11 filing distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the consolidated statements of operations. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be subject to a plan of reorganization must be reported at the amounts expected to be allowed in the Company's chapter 11 case, even if they may be settled for lesser amounts as a result of the plan of reorganization or negotiations with creditors. In addition, cash used by reorganization items are disclosed separately in the consolidated statements of cash flow.

Liabilities Subject to Compromise

Pre-petition liabilities that are subject to compromise are required to be reported at the amounts expected to be allowed in the Company's chapter 11 case, even if they may be settled for lesser amounts. The amounts classified as Liabilities Subject to Compromise as of December 31, 2018 may be subject to future adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the value of any collateral securing such claims, or other events. The Company cannot reasonably estimate the value of the claims that will ultimately be allowed in its chapter 11 case until its evaluation, investigation and reconciliation of all filed claims has been completed. The amount of liabilities subject to compromise represents the Company's estimate, where an estimate is determinable, of known or potential pre-petition claims to be addressed in connection with its chapter 11 case. Such liabilities are reported at the Company's current estimate, where an estimate is determinable, of the allowed claim amount, even though they may be settled for lesser amounts. These claims remain subject to future adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the value of any collateral securing such claims, or other events.

As of December 31, 2018, Liabilities subject to Compromise consist of the following (note: all liabilities were settled in 2019, therefore no balances remain as of December 31, 2019):

2018
Accounts payable and accrued expenses- pre-petition	$492,014
Notes payable- pre-petition	370,390
Expectation damages accrual- APF Management	1,474,505
Total	$2,336,909

Pursuant to Bankruptcy Court Order dated May 31, 2019, the Debtor’s Second Amended Chapter 11 Plan dated April 29, 2019 (the “Plan”) was approved and confirmed. The Plan provided treatment for five (5) classes of claims, with the general unsecured claims composing Class 4 Claimants. Under the Plan, Class 4 Claimants, would receive 10% of their Allowed Claim on the Effective Date. As a result of the bankruptcy claim, APF received and settled for $400,000 where a gain on settlement of $1,074,505 was recorded. As described in Note 6 of the financial statements, the Company recorded a total net gain from settlement of debt in the amount of $57,640. Other various pre-petition creditors received and settled for a total of $103,761, resulting in a gain on settlement in the amount of $388,253. The entire amount was escrowed on or before May 23, 2019 and paid within 15 days of the effective date of the stipulation. As a result of the transaction, the Company recorded a total gain on settlement of $1,520,398.

Applied UV, Inc. and Subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2020

(Unaudited)

NOTE 13 - SEGMENT REPORTING

FASB Codification Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. The Company has two reportable segments: the design, manufacture, assembly and distribution of automated disinfecting mirror systems for use in hospitals and other healthcare facilities (disinfectant mirror segment) and the manufacture of fine mirrors specifically for the hospitality industry (hospitality segment). The segments are determined based on several factors, including the nature of products and services, the nature of production processes, customer base, delivery channels and similar economic characteristics.

An operating segment’s performance is evaluated based on its pre-tax operating contribution, or segment income. Segment income is defined as net sales less cost of sales, and segment selling, general and administrative expenses, and does not include amortization of intangibles, stock-based compensation, other charges (income), net and interest and other, net.

All net sales, cost of goods sold, and other income (expense) was generated or incurred from the hospitality segment of our business. For the six months ended June 30, 2020 and 2019, the hospitality segment of our business incurred $762,761 and $614,243, respectively, of selling, general and administrative expenses. For the six months ended June 30, 2020 and 2019, the disinfectant mirror segment of our business incurred $52,114 and $22,823, respectively, of selling, general and administrative expenses.

As of June 30, 2020 and December 31, 2019 assets from the hospitality segment of our business amounted to $4,408,154 and $4,706,535, respectively. As of June 30, 2020 and December 31, 2019, total assets from the disinfectant mirror segment of our business amounted to $52,337 and $62,852, respectively.

As of June 30, 2020 and December 31, 2019, total liabilities from the hospitality segment of our business amounted to $2,758,728 and $3,347,120, respectively. As of June 30, 2020 and December 31, 2019, total liabilities from the disinfectant mirror segment of our business amounted to $26,700 and $37,477, respectively.

NOTE 14 - PAYROLL PROTECTION PLAN LOAN

On April 3, 2020, the Company submitted a Paycheck Protection Program application to Chase Bank for a loan amount equal to $296,827. The amount was approved and the Company has received the funds. The amount will be used to cover payroll costs, rent, and utilities. Employee and compensation levels are expected to be maintained, however, it is not certain at this time whether or not the loan will be forgiven.

NOTE 15 - SUBSEQUENT EVENT

Management has evaluated subsequent events through July 31, 2020, the date the financial statements were available to be issued. As a result of the spread of the COVID-19 Coronavirus and the resulting stay-at-home orders issued by the state and local municipalities in which the Company operates, the Company is experiencing reduced sales. The duration of the reduction in sales may be only temporary. However, the related financial impact and duration cannot be reasonably estimated at this time.

Through and including , 2020, (the 25th day after the date of this prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

1,000,000 Shares

Applied UV, Inc.

PROSPECTUS

N E T W O R K 1 F I N A N C I A L

S E C U R I T I E S, I N C.

                , 2020

 66

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA filing.

Amount
Securities and Exchange Commission registration fee	$800
FINRA filing fee	1,438
NASDAQ listing fee	75,000
Accountants’ fees and expenses	133,000
Legal fees and expenses	60,000
Printing and engraving expenses	15,000
Miscellaneous	4,762
Total expenses	$290,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a Company to eliminate the personal liability of directors of a Company to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of his acting as a director or officer of the Company or any of its subsidiaries (and the Company, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company in any other capacity for or on behalf of the Company) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Company shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

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If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.*

Set forth below is information regarding shares of common stock issued by us since the Company’s inception on February 26, 2019.

(a) Issuance of Capital Stock.

On March 26, 2019 the Company issued 201,252 shares to accredited investors in exchange for 100% of the issued and outstanding common stock of SteriLumen, Inc.

On March 27, 2019 the Company issued 1,800,000 shares of common stock and 2,000 shares of Series A Preferred Stock to an accredited investor in exchange for 100% of the issued and outstanding Series A preferred stock of SteriLumen, Inc.

On July 1, 2019, the Company issued 3,000,000 shares of common stock to an accredited investor in exchange for all 100% of the equity interest in Munn Works, LLC.

On May 12, 2020, the Company issued 50,518 shares of common stock to Carmel, Milazzo & Feil LLP as part of compensation for legal services.

On June 10, 2020, the Company issued 51,548 shares of common stock to Carmel, Milazzo & Feil LLP as part of compensation for legal services.

On July 1, 2020, the Company issued 127,583 shares of restricted common stock to executive officers of the Company pursuant to employment agreements. Their shares will vest over an 18 month period.

Only July 9, 2020, the Company issued 10,000 shares of restricted common stock to each to four newly elected directors. In each case, the shares will evenly vest on an annual basis over a period of four (4) years, with the first vesting to occur on January 1, 2021.

On July 9, 2020, the Company issued 37,500 shares of restricted common stock to its non-employee directors, which vest on January 1, 2021.

On July 9, 2020, the Company issued 10,000 shares of restricted common stock to the Chairman of the Board. The shares will vest on January 1, 2021.

On July 9, 2020, Company issued 5,000 shares of restricted common stock to each of the Chairman of the Audit Committee and the Chairman the Compensation Committee. The shares will vest on January 1, 2021.

The issuance of the capital stock listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

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(b) Warrants.

On April 1, 2020, the Company issued to Max Munn a warrant to purchase 80,000 shares of the Company’s common stock at a per share exercise price equal to $5.00 and the per share market value of the Company’s common stock on March 31, 2020.

July 1, 2020, the Company issued two warrants to purchase 5,000 shares in aggregate, each at a $5.00 per share exercise price.

The issuance of the warrants listed above were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(c) Option Grants.

On April 1, 2020, the Company issued 2,000 options (of which 1,250 have been cancelled) to its Board of Directors at an exercise price equal to the greater of $2.50 per share and the per share market value of the Company’s common stock on the date of the grant. The options are subject to equal quarterly vesting over a one-year period. On July 1, 2020 we issued an additional 1,000 options to certain Board members. To date 375 of these options have vested. On July 9, 2020, the Board cancelled any further issuance of these quarterly options.

On July 9, 2020, the Company issued options to purchase in aggregate 10,000 shares of restricted Common Stock to the members of the MAB that vest quarterly over a period of one year at an exercise price of $5.00 per share. None of the options are vested.

The option described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipients of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(d) Issuance of Notes.

The Company has not issued any notes.

* All common stock share numbers have been adjusted to reflect a 1 for 5 reverse stock split effected by the Company on June 17, 2020.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 31, 2020.

APPLIED UV, INC.

By:	/s/ Keyoumars Saeed
Keyoumars Saeed
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Keyoumars Saeed	Chief Executive Officer and Director	July 31, 2020
Keyoumars Saeed	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Max Munn	President and Director	July 31, 2020
Max Munn

/s/ Joseph N. Himy	Interim Chief Financial Officer	July 31, 2020
Joseph N. Himy	(principal Financial and Accounting Officer)

/s/ Joel Kanter	Chairman of the Board	July 31, 2020
Joel Kantar

/s/ Dr. Eugen Bauer	Director	July 31, 2020
Dr. Eugene Bauer

/s/ Dr. Alastair Clemow	Director	July 31, 2020
Dr. Alastair Clemow

/s/ Dr. Dallas Hack	Director	July 31, 2020
Dr. Dallas Hack

/s/ Eugene Burleson	Director	July 31, 2020
Eugene Burleson

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EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of the Registrant.

3.2**	Amended and Restated Certificate of Incorporation of the Registrant.

3.3**	Bylaws of The Registrant.

3.4**	Certificate of Designation, Preferences and Rights of Series A Preferred Stock.

3.5**	Certificate of Amendment of Certificate of Incorporation filed on June 17, 2020.

3.6**	Certificate of Amendment of Certificate of Incorporation filed on June 23, 2020.

3.7**	Certificate of Amendment of Certificate of Incorporation filed July 14, 2020.

4.1*	Form of Underwriter Warrant.

5.1*	Opinion of Counsel to Registrant.

10.1**	Exchange Agreement, dated March 26, 2019 among the Registrant, SteriLumen, Inc. and each of the stockholders of SteriLumen, Inc.

10.2**	Exchange Agreement, dated March 27, 2019 among the Registrant, SteriLumen, Inc. and Laurie Munn.

10.3**	Exchange Agreement, dated July 1, 2019 among the Registrant, Munn Works, LLC and Laurie Munn.

10.4**	Warrant, dated April 1, 2020 issued to Max Munn.

10.5**	the Registrant’s 2020 Omnibus Incentive Plan.

10.6**	Form of Option Agreement and Grant issued under February 18, 2020 Board Approval.

10.7**	Agreement, dated April 20, 2020 between Icahn School of Medicine at Mount Sinai and SteriLumen, Inc

10.8**	Employment Agreement dated June 30, 2020 between the Registrant and Keyoumars Saeed.

10.9**	Employment Agreement dated June 30, 2020 between the Registrant and James L. Doyle III.

10.10**	Common Stock Purchase Warrant, dated July 1, 2020.

10.11**	Common Stock Purchase Warrant, dated July 1, 2020.

10.12**	Form of Option issued to Medical Advisory Board members.

10.13**	CFO Consulting Agreement dated July 15, 2020 between the Registrant and Joseph Himy.

21.1**	List of Subsidiaries of the Registrant.

23.1**	Consent of Adeptus Partners LLC, dated July 14, 2020.

23.2*	Consent of Counsel to Registrant (included in Exhibit 5.1).

23.3**	Consent of ResInnova Laboratories, dated June 15, 2020.

24.1**	Power of Attorney.

99.1**	Letter from the U.S. Food & Drug Administration, dated December 19, 2019.

99.2**	Report of ResInnova Laboratories, dated September 8, 2017.

99.3**	Report of ResInnova Laboratories, dated May 8, 2020 which updates their Report dated September 8, 2017.

99.4**	Letters from ResInnova Laboratories, dated May 11, 2020 and June 8, 2020.

99.5**	Report of ResInnova Laboratories, dated June 30, 2020.

*To be filed by an amendment to this registration statement.

** Previously filed.